Exhibit 99.1

LOAN AGREEMENT

Dated as of May 11, 2006

between

COLONY RESORTS LVH ACQUISITIONS, LLC

as Borrower,

and

GOLDMAN SACHS COMMERCIAL MORTGAGE CAPITAL, L.P.

as Lender

Secured by:

The Las Vegas Hilton

Las Vegas, Nevada

i

SCHEDULES
Schedule A	-	Legal Description of Property
Schedule B	-	Initial Loan Account
Schedule C	-	Material Agreements
Schedule D	-	REAs
Schedule E	-	Renovation Work
Schedule F	-	Environmental Insurance
Schedule G	-	Development Parcels
Schedule 1.3	-	Required Repairs
Schedule 4.1.8	-	Schedule of Borrower’s Organizational Information
Schedule 4.1.24	-	Schedule of Engineering Reports and Environmental Reports
Schedule 4.1.31	-	Breaches of Material Agreements and Property Management Agreements
Schedule 4.1.33	-	Schedule of Occupancy Reports, Delinquency Reports, Tenant Security Deposits and Letters of Credit and Tenant Arrearages
Schedule 4.1.43	-	Schedule of Sharing Agreements
Schedule 4.1.44	-	Schedule of Collective Bargaining Agreements
Schedule 4.1.45	-	Schedule of Liquor Licenses
Schedule 4.1.47	-	Corporate Structure
Schedule 4.1.50	-	Schedule of Gaming License
Schedule 6.1.1.1	-	Shared Costs Allocation Methodology License
Schedule 6.1.1.2	-	Form of Second Amended and Restated Joint Services Agreement
Schedule 6.1.9	-	Affiliate Transactions

EXHIBITS

Exhibit A	-	Interest Rate Cap Form
Exhibit B	-	Form of Request for Advance
Exhibit C	-	Disbursement Request
Exhibit D	-	Form of Opinion for Interest Rate Cap Agreement

LOAN AGREEMENT, dated as of May 11, 2006 (as amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), between COLONY RESORTS LVH ACQUISITIONS, LLC, a Nevada limited liability company, having an address at 3000 Paradise Road, Las Vegas, Nevada 89109, as borrower, and GOLDMAN SACHS COMMERCIAL MORTGAGE CAPITAL, L.P., a Delaware limited partnership, having an address at 600 East Las Colinas Boulevard, Suite 450, Irving, Texas 75039, as lender.

All capitalized terms used herein shall have the respective meanings set forth in Section 1.1 hereof.

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan from Lender and secure the same by, among other things, Borrower’s interest in the real property identified on Schedule A hereto;

WHEREAS, Lender is willing to make the Loan to the Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents;

NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereby covenant, agree, represent and warrant as follows:

ARTICLE I

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions

For all purposes of this Agreement, except as otherwise expressly provided herein:

“Acceleration Prepayment Premium” shall mean an amount equal to 5.0% of the Principal Indebtedness, to be paid in accordance with Section 2.4.3 hereof.

“Acceptable Counterparty” shall mean a Counterparty, (a) that either has the long-term unsecured debt or counterparty rating of at least “A+” by Standard & Poor’s (or the equivalent) or a short-term unsecured debt rating of at least “A-1” by Standard & Poor’s (or the equivalent), and (b) a long-term unsecured debt rating of at least “Aa3” by Moody’s.

“Acceptable Property Management Agreement” shall mean a new or amended Property Management Agreement with the Property Manager, which agreement shall be subject to review and approval by Lender in its reasonable discretion and, if required in accordance with applicable law, the Nevada Gaming Commission.

“Acceptable Property Manager” shall mean the Borrower and any other property managers and brands approved by Lender in its reasonable discretion and, if required in accordance with applicable law, the Nevada Gaming Commission.

“Account Collateral” means, collectively, the Collateral Accounts and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities.

“Affiliate” shall mean a Person or Persons directly or indirectly, through one or more intermediaries, Controlling, Controlled by or under common Control with the Person or Persons in question.

“Agreement with Licensor” shall mean that certain Conditional Assignment and Subordination of License Agreement entered into as of the Closing Date by Hilton Inns, Inc., Lender and Borrower.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Allocated Loan Amount” shall mean the following, with respect to the various Release Parcels:

Penthouse Unit 1:	$5,000,000.00
Penthouse Unit 2:	$5,000,000.00
Penthouse Unit 3:	$5,000,000.00
Development Parcel 1:	$3,000,000.00
Development Parcel 2:	$35,000,000.00
Development Parcel 3:	$20,000,000.00.

“Alteration” shall mean any demolition, alteration, installation, improvement or decoration of or to the Property or any part thereof or the Improvements (including FF&E) thereon (other than any of the foregoing that (i) is contemplated to be done by the Plans and Specifications or (ii) is paid for out of the Reserve Account described in Section 9.2.1(c)).

“Annual Budget” shall mean the annual operating and capital budget for the Property for any Fiscal Year setting forth, in reasonable detail, the Borrower’s good faith estimates of (i) all Operating Income, (ii) all Operating Expenses, (iii) Management Fees and License Fees, and (iv) Capital Expenditures.

“Applicable Interest Rate” shall have the meaning set forth in Section 2.2.2(a) hereof.

“Appraisal” means as applicable, (X) an as-is MAI appraisal of the Property, prepared not more than ninety (90) days (or such longer period as shall be reasonably acceptable to Lender) prior to the Closing Date by HVS International, which appraisal shall meet the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA); and (Y) upon request of Lender, an as-is MAI appraisal of the Property following substantial completion of the Renovation Work, by (a) HVS International or (b) by another member of the American Institute of Real Estate Appraisers selected by Lender (or, if such appraiser is selected by Borrower, such appraiser shall be acceptable to Lender and shall have at least ten (10) years’ experience in evaluating and appraising properties similar in type and geographic location as the Property), which appraisal shall meet the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of FIRREA.

“Approved Banks” shall mean banks or other financial institutions which have (a) a minimum net worth of $500,000,000 or (b) total assets of not less than $5,000,000,000.

“Architect” shall mean an Independent Architect engaged by Borrower in connection the Renovation Work (or any Subphase thereof), which architect shall be approved by Lender in its reasonable discretion.

“Architect Contract” shall mean the contract between the Architect and Borrower in connection with the Renovation Work (or any Subphase thereof).

“Assignment of Agreements” shall mean a first priority Assignment of Agreements, Licenses, Permits and Contracts dated as of the Closing Date, from the Borrower, as assignor, to the Lender, as assignee, assigning to the Lender as security for the Loan, to the extent assignable under law, all of Borrower’s interest in and to the Operating Agreements, Material Agreements, and all other licenses, permits and contracts necessary or desirable for the use and operation of the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time pursuant to the provisions thereof or of the other Loan Documents, in each case to the extent legally assignable.

“Assignment of Interest Rate Agreement” shall have the meaning given such term in Section 2.7(c).

“Assignment of Leases” shall mean an Assignment of Leases, Rents and Revenues, dated as of the Closing Date, from the Borrower, as assignor, to the Lender, as assignee, together with any amendments thereto pursuant to the provisions thereof, assigning all the Leases and Rents with respect to the Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy” as the same may be amended, modified, succeeded or replaced, from time to time.

“Basic Carrying Costs” shall mean the sum of the following costs associated with the Property: Taxes, Other Charges and Insurance Premiums.

“Beneficial” when used in the context of beneficial ownership has the analogous meaning to that specified in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

“Borrower” shall mean Colony Resorts LVH Acquisitions, LLC, a Nevada limited liability company.

“Borrower Hotel Account” shall have the meaning set forth in Section 9.1.1 of this Agreement.

“Breakage Costs” means, with respect to the prepayment of any principal amount of the Loan (other than a voluntary prepayment following the requisite prior notice which is made pursuant to Section 2.4.2 hereof), an amount equal to the aggregate of (i) the excess, if any, of (A) the amount of interest that otherwise would have accrued on the principal amount of the Loan so prepaid for the period from the date of such prepayment through and including the last day of the then current Interest Accrual Period (or, in the case of a prepayment on a Payment Date without the required notice, the period from and including the first day of the immediately succeeding Interest Accrual Period through and including the final day of such Interest Accrual Period) at the rate of interest which would have been applicable herein over (B) the amount of interest that otherwise would have accrued on such principal amount for the applicable period at a rate per annum equal to LIBOR measured two Business Days prior to such prepayment; plus (ii) any and all other losses, costs, fees and expenses of Lender (including, without limitation, any early termination or upfront payments, brokerage commissions and other transaction costs) incurred or sustained, directly or indirectly, as a result of such prepayment of the Loan.

“Business Day” means any day other than (i) a Saturday and a Sunday and (ii) a day on which federally insured depository institutions in the State of New York or the state in which the offices of Lender, or any master servicer, special servicer or trustee in connection with a Securitization are located are authorized or obligated by law, governmental decree or executive order to be closed. When used with respect to an Interest Determination Date, “Business Day” shall mean a day on which banks are open for dealing in foreign currency and exchange in London and New York City.

“Capital Expenditures” means the hard and soft costs incurred by the Borrower with respect to replacements and capital repairs made to the Property including, without limitation, repairs to, and replacements of, the structural components, roofs, building systems, parking garages and parking lots (but excluding additions to, and replacements of, FF&E) that are permitted to be done and actually are directed to be done pursuant to items specifically provided for in a budget or schedule with respect to the Property approved by the Lender.

“Cash” shall mean coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.

“Cash and Cash Equivalents” shall mean (i) Cash, (ii) U.S. Government Securities, (iii) interest bearing or discounted obligations of federal agencies and government sponsored entities or pools of such instruments offered by Approved Banks and dealers, including, without limitation, Federal Home Loan Mortgage Corporation participation sale certificates, Government National Mortgage Association modified pass through certificates, Federal National Mortgage Association bonds and notes, and Federal Farm Credit System securities (provided all of the obligations described in this clause (iii) shall have a long term unsecured debt rating of “AAA” by the Rating Agencies or backed by the full faith and credit of the United States government for full and timely payment), (iv) time deposits, domestic and Eurodollar certificates of deposit, bankers acceptances or commercial paper rated at least A-1+ (or its equivalent) by the Rating Agencies, and/or guaranteed by an entity having a long term rating at least equal to the Required Rating, (v) floating rate notes and other money market instruments each issued by Approved Banks having a minimum long term senior unsecured debt rating from each of the Rating Agencies at least equivalent to the Required Rating, (vi) obligations issued by state and local governments or their agencies, carrying a rating at least equal to the Required Rating and/or guaranteed by an irrevocable letter of credit of an Approved Bank having a long term senior unsecured debt rating of at least AA- from each of the Rating Agencies (provided that if the scheduled maturity of any such obligation is more than six (6) months after the date of purchase by Borrower or Lender and such obligation is guaranteed by a letter of credit, the letter of credit guaranteeing such obligation must be issued by an Approved Bank having a long term senior unsecured debt rating of at least AA- from each of the Rating Agencies), (vii) repurchase agreements with major banks and primary government securities dealers fully secured by U.S. government or agency collateral with a value equal to or exceeding the principal amount on a daily basis and held in safekeeping (provided that at the time of purchase the counterparty to such repurchase agreement must have a long-term senior unsecured debt rating at least equal to the Required Rating), and (viii) investments in money market funds and money market mutual funds all the assets of which are comprised of investments described in clauses (i) through (vii) above, and (ix) any other investment which the Rating Agencies confirm in writing will not in and of itself result in a downgrading or withdrawal of any of the ratings then assigned to any Certificates. Except as otherwise provided in this definition, Cash and Cash Equivalents shall not include any investments commonly known as “derivatives”, any investments requiring a payment above par for an obligation, and under no circumstances shall Cash and Cash Equivalents include interest-only strips. Any investment in Cash and Cash Equivalents shall have a maturity date not later than one Business Day prior to the date that the proceeds therefrom are required hereunder.

“Casino Revenues” means “gross revenue” as that term is defined in NRS 463.0161.

“Casino Shortfalls” means the amount by which the amount required, in Borrower’s commercially reasonable business judgment, to be held by Borrower for gaming operations at the Property (including, all amounts required to be held by applicable law), exceeds the Casino Working Capital and Operations Amount.

“Casino Working Capital and Operations Amount” means the amount held from time to time by Borrower in reserve, to the extent required in Borrower’s commercially reasonable business judgment, for the gaming operations at the Property (including, all amounts required to be held by applicable law).

“Casualty” means a fire, explosion, flood, collapse, earthquake or other casualty affecting the Property.

“Certificates” shall have the meaning specified in the Cooperation Agreement.

“Change of Control” means (a) the failure of Borrower to be controlled by Nicholas Ribis, Thomas Barrack, or an Affiliate of either Colony Investors VI, L.P. or Whitehall, or (b) the failure of Colony Investors VI, L.P. to maintain an equity investment (not including accrued dividends or other distributions) in Borrower of not less than $30,000,000, on an unencumbered basis (excluding any covenants not to pledge or encumber such interests), or the failure of 51% or more of the ownership interests in Borrower to be held by Colony Investors VI, L.P., Whitehall and/or their respective Affiliates, directly or indirectly, on an unencumbered basis (excluding any covenants not to pledge or encumber such interests). For purposes of this definition, “control” shall mean the responsibility to make all material decisions with respect to the operation, management, financing, and disposition of the Property (other than any portion of the Property that has been released pursuant to Section 2.5.3 hereof), subject, in certain cases, to veto rights of other equityholders.

“Closing Date” shall mean the date of the funding of the Fixed Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means all assets owned from time to time by Borrower, including the Property, the Rents and all other tangible and intangible property in respect of which Lender is granted a Lien under the Loan Documents, and all proceeds thereof.

“Collateral Accounts” means, collectively, the Rent Account, the Deposit Account, the Reserve Accounts and any other escrow or account established under the Loan Documents, including, without limitation, the Renovation Advance Escrow.

“Component Balance” has the meaning set forth in Section 2.3.8.

“Component Spread” has the meaning set forth in Section 2.3.8.

“Componentization Notice” has the meaning set forth in Section 2.3.8.

“Condemnation” shall mean a taking or voluntary conveyance during the term hereof of all or any part of the Property or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority, whether or not the same shall have actually been commenced.

“Condominium Documents” shall have the meaning set forth in Section 7.3 hereof.

“Construction Consultant” shall mean RBF Consulting, and/or such other consultants as Lender may engage for services in connection with the Renovation Work on Lender’s behalf, and to advise and render reports to Lender concerning the same.

“Construction Contracts” shall mean the Architects Contract, the General Construction Contract, the Major Subcontracts, and the Other Subcontracts.

“Control” shall mean, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, fifty one percent (51%) or more of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Cooperation Agreement” shall mean that certain Mortgage Loan Cooperation Agreement, dated as of the Closing Date, among Borrower, Guarantor and Lender.

“Counterparty” shall mean the counterparty to the Interest Rate Cap Agreement and any counterparty under a Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement and, if applicable, any credit support provider identified in the Interest Rate Cap Agreement, Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement.

“CPI” shall mean the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York Metropolitan Statistical Area, All Items (1982-84 = 100), or any successor index thereto, approximately adjusted, and in the event that the Consumer Price Index is converted to a different standard reference base or otherwise revised, the determination of adjustments provided for herein shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice-Hall, Inc., or any other nationally recognized publisher of similar statistical information; and if the Consumer Price Index ceases to be published, and there is no successor thereto (i) such other index as Lender and Borrowers shall agree upon in writing or (ii) if Lender and Borrowers cannot agree on a substitute index, such other index, as reasonably selected by Lender.

“Credit Line” shall have the meaning set forth in the definition of “Permitted Indebtedness” set forth below.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, the Note, together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan (including the Exit Fee and any Breakage Costs), and any sums due under the Note, this Agreement, the Mortgage or in any other Loan Document.

“Debt Securities” shall mean debt obligations, other than U.S. Government Securities, of any Person, whether evidenced by bonds, notes, debentures, certificates, book entry deposits, certificates of deposit, commercial paper, bankers acceptances, reinvestment letters, funding agreements or other instruments, which (i) are not subject to prepayment or redemption prior to maturity and (ii) are rated not less than the then Required Rating; or any combination of the foregoing. Any Debt Securities delivered to Lender as collateral for an obligation shall mature not less than one (1) Business Day prior to the due date of such obligation.

“Debt Service” shall mean, with respect to any specified date or a particular period of time, interest payments under the Note due as of such date or payable with respect to or during such period (including the last day thereof), as applicable and repayment in full of the principal balance of the Note at the maturity of the Loan or upon the earlier acceleration of the Loan.

“Debt Service Reserve Account” shall have the meaning set forth in Section 9.2.1(a).

“Debt Yield” shall mean the percentage obtained by dividing Net Operating Income by Two Hundred Fifty Million Dollars ($250,000,000.00). For purposes of calculating Debt Yield during the first twelve months of the term of the Loan, Operating Expenses shall include the Monthly FF&E Reserve Amount notwithstanding the fact that such amounts are not required to be deposited into the FF&E Reserve Account during such twelve month period.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Interest” shall mean the excess of interest payable at the Default Rate over interest payable at the Applicable Interest Rate.

“Default Rate” shall mean a rate per annum equal to 500 basis points in excess of the Applicable Interest Rate (but shall in no event be less than the Prime Rate from time to time).

“Deficiency” shall have the meaning set forth in Section 2.8.10 hereof.

“Deposit Account” shall have the meaning given such term in Section 9.1.2 hereof.

“Deposit Account Agreement” shall mean the Deposit Account Agreement dated as of the date hereof among the Borrower, the Lender, and the Depositary Bank, for the Deposit Account, as same may be amended, restated or otherwise modified from time to time.

“Depositary Bank” shall mean the depositary bank under the Deposit Account Agreement.

“Development Parcel 1” shall mean that parcel of land described as Parcel 1 on the drawing attached hereto as Schedule G and consisting of approximately 2.0 acres.

“Development Parcel 2” shall mean that parcel of land described as Parcel 2 on the drawing attached hereto as Schedule G and consisting of approximately 10 acres.

“Development Parcel 3” shall mean that parcel of land described as Parcel 3 on the drawing attached hereto as Schedule G and consisting of approximately 6.38 acres.

“Development Parcels” shall mean collectively, Development Parcel 1, Development Parcel 2 and Development Parcel 3 to the extent owned by Borrower.

“Direct Construction Costs” shall have the meaning set forth in Section 2.8.2 hereof.

“Disclosure Document” shall have the meaning set forth in the Cooperation Agreement.

“Downgrade” shall have the meaning as set forth in Section 2.7(b) hereof.

“EBITDA” means, for any specified period, the excess of Operating Income for such period over Operating Expenses for such period; it being agreed that for purposes of this definition Operating Expenses shall not include any reserve payments.

“Eligible Account” shall mean (A)(i) an account maintained with a federal or state chartered depository institution or trust company which complies with the definition of Eligible Institution, or (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations Section 9.10(b) which, in either case, has corporate trust powers, acting in its fiduciary capacity and (B) whose deposits are insured by the FDIC.

“Eligible Collateral” shall mean U.S. Government Securities, Debt Securities, Qualified Letter of Credit or Cash and Cash Equivalents, or any combination thereof.

“Eligible Institution” shall mean an institution whose (i) commercial paper, short term debt obligations or other short term deposits are rated at least “A-1” or the equivalent by each of the Rating Agencies, if the deposits are to be held in the account for thirty (30) days or less, or (ii) long term senior unsecured debt obligations are rated at least “A+” or the equivalent by each of the Rating Agencies, if the deposits are to be held in the account for more than thirty (30) days.

“Employee Benefit Plan” shall mean any employee pension benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3 of Title I of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Engineering Report” means the structural engineering report or reports with respect to the Property prepared by an engineer reasonably approved by Lender, and delivered to Lender in connection with the Loan, and any amendments or supplements thereto delivered to Lender.

“Environmental Auditor” means an environmental auditor reasonably approved by Lender.

“Environmental Claim” means any written notice, claim, proceeding, investigation, demand or other communication by any Person or Governmental Authority alleging or asserting liability with respect to the Borrower or the Property arising out of, based on or resulting from (i) the presence, use or Release of any Hazardous Substance, (ii) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any Environmental Law, or (iii) any alleged injury or threat of injury to property, health or safety or to the environment caused by Hazardous Substances.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the Closing Date, executed by Borrower in connection with the Loan for the benefit of Lender.

“Environmental Laws” means any and all present and future federal, state or local laws, statutes, ordinances or regulations, any judicial or administrative orders, decrees or judgments thereunder, and any permits, approvals, licenses, registrations, filings and authorizations, in each case as now or hereafter in effect, relating to the pollution, protection or cleanup of the environment, the impact of Hazardous Substances on property, health or safety, or the use or Release of Hazardous Substances.

“Environmental Reports” means a “Phase I Environmental Site Assessment” as referred to in the ASTM Standards on Environmental Site Assessments for Commercial Real Estate, E 1527-94 (and, if necessary, a “Phase II Environmental Site Assessment”), prepared by an Environmental Auditor and delivered to Lender and any amendments or supplements thereto delivered to Lender, and shall also include any other environmental reports delivered to Lender pursuant to this Agreement and the Environmental Indemnity.

“Equipment” shall have the meaning set forth in the Mortgage.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” at any time, means each trade or business (whether or not incorporated) that would, at the time, be treated together with Borrower as a single employer under Title IV or Section 302 of ERISA or Section 412 of the Code.

“Event of Default” shall have the meaning set forth in Section 10.1 hereof.

“Excess Cash Flow” shall mean an amount measured for each calendar month, starting with April, 2006, equal to the amount of gross cash revenues received in such calendar month by way of Rents minus (i) operating expenses for the Property actually paid or accrued in such calendar month pursuant to the Annual Budget with any required contingencies and variances to the line items set forth in the approved Annual Budget for such calendar month (but not in excess of 5% in the aggregate of the amount set forth in the Annual Budget for such calendar month), or as otherwise approved by Lender in its reasonable discretion, (ii) in addition to those operating expenses described in subdivision (i) above, such operating expenses as are actually paid or incurred during such calendar month, provided that, after giving effect to such additional expenditures, actual EBITDA for the year to date through the end of such calendar month is not less than EBITDA for the year to date through the end of such calendar month set forth in the Annual Budget, (iii) Capital Expenditures and capital expenditures relating to FF&E actually paid in such calendar month pursuant to the Annual Budget (to the extent amounts are not otherwise available therefore in the FF&E Reserve Account) or as otherwise approved by Lender in its reasonable discretion and (iv) to the extent not included within subdivisions (i) or (ii) above, all taxes and fees required to be paid to the Gaming Authorities and amounts required for the Casino Working Capital and Operations Amount and any Casino Shortfalls (provided such Casino Working Capital and Operations Amount and Casino Shortfalls are documented by Borrower) in such calendar month.

“Exit Fee” shall have the meaning set forth in Section 2.6 hereof.

“Exit Fee Percentage” shall have the meaning set forth in the Fee Letter.

“Expansion” shall mean any expansion or reduction of the Property or any portion thereof or the Improvements thereon.

“Extension Date” shall have the meaning set forth in Section 2.3.4(b) hereof.

“Extension Fee” shall mean an amount equal to the product of the Loan Amount multiplied by the Extension Fee Percentage, which fee shall be deemed earned in full upon the giving of the applicable extension notice.

“Extension Fee Percentage” shall have the meaning set forth in the Fee Letter.

“Extension Interest Rate Cap Agreement” shall mean, following the Borrower’s exercise of its option to extend the Maturity Date pursuant to Section 2.7(e), an interest rate cap agreement or agreements (together with the confirmations and schedules relating thereto), each from an Acceptable Counterparty and in substantially the form set forth on Exhibit A hereto.

“FF&E” shall mean all furniture, furnishings, fixtures and Equipment reasonably required for the operation of the Hotel, including, without limitation, Gaming Equipment, lobby furniture, carpeting, draperies, paintings, bedspreads, television sets, office furniture and equipment such as safes, cash registers, and accounting, duplicating and communication equipment, telephone systems, guest room furniture, specialized hotel equipment such as equipment required for the operation of kitchens, laundries, the front desk, bars and cocktail lounges and decorative lighting, material handling equipment and cleaning and engineering equipment and all other fixtures, equipment, apparatus and personal property needed for such purposes. FF&E shall exclude, however, (i) building equipment and systems (including, but not limited to, the heating, ventilating and air conditioning system, elevators, the electrical distribution system, life safety systems and plumbing) and (ii) Operating Equipment and Supplies.

“FF&E Reserve Account” has the meaning set forth in Section 9.2.1(b) hereof.

“Fee Letter” shall mean that certain letter agreement dated as of the date hereof by and between Lender and Borrower regarding the Exit Fee Percentage, the Extension Fee Percentage, the Release Percentage and the Origination Fee Percentage, as same may be modified or amended from time to time.

“Final Completion” shall mean, with respect to any Alteration, Expansion or Restoration, the final completion of all such work, including the performance of all “punch list” items, as confirmed by an Officer’s Certificate and, with respect to any Material Alteration, Material Expansion or Restoration, a certificate of the Independent Architect, if applicable.

“Final Renovation Advance” shall have the meaning set forth in Section 2.8.13 hereof.

“Final Renovation Advance Outside Date” shall mean the Payment Date in November, 2007.

“Final Renovation Advance Termination Date” shall mean the earliest to occur of (i) the Final Renovation Advance Outside Date, (ii) the date of any prepayment of all or any portion of the Loan (other than a partial prepayment of the Loan in connection with the release of a Release Parcel pursuant to Section 2.5.3 hereof) and (iii) the occurrence of an Event of Default that is not otherwise cured.

“First Extension Term” shall have the meaning set forth in Section 2.3.4(b) hereof.

“Fiscal Year” shall mean the period commencing on the Closing Date and ending on and including December 31 of the calendar year in which the Closing occurs and thereafter each twelve month period commencing on January 1 and ending on December 31 until the Debt is repaid in full, or such other common fiscal year of Borrower as Borrower may select from time to time with the prior consent of Lender, such consent not to be unreasonably withheld.

“Fixed Loan” has the meaning set forth in Section 2.1.1.

“Fixed Loan Amount” means $208,781,562.50.

“Form 1001” shall have the meaning set forth in Section 2.2.2(d)(v)(1) hereof.

“Form 4224” shall have the meaning set forth in Section 2.2.2(d)(v)(1) hereof.

“Funded Renovation Loan Amount” has the meaning set forth in Section 2.1.2(a).

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the Closing Date or such later date as may be mutually agreed to by Borrower and Lender (as supplemented by the Uniform System of Accounts for the Lodging Industry, current edition), consistently applied.

“Gaming” shall mean and include the dealing, operating, carrying on, conducting, maintaining, or exposing for play of any “game” as such term is defined in NRS Section 463.0152, or the operation of an inter-casino linked system.

“Gaming Authority” shall mean any Governmental Authority that, at the time in question, holds regulatory, licensing, permit, approval or suitability authority with respect to gambling, gaming or casino activities conducted within Clark County, Nevada, including, without limitation, the Nevada Gaming Commission, the Nevada State Gaming Control Board and Clark County.

“Gaming Equipment” shall mean gaming tables; sportspool and racebook furniture and equipment; and all other equipment and paraphernalia used or useful in the conduct of gaming, including without limitation, “associated equipment” as defined in NRS Section 463.0136 and “gaming devices” as defined in NRS Section 463.0155.

“General Construction Contract” shall mean the contract between the General Contractor, if any, and Borrower in connection with the Renovation Work.

“General Contractor” shall mean a general contractor or construction manager engaged by Borrower in connection with the Renovation Work, which general contractor or construction manager shall be approved by Lender in its reasonable discretion.

“Governmental Authority” means any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or quasi-governmental issues (including, without limitation, any court).

“Gross Casino Revenues” shall mean (x) all Casino Revenues plus (y) any non-gaming revenues generated by casino operations from whatever source to the extent not otherwise included in Casino Revenues or Gross Hotel Revenues.

“Gross Hotel Revenues” shall mean all revenues from the ownership and operation of the hotel from whatever source, including, but not limited to, room revenues, food and beverage revenues, telephone revenues, Rents (other than Rents from the casino included in Gross Casino Revenues), utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs.

“Guarantor” shall mean Colony Investors VI, L.P., a Delaware limited partnership.

“Hazardous Substance” means, collectively, (i) any petroleum or petroleum products or waste oils, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), and lead based paint, (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definitions of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import under any Environmental Law, and

(iii) any other chemical or any other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

“Hotel Bank” shall mean Wells Fargo Bank, N.A. or any other depository institution acceptable to Lender in which an Eligible Account may be maintained.

“Improvements” shall have the meaning set forth in the Mortgage.

“Increased Cost” shall have the meaning set forth in Section 2.2.2(c) hereof.

“Independent Architect” shall mean any reputable architecture or construction management firm that is licensed or registered in the jurisdiction where the Property is located, if required by the laws of such jurisdiction, and not affiliated with the Borrower.

“Independent Director” in the case of a corporation, means a duly appointed member of the board of directors of such entity reasonably satisfactory to Lender or, in the case of a limited liability company, a duly appointed member of the board of managers or board of directors of such entity reasonably satisfactory to Lender or a non-economic member of such limited liability company reasonably satisfactory to Lender who shall not have been at the time of such individual’s appointment and while serving as an Independent Director, and who may not have been at any time during the preceding five years (i) an equityholder, member, partner or director (other than an independent director or manager of an Affiliate of the Borrower that is required to be a single purpose bankruptcy remote entity) of, or an officer or employee of, the Borrower, or any of its equityholders or Affiliates (except in the context of this transaction), (ii) based on information provided by such individual and reasonably believed by Borrower, a creditor or customer of, or supplier or service provider (including a provider of professional services) to, the Borrower, or any of its equityholders, members or Affiliates (other than a company that provides professional independent managers and which also provides other services to the Borrower or the Borrower’s equityholders, members or Affiliates in the ordinary course of business), or (iii) a member of the immediate family of any such equityholder, member, partner, officer, employee, creditor, supplier, service provider or customer or a member of the immediate family of any other director of such entity. Prior to any Independent Director being appointed to Borrower’s board of managers or board of directors, as applicable, Borrower shall have received all required approvals from the Gaming Authorities with respect to such appointment.

“Initial Loan Account” means the account identified in Schedule B.

“Initial Payment Date” shall mean July 1, 2006.

“Initial Tax and Insurance Escrow Amount” has the meaning set forth in Section 9.3.1 hereof.

“Insurance Premiums” shall have the meaning set forth in Section 8.1.4 hereof.

“Insurance Requirements” shall mean all terms of any insurance policy required hereunder covering or applicable to the Property or any part thereof, all requirements of the issuer of any such policy, and all orders, rules, regulations and other requirements of the National

Board of Fire Underwriters (or any other body exercising similar functions) applicable to or affecting the Property or any part thereof or any use of the Property or any part thereof.

“Interest Accrual Period” means, with respect to any specified Payment Date, the period from and including the sixth (6th) day of the calendar month preceding such Payment Date to but excluding the sixth (6th) day of the calendar month containing such specified Payment Date (or, if either such sixth (6th) day is not a Business Day, the Interest Accrual Period shall be based upon the immediately succeeding Business Day). Notwithstanding the foregoing, the first Interest Accrual Period shall commence on the Closing Date and prior to a Securitization, Lender may adjust the Interest Accrual Period, provided that each Interest Accrual Period shall be a period from and including a specified day of the calendar month preceding the specified Payment Date to but excluding the same day of the calendar month containing such specified Payment Date (or, if either such specific day is not a Business Day, the Interest Accrual Period shall be based upon the immediately succeeding Business Day).

“Interest Determination Date” means, in connection with the calculation of interest accrued for any Interest Accrual Period, the second Business Day preceding the first day of such Interest Accrual Period.

“Interest Rate Cap Agreement” means an Interest Rate Agreement or Agreements (together with the confirmation and schedules relating thereto), between a Counterparty and Borrower obtained by Borrower and collaterally assigned to Lender pursuant to this Agreement, in substantially the form of Exhibit A.

“Joint Services Agreement” means that certain Amended and Restated Joint Services Agreement dated as of April 26, 2005 by and among Borrower, Resorts International Hotel, Inc. and Resorts International Holdings, LLC, as modified by First Amendment to Amended and Restated Joint Services Agreement dated as of May 11, 2006, as same may be amended and restated pursuant to that certain Second Amended and Restated Joint Services Agreement in the form attached hereto as Schedule 6.1.1.2 in accordance with Section 6.1.1 hereof.

“knowledge” or words of similar import shall mean the actual knowledge of Robert Schaffhauser, Executive Vice President, Finance, of Borrower, and Rodolfo Prieto, the Chief Executive Officer and General Manager of Borrower, after making reasonable inquiry and the knowledge of the officers and directors of Borrower.

“Lease” shall mean any lease, sublease, sub-sublease, license, letting, concession, occupancy agreement or other agreement (whether written or oral and whether now or hereafter in effect), existing as of the Closing Date or hereafter entered into by the Borrower or Property Manager, pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into, in accordance with the terms of the Loan Documents, in connection with such lease, sublease, sub-sublease, or other agreement and all agreements related thereto, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. Notwithstanding the foregoing, Leases shall exclude the Property Management Agreement.

“Legal Requirements” shall mean:

(i) all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including, without limitation, Environmental Laws) affecting the Borrower or the Property or any other Collateral, or any part thereof or the construction, ownership, use, alteration or operation thereof, or any part thereof (whether now or hereafter enacted and in force),

(ii) all permits, licenses and authorizations and regulations relating thereto, and

(iii) all covenants, conditions and restrictions contained in any instruments at any time in force (whether or not involving Governmental Authorities) affecting the Property or any part thereof which, in the case of this clause (iii), require repairs, modifications or alterations in or to the Property or any part thereof, or in any material way limit or restrict the existing use and enjoyment thereof.

“Lender” shall mean Goldman Sachs Commercial Mortgage Capital, L.P., a Delaware limited partnership, and its successors or assigns (including, without limitation, any trustee in connection with a Securitization).

“Lender Expenses” shall mean all reasonable origination costs and all reasonable out of pocket expenses and reasonable costs incurred by the Lender (or any of Affiliate of Lender) with respect to the making of the Loan (as well as such reasonable costs and expenses as Lender (or any Affiliate of Lender) customarily includes in reimbursables, such as the reasonable costs of duplication and binding of presentation books), including for preparation of audits, reasonable costs of agreed-upon-procedures, reasonable travel expenses, reasonable costs of preparation of environmental, seismic and engineering reports, reasonable costs of credit reports, reasonable costs of appraisals, fees payable to Hilton in connection with an assignment of the agreement by and between Hilton, Borrower and Lender dated as of the date hereof, reasonable costs of preparation, negotiation, execution and delivery of the Term Sheet, this Agreement and the other Loan Documents and the reasonable costs of consummation of the transactions contemplated hereby and thereby (including reasonable attorneys’ fees and disbursements in connection therewith and in connection with the Lender’s due diligence), mortgage recording taxes and other document filing fees and any other reasonable out-of-pocket expenses relating to credit and collateral evaluations.

“LIBOR” shall mean the rate per annum calculated as set forth below:

(i) On each Interest Determination Date, LIBOR for the next Interest Accrual Period will be the rate for deposits in United States dollars for a one-month period which appears as the London interbank offered rate on the display designated as “Page 3750” on the Moneyline Telerate Service (or such other page as may replace that page on that service, or such page or replacement therefor or any successor service) as the London interbank offered rate as of 11:00 a.m., London time, on such date.

(ii) With respect to an Interest Determination Date on which no such rate appears as the London interbank offered rate on “Page 3750” on the Moneyline Telerate Service (or such other page as may replace that page on that service, or such page or replacement therefor on any successor service) as described above, LIBOR for the next Interest Accrual Period will be determined on the basis of the rates at which deposits in United States dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on such date to prime banks in the London interbank market for a one month period (each a “Reference Bank Rate”). Lender shall request the principal London office of each of the Reference Banks to provide a quotation of its Reference Bank Rate. If at least two such quotations are provided, LIBOR for such Interest Accrual Period will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such Interest Accrual Period will be the arithmetic mean of the rates quoted by major banks in New York City, selected by Lender, at approximately 11:00 a.m., New York City time, on such date for loans in United States dollars to leading European banks for a one-month period.

(iii) If on any Interest Determination Date Lender is required but unable to determine LIBOR in the manner provided in paragraphs (i) and (ii) above, LIBOR for the next Interest Accrual Period shall be LIBOR as determined on the previous Interest Determination Date.

All percentages resulting from any calculations or determinations referred to in this definition will be rounded upwards, if necessary, to the nearest multiple of 1/100 of 1% and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounding upwards).

“License Agreement” shall mean that certain license agreement dated as of June __, 2004 by and between Hilton Inns, Inc. and Borrower pursuant to which Borrower licenses the use of the Hilton flag and reservation system.

“License Fees” shall mean all fees, commissions, expenses and other compensation payable by the Borrower under the License Agreement.

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, preference, priority, security interest, or any other encumbrance or charge on or affecting the interest of the Borrower in the Property or the other Collateral or any portion thereof or the Borrower, or any interest therein (including, without limitation, any conditional sale or other title retention agreement, any sale-leaseback, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any other jurisdiction, domestic or foreign, and mechanics’, materialmen’s and other similar liens and encumbrances).

“Liquor License” shall mean those licenses issued by Clark County, Nevada (or any other applicable Governmental Authority) that authorize the service of alcohol at the Property.

“Loan” shall mean the loan made to the Borrower by Lender pursuant hereto and the other Loan Documents in the maximum principal amount of up to the Loan Amount, and evidenced by the Note and secured by the Mortgage and the other Loan Documents.

“Loan Amount” shall mean $250,000,000.00.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Agreements, the Assignment of Leases, the Assignment of Interest Rate Agreement, the Environmental Indemnity, the Deposit Account Agreement, the Recourse Agreement, the Cooperation Agreement and any other document now or hereafter executed in connection with the Loan, as well as all other documents executed and/or delivered in connection with the Loan or hereafter delivered by or on behalf of the Borrower pursuant to the requirements hereof or of any other Loan Document, as same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Lockout Period” shall mean the period beginning on the Closing Date through but not including the Permitted Prepayment Date.

“Major Subcontracts” shall mean any contract or contracts entered into with any single subcontractor or materialman employed by the General Contractor or Borrower in connection with the Renovation Work which subcontractor or materialman has a contract, the payment under which exceeds $500,000.00.

“Management Fees” shall mean all fees, commissions, expenses and other compensation (including, without limitation, any incentive management fees) payable by the Borrower to a third party Property Manager.

“Material Adverse Effect” shall mean any material adverse effect upon (i) the business operations, economic performance, properties, assets or condition (financial or otherwise) of the Borrower (or as specifically indicated herein, for the Property), (ii) the ability of the Borrower to perform, in all material respects, its obligations under each of the Loan Documents to which it is a party, (iii) the enforceability or validity of any Loan Document or the perfection or priority of any Lien on any material asset created under any Loan Document, (iv) the value of, or cash flow from, the Property or the operations thereof or (v) the ability of Lender to enforce or collect the Debt.

“Material Agreements” means each contract and agreement (other than Leases) relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property, or otherwise imposing obligations on Borrower, under which Borrower would have the obligation to pay more than $500,000 per annum or which cannot be terminated by Borrower without cause upon 60 days’ notice or less without payment of a termination fee of more than $100,000, provided, however, that the License Agreement shall be deemed a Material Agreement.

“Material Alteration” shall mean any Alteration to be performed by or on behalf of the Borrower at the Property the cost of which (including, without limitation, construction costs and costs of architects, engineers and other professionals) as reasonably estimated by an Independent Architect, exceeds the Threshold Amount.

“Material Casualty” shall mean a Casualty where the loss (i) is in an aggregate amount equal to or in excess of $75,000,000 or (ii) has caused thirty percent (30%) or more of the hotel rooms or common areas (including the casino, banquet and conference facilities) in the Property to be unavailable for its applicable use.

“Material Condemnation” shall mean a Condemnation where the loss (i) is in an aggregate amount equal to or in excess of thirty percent (30%) of the Principal Indebtedness or (ii) has caused thirty percent (30%) or more of the hotel rooms or common areas (including the casino, banquet and conference facilities) in the Property to be unavailable for its applicable use.

“Material Expansion” shall mean any Expansion to be performed by or on behalf of the Borrower at the Property, the total cost of which, as reasonably estimated by an Independent Architect, exceeds the Threshold Amount.

“Maturity Date” shall have the meaning set forth in Section 2.3.4(b) hereof.

“Maximum Renovation Loan Amount” means $41,218,437.50.

“Monthly Debt Service Payment Amount” shall have the meaning set forth in Section 2.3.2 hereof.

“Monthly FF&E Reserve Amount” shall mean as of any specified date, 4.0% of Gross Hotel Revenues of the Property for the calendar month then most recently ended plus 2.0% of the Gross Casino Revenues for the calendar month then most recently ended.

“Monthly Unfunded Loan Fee” means, with respect to each Payment Date on or prior to the Maturity Date (including the initial Maturity Date), the product of (x) a fraction, the numerator of which is the number of days in the related Interest Accrual Period and the denominator of which is 360, times (y) 0.25%, times (z) the then unfunded amount of the Loan (i.e. the then Unfunded Renovation Loan Amount) prior to the funding of any Renovation Advance on such Payment Date.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean that certain Deed of Trust, Security Agreement, Assignment of Leases, Rents and Revenues and Fixture Filing dated as of the Closing Date, executed and delivered by the Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented, consolidated or otherwise modified from time to time pursuant to the provisions thereof or of the other Loan Documents.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Operating Income” means, for any specified period, the excess of Operating Income for the trailing twelve month period over Operating Expenses for the same trailing twelve month period, it being agreed that Operating Expenses shall include any reserve payments (other than any reserve payments made on the Closing Date, or any payments into the Debt Service Reserve Account) required under this Agreement or, if applicable, any Property Management Agreement during the applicable period (but shall exclude any disbursements from such reserves).

“Note” shall mean that certain Promissory Note of even date herewith, made by Borrower in favor of the Lender in a principal amount equal to the Loan Amount as the same may be amended, restated, replaced (including, without limitation, replacement with multiple Promissory Notes) or divided into multiple Note Components in accordance with this Agreement and the other Loan Documents, supplemented, consolidated or otherwise modified from time to time pursuant to the provisions hereof or of the other Loan Documents (including in connection with any Securitization).

“Note Components” has the meaning set forth in Section 2.3.8.

“NRS” shall mean the Nevada Revised Statutes, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder.

“Officer’s Certificate” shall mean a certificate made by an individual authorized to act on behalf of the Borrower and, to the extent applicable, any constituent Person with respect to the Borrower. Without limiting the foregoing, if the individual signing the certificate is doing so on behalf of a corporation or limited liability company, then such individual shall hold the office of President, Vice President or Chief Financial Officer (or the equivalent) with respect to such corporation or limited liability company and shall execute such certificate in such capacity.

“Operating Agreements” shall mean reciprocal easement and/or operating agreements; covenants, conditions and restrictions; condominium documents; and similar agreements affecting the Property and binding upon and/or benefiting Borrower and other third parties, but specifically excluding any Property Management Agreement.

“Operating Equipment and Supplies” shall mean all china, glassware, linens, silverware, tools, kitchen utensils, uniforms, engineering and housekeeping tools, supplies and utensils, food and beverage items, fuel, soap, light bulbs, mechanical stores, cleaning supplies and materials, matches, stationery, paper supplies, laundry supplies, and other immediately consumable items reasonably required or used in the operation of the hotel.

“Operating Expenses” shall mean, for any specified period, on an accrual basis, all expenses incurred by or on behalf of the Borrower (or by the Property Manager for the account of the Borrower) during such period in connection with the ownership or operation of the Property, including costs (including labor) of providing services including rooms, food and beverage, telecommunications, garage and parking and other operating departments, as well as real estate, gaming and other business taxes, rental expenses, insurance premiums, utilities costs, administrative and general costs, repairs and maintenance costs, franchise fees, Management Fees, License Fees, and other costs and expenses relating to the Property, amounts deposited into the FF&E Reserve Account for FF&E expenditures and legal expenses incurred in connection with the operation of the Property, determined, in each case (other than with respect to FF&E expenditures), in accordance with GAAP. “Operating Expenses” shall not include (i) depreciation or amortization or other noncash items, (ii) the principal of and interest on the Note, (iii) income taxes or other taxes in the nature of income taxes, (iv) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with and allocable to the issuance of the Note, (v) the cost of any FF&E expenditures (other than amounts deposited into the FF&E Reserve Account for FF&E expenditures, which shall be considered an “Operating Expense” as used herein), (vi) distributions to the members in the Borrower, (vii) for periods prior to the Closing Date, such expense items and charges as the Borrower proposes in good faith which do not reflect fairly the activities of the Borrower as constituted immediately after the Closing Date on a “carved out” basis subject to prior review and approval by Lender in its reasonable discretion, or (viii) other unusual, one-time or non-recurring items, subject to prior review and approval by Lender in its reasonable discretion. Expenses that are accrued as Operating Expenses during any period shall not be included in Operating Expenses when paid during any subsequent period.

“Operating Income” shall mean, for any specified period, all income received by the Borrower (or, if applicable, by the Property Manager for the account of the Borrower, or if applicable, for the period prior to the Closing Date, by the prior owner) from any Person during such period in connection with the ownership or operation of the Property, determined on an accrual basis of accounting determined in accordance with GAAP, including the following:

(i) all Casino Revenues and all revenues derived from rooms, food and beverage, telecommunications, garage and parking, other operating departments, services and rentals and other sources;

(ii) all amounts payable to the Borrower (or to the Property Manager for the account of the Borrower) pursuant to the Operating Agreements, if any, relating to the Property;

(iii) condemnation awards to the extent that such awards are compensation for lost rent allocable to such specified period; and

(iv) business interruption and loss of “rental value” insurance proceeds to the extent such proceeds are allocable to such specified period.

Notwithstanding the foregoing clauses (i) through (iv), Operating Income shall not include (A) any condemnation or insurance proceeds (other than of the types described in clauses (iii) and (iv) above), (B) any proceeds resulting from the sale, exchange, transfer, financing or refinancing of all or any part of the Property (other than of the types described in clause (iii) above), (C) any repayments received from Tenants of principal loaned or advanced to Tenants by Borrower, (D) any type of income that would otherwise be considered Operating Income pursuant to the provisions above but is paid directly by any Tenant to a Person other than the Borrower or Property Manager or its agent and (E) any fees or other amounts payable by a Tenant or another Person that are reimbursable to Tenant or such other Person.

“Origination Fee” means an irrevocable, non-refundable origination fee paid by Borrower to Lender on the Closing Date in an amount equal to the product of the Loan Amount multiplied by the Origination Fee Percentage, which is deemed fully earned as of the Closing Date and payable as provided pursuant to this Agreement.

“Origination Fee Percentage” shall have the meaning set forth in the Fee Letter.

“Other Charges” shall mean all ground rents, maintenance charges, charges associated with any condominium or similar association, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof and payable by the Borrower.

“Other Project Costs” shall have the meaning set forth in Section 2.8.2 hereof.

“Other Subcontracts” shall mean any contracts other than Major Subcontracts entered into by the General Contractor or Borrower with subcontractors or materialmen in connection with the Renovation Work.

“Other Taxes” shall have the meaning set forth in Section 2.2.2(d)(ii) hereof.

“Paramount Agreement” shall mean that certain Amended and Restated Operating Lease between Paramount Parks Inc. and LVH Corporation, dated November 24, 2003.

“Payment Date” means the Initial Payment Date and, thereafter, the first (1st) day of each month (or, if such first (1st) day is not a Business Day, the first preceding Business Day); provided that the Payment Date on which the payments on the Note shall be due and payable as of the Maturity Date shall be the third to last Business Day of the Interest Accrual Period in which such Maturity Date occurs. In connection with a Securitization, Lender may elect once during the Term, in its sole discretion, to change the date on which scheduled payments are due under the Loan upon written notice thereof to Borrower setting forth such changed date, in which event, upon the effective date of such notice, the Payment Date hereunder shall be the date set forth therein.

“Penthouse Units” means the three penthouse sky villa suites located on the 30th floor of the hotel, each ranging in size from 12,600 square feet to 15,000 square feet, named the “Tuscany Suite”, the “Verona Suite” and the “Conrad Suite”, which suites may become separate condominium units pursuant to the Condominium Documents.

“Permits” means all licenses, permits, variances and certificates used in connection with the ownership, operation, use or occupancy of the Property (including, without limitation, business licenses, state health department licenses, licenses to conduct business, licenses to own and operate the Property as a hotel property, licenses to sell and serve alcoholic beverages at the Property and all such other permits, licenses and rights, obtained from any

Governmental Authority or private Person concerning ownership, operation, use or occupancy of the Property).

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all Liens, encumbrances and other matters disclosed in the Qualified Title Policy or the binding commitment therefore (which commitment shall be acceptable in all respects to Lender and its counsel), as the case may be delivered to Lender on the Closing Date, (iii) Liens, if any, for Taxes or Other Charges not yet due and payable or delinquent or which are being diligently contested in good faith in accordance with Section 5.1.2(b) hereof, (iv) Liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlord’s, mechanic’s, materialmen’s, repairmen’s and other similar Liens arising in the ordinary course of business, and Liens for workers’ compensation, unemployment insurance and similar programs, in each case arising in the ordinary course of business which are either not yet due and payable or are being diligently contested in good faith in accordance with Section 5.1.2(b) hereof, (v) Leases, (vi) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances (including any of such matters incurred or entered into by the Borrower in the ordinary course of business to the extent Borrower is permitted to do so in accordance with the provisions of this Agreement and the other Loan Documents) which in each case could not be reasonably expected to have a Material Adverse Effect and (vii) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion.

“Permitted Indebtedness” shall mean (i) the Debt, (ii) Trade Payables incurred in the ordinary course of the Borrower’s business, paid by the Borrower within sixty (60) days of incurrence and in fact not more than sixty (60) days outstanding (subject to the Borrower’s right to contest the same in accordance with Section 5.1.2(b) hereof) provided that in no event shall the aggregate amount of such Trade Payables incurred by the Borrower exceed $12,500,000, (iii) any Management Fees or License Fees not yet due and payable under the Property Management Agreement, if applicable, and/or the License Agreement, (iv) Taxes or Other Charges not yet due and payable or delinquent or which are being diligently contested in good faith in accordance with Section 5.1.2(b) hereof, (v) a line of credit (the “Credit Line”) secured by the FF&E (other than the Gaming Equipment) in the maximum amount of $10,000,000 issued by a bank or other financial institution and on terms acceptable to Lender in its reasonable discretion, to be used solely for working capital requirements in connection with the ownership of the Property and (vi) indebtedness relating to Liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlord’s, mechanic’s, materialmen’s, repairmen’s and other similar Liens arising in the ordinary course of business, and Liens for workers’ compensation, unemployment insurance and similar programs, in each case arising in the ordinary course of business which are either not yet due and payable or being diligently contested in good faith in accordance with Section 5.1.2(b) hereof.

“Permitted Investments” shall mean the following, subject to qualifications hereinafter set forth:

(i) Obligations of, or obligations guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America. These obligations include, but are not limited to:

(a)	Treasury obligations

(b)	All direct or fully guaranteed obligations

(c)	Farmers Home Administration Certificates of beneficial ownership

(d)	General Services Administration Participation certificates

(e)	U.S. Maritime Administration Guaranteed Title XI financing

(f)	Small Business Administration Guaranteed participation certificates Guaranteed pool certificates

(g)	U.S. Department of Housing and Urban Development Local authority bonds

(h)	Washington Metropolitan Area Transit Authority

(i)	Guaranteed transit bonds

(ii) Obligations of government-sponsored agencies that are not backed by the full faith and credit of the U.S., where the obligation is limited to those instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. These obligations are limited to:

(a)	Federal Home Loan Mortgage Corp. (FHLMC) Debt obligations

(b)	Farm Credit System (formerly: Federal Land Banks, Federal Intermediate Credit Banks, and Banks for Cooperatives) Consolidated system wide bonds and notes

(c)	Federal Home Loan Banks (FHL Banks)

(d)	Federal National Mortgage Association (FNMA) Debt obligations

(e)	Student Loan Marketing Association (SLMA) Debt obligations

(f)	Financing Corp. (FICO) Debt obligations

(g)	Resolution Funding Corp. (REFCORP) Debt obligations.

(iii) Federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 365 days of any bank, the short-term debt obligations of which are rated “A-1+” (or the equivalent) by each of the Rating Agencies.

(iv) Deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC).

(v) Debt obligations maturing in 365 days or less that are rated AAA or higher (or the equivalent) by each of the Rating Agencies.

(vi) Commercial paper rated “A-1+” (or the equivalent) by each of the Rating Agencies and maturing in 365 days or less.

(vii) Investments in certain short term debt of issuers rated “A-1+” (or the equivalent) by each of the Rating Agencies may be permitted with certain restrictions. The total amount of debt from “A-1+” issuers must be limited to the investment of an amount equal to the Monthly Debt Service Payment Amount. The total amount of “A-1+” investments should not represent more than twenty percent (20%) of the rated issue’s outstanding principal amount and each investment should not mature beyond thirty (30) days. Investment in “A-1+” (or the equivalent) rated securities are not eligible for reserve accounts, cash collateral accounts, or other forms of credit enhancement. Short-term debt for purposes of this definition includes: commercial paper, federal funds, repurchase agreements, unsecured certificates of deposit, time deposits, and banker’s acceptances.

(viii) Investment in money market funds rated “AAAm” or “AAm-G” (or the equivalent) by each of the Rating Agencies.

(ix) Such other investments as shall be approved in writing by means of a Rating Confirmation.

Notwithstanding the foregoing, “Permitted Investments”: (A) shall exclude any security with any Rating Agency’s symbol attached to the rating indicating high volatility or dramatic fluctuations in their expected returns because of market risk, as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (B) shall not have maturities in excess of one year; (C) as to the investments described in (i), (ii), (iii), (iv), (v), (vi) and (vii): the obligations shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; interest may either be fixed or variable; and any variable interest should be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index; and (D) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provide a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three (3) months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Prepayment Date” shall mean June 1, 2007.

“Person” shall mean any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture,

association, joint stock company, bank, trust, estate, unincorporated organization, any federal, state, county or municipal government (or any agency or political subdivision thereof), endowment fund or any other form of entity.

“Phase Construction Items” shall have the meaning set forth in Section 2.8.3 hereof.

“Plan” means an employee benefit plan other than a Multiemployer Plan, (i) which is maintained for employees of the Borrower or any ERISA Affiliate and which is subject to Title IV of ERISA or (ii) with respect to which the Borrower or any ERISA Affiliate could be subjected to any liability under Title IV of ERISA (including Section 4069 of ERISA).

“Plan Assets” means assets of any Employee Benefit Plan subject to Part 4, Subtitle A, Title I of ERISA.

“Plans and Specifications” shall have the meaning set forth in Section 2.8.2 hereof.

“Policies” shall have the meaning specified in Section 8.1.3 hereof.

“Prepayment Notice” shall have the meaning specified in Section 2.4.2 hereof.

“Prime Rate” shall mean the annual rate of interest published in The Wall Street Journal from time to time as the “Prime Rate”. If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one-eighth of one percent (0.125%). If The Wall Street Journal ceases to publish the “Prime Rate”, the Lender shall select an equivalent publication that publishes such “Prime Rate”, and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index.

“Prime Rate Loan” shall mean any portion of the Principal Indebtedness at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Principal Indebtedness” means the principal balance of the Loan outstanding from time to time, including without limitation any amounts disbursed into the Renovation Advance Escrow in accordance with Section 2.8.10 hereof.

“Proceeds” shall mean amounts, awards or payments payable to Borrower or Lender in respect of all or any part of the Property in connection with a Casualty or Condemnation thereof (after the deduction therefrom and payment to Borrower and Lender, respectively, of any and all reasonable expenses incurred by Borrower and Lender in the recovery thereof, including all attorneys’ fees and disbursements, the fees of insurance experts and adjusters and the costs incurred in any litigation or arbitration with respect to such Casualty or Condemnation).

“Project Schedule” shall have the meaning set forth in Section 2.8.2 hereof.

“Property” shall mean the parcel of land described on Schedule A, and the improvements thereon owned or leased by the Borrower.

“Property Management Agreement” shall mean each hotel operating agreement, operating lease or other similar agreement, if any, entered into by the Borrower and a Property Manager pursuant to Section 11.1 hereof, pursuant to which the Property Manager or an affiliate is to provide hotel management and other services with respect to the Property.

“Property Manager” shall mean Borrower or any replacement “Property Manager” appointed in accordance with Section 11.1 hereof.

“Qualified Letter of Credit” means a clean, irrevocable, unconditional, transferable letter of credit in form reasonably satisfactory to Lender with respect to which Borrower has no reimbursement obligation to any party, including, without limitation, the issuing bank or (directly or indirectly) the applicant, payable on sight draft only, in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic bank or the U.S. agency or branch of a foreign bank the long-term unsecured debt rating of which is not less than A- (or the equivalent) from each of the Rating Agencies; provided that (1) a letter of credit shall cease to be a Qualified Letter of Credit if at any time the long-term unsecured debt rating of the issuing bank from any of the Rating Agencies shall fall below A- (or the equivalent), and (2) at the time of the delivery of each Qualified Letter of Credit (if delivered subsequent to the Closing Date), Borrower shall deliver to Lender an opinion of counsel (either on the Closing Date or at the time the letter of credit is delivered), in form and substance reasonably satisfactory to Lender, to the effect that delivery of such Qualified Letter of Credit does not alter the conclusion reached in the nonconsolidation opinion delivered in connection with the Loan. The following terms and conditions shall apply to each Qualified Letter of Credit:

(i) Each such Qualified Letter of Credit shall expressly provide that partial draws are permitted thereunder.

(ii) Each such Qualified Letter of Credit shall expressly provide that it is freely transferable to any successor or assign of Lender.

(iii) Lender will be entitled to draw on any Qualified Letter of Credit immediately and without further notice (a) upon the occurrence and during the continuance of any Event of Default, (b) if Borrower shall not have delivered to Lender, no less than 30 days prior to the expiration date of such Qualified Letter of Credit (including any renewal or extension thereof), a renewal or extension of such Qualified Letter of Credit or a replacement Qualified Letter of Credit for a term of not less than one year (or through the date that is 30 days beyond the Maturity Date, whichever is earlier), or (c) if the credit rating or financial condition of the issuing bank falls below the ratings set forth above in this definition.

Notwithstanding anything contained herein, to the extent Borrower and/or Guarantor is obligated hereunder or under any of the other Loan Documents to deliver an additional Qualified Letter of

Credit, such obligation shall not be deemed satisfied by any Qualified Letter of Credit previously delivered to Lender.

“Qualified Survey” shall mean a current title survey of the Property, certified to the title company and Lender and their successors and assigns, that (i) is in form and content satisfactory to Lender, (ii) is prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the 1999 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, (iii) meets the classification of an “Urban Survey”, and the following additional items from the list of “Optional Survey Responsibilities and Specifications” (Table A) should be added to each survey: 2, 3, 4, 6, 7, 8, 9, 10, 11 and 13, (iv) reflects the same legal description contained in the Qualified Title Policy relating to the Property, (v) includes, among other things, a metes and bounds description of the real property comprising part of the Property reasonably satisfactory to Lender and (vi) contains a certification in form and substance acceptable to Lender.

“Qualified Title Policy” shall mean an ALTA title insurance policy (1970 unmodified form, where issuable or, if not issuable, 1992 unmodified form so long as the creditors’ rights exception is omitted from the issued policy) issued by one or more title companies acceptable to Lender, with ALTA facultative reinsurance and direct access agreements acceptable to Lender, which title insurance policy shall (i) provide coverage in an amount equal to the greater of $250,000,000 and the Principal Indebtedness, (ii) insure Lender that the Mortgage creates a valid first mortgage lien on the Property, free and clear of all exceptions from coverage other than Permitted Encumbrances and such standard exceptions and exclusions from coverage as Lender shall approve, (iii) contain such endorsements and affirmative coverages as Lender may request, (iv) name Lender as the insured and (v) be assignable by its terms with a transfer of the Loan.

“Rating Agency” shall mean any one or more of Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., Moody’s Investors Service, Inc., Fitch, Inc., and any other nationally recognized statistical rating agency, as selected by Lender and which rate the Certificates, and their respective successors.

“Rating Confirmation”, with respect to the matter in question, shall mean that as a condition thereto the Rating Agencies shall have confirmed in writing that (i) such investment, replacement, action or inaction shall not result, in and of itself, in a reduction, withdrawal or qualification of any rating then assigned to any outstanding Certificates (if a Securitization has occurred), or (ii) such investment, replacement, action or inaction would not result, in and of itself, in a reduction, withdrawal or qualification of any rating for proposed Certificates then under consideration by the Rating Agencies (if a Securitization has not yet occurred); provided that if a Securitization has not taken (or as certified by Lender, will not take) the form of a transaction rated by the Rating Agencies, then “Rating Confirmation” shall instead mean that the matter in question shall be subject to the prior approval of the Lender in its sole and absolute discretion.

“REAs” shall mean the reciprocal easement agreements listed on Schedule D attached hereto and any other reciprocal easement agreements now or hereafter affecting the Property.

“Recourse Agreement” shall mean that certain Non-Recourse Exceptions Agreement, dated as of the Closing Date, by Guarantor in favor of Lender.

“Reference Banks” means four (4) major banks in the London interbank market selected by the Lender.

“Register” shall have the meaning provided in Section 2.1.3(b).

“Regulatory Change” means any change after the date of this Agreement in federal, state or foreign laws or regulations or the adoption or the making, after such date, of any interpretations, directives or requests applying to a class of banks or companies controlling banks, including Lender, of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Related Party” means any member, shareholder, partner, principal, Affiliate, employee, officer, director, agent or representative of the Borrower other than the Independent Directors.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata).

“Release Instruments” shall have the meaning set forth in Section 2.5.1 herein.

“Release Parcels” shall have the meaning set forth in Section 2.5.3 herein.

“Release Percentage” shall have the meaning set forth in the Fee Letter.

“Release Price” shall mean, (A) with respect to each Release Parcel that is a Penthouse Unit, the greater of (i) one hundred twenty five percent (125%) of the Allocated Loan Amount for such Release Parcel and (ii) ninety percent (90%) of the net sales proceeds from the Transfer of such Release Parcel (net sales proceeds being defined as the gross purchase price, minus reasonable and customary third party closing costs and expenses, not to exceed three percent (3%) of the gross purchase price) and (B) with respect to each Release Parcel that is a Development Parcel, the greater of (i) one hundred twenty five percent (125%) of the Allocated Loan Amount for such Release Parcel and (ii) ninety percent (90%) of the net sales proceeds from the Transfer of such Release Parcel (net sales proceeds being defined as the gross purchase price, minus reasonable and customary third party closing costs and expenses, not to exceed three percent (3%) of the gross purchase price). Notwithstanding the foregoing, if, at the time of the proposed Transfer and release of (X) a Penthouse Unit or (Y) a Development Parcel that is being transferred to an affiliate of Borrower, the Debt Yield is at least 12%, then the Release Price with respect to such Penthouse Unit or Development Parcel that is being Transferred to an affiliate of Borrower, as applicable, shall mean the greater of (i) one hundred ten percent (110%) of the Allocated Loan Amount for such Release Parcel and (ii) eighty percent (80%) of the net sales proceeds from the Transfer of such Release Parcel (net sales proceeds being defined as the gross purchase price, minus reasonable and customary third party closing costs and expenses, not to exceed three percent (3%) of the gross purchase price).

“Renovation Advance” has the meaning set forth in Section 2.1.2(a).

“Renovation Advance Escrow” has the meaning set forth in Section 2.8.14(a).

“Renovation Work” means the renovation work at the Property and related work as generally described on Schedule E attached hereto, with such changes as are reasonably approved by Lender.

“Rent Roll Date” shall mean April 4, 2006.

“Rents” shall mean all rents, rent equivalents, moneys payable as damages pursuant to a Lease or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of the Borrower or its agents or employees from any and all sources arising from or attributable to the Property and/or the use and occupancy thereof, including, without limitation, all Casino Revenues, room rents related to overnight occupancy of guests at the Property, all banquet, conference or other room rentals, fees or considerations of any sort, credit card receivables, and all deposits of money as advance rent, for security or as earnest money or as down payment or deposit for the reservation of rooms or other facilities in any of the Property and any obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by the Borrower and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Interest Rate Cap Agreement” shall mean, in connection with a replacement of an Interest Rate Cap Agreement following a Downgrade of the Counterparty thereto, an interest rate cap agreement (together with the confirmation and schedules relating thereto) from an Acceptable Counterparty and substantially in the form set forth on Exhibit A hereto.

“Required Rating” shall mean the higher of (i) the highest rating then assigned by the Rating Agencies to any of the Certificates, and (ii) ”AA” (or its equivalent) by each of the Rating Agencies.

“Required Records” shall have the meaning set forth in Section 5.1.10(j) hereof.

“Required Repairs” shall mean the items set forth on Schedule 1.3 attached hereto.

“Required Repairs Reserve Account” shall have the meaning set forth in Section 9.2.1(c) hereof.

“Reserve Accounts” shall have the meaning set forth in Section 9.2.1 hereof.

“Restoration” shall have the meaning set forth in Section 8.2.2 hereof.

“Retainage” shall mean with respect to each contractor, supplier or materialman the greater of (i) 10% of Direct Construction Costs actually incurred by Borrower for work in place as part of the Renovation Work, as set forth in the reports prepared from time to time by the Construction Consultant pursuant to the provisions of this Agreement (or such lesser amount as Lender may approve in its reasonable discretion), or (ii) the amount actually held back by Borrower from the General Contractor, if any, and/or such subcontractor, supplier or materialman engaged in the Renovation Work. Except as expressly set forth in Section 2.8.11 hereof, the Retainage shall not be released until the Renovation Work has been completed in accordance with the provisions of Section 2.8.4 of this Agreement.

“Room Renovation Subphase” shall mean the portion of the Renovation Work consisting of the renovation of 915 hotel guest rooms in accordance with the budget attached to Schedule E.

“Second Extension Term” shall have the meaning set forth in Section 2.3.4(b) hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Securitization” shall have the meaning set forth in the Cooperation Agreement.

“Single Purpose Entity” shall mean a Person which

(i) is formed solely for the purpose of acquiring and directly holding an ownership interest in the Property or an ownership interest in the Borrower,

(ii) does not engage in any business unrelated to the Property or the ownership of the Borrower,

(iii) does not have any assets other than those related to its interest in the Property or the Borrower, as the case may be, or any indebtedness other than Permitted Indebtedness,

(iv) has books, records, accounts, financial statements, stationery, invoices and checks which are separate and apart from those of any other Person,

(v) is subject to and complies with all of the limitations on powers and separateness requirements set forth in Section 4.1.28 hereof and in the organizational documentation of the Borrower or the Borrower’s SPE Member (if any), as the case may be, as of the Closing Date,

(vi) holds itself out as being a Person separate and apart from each other Person, conducts its business in its own name and exercises reasonable efforts to correct any known misunderstanding actually known to it regarding its separate identity,

(vii) pays its own liabilities out of its own funds and reasonably allocates any overhead for shared office space,

(viii) maintains a sufficient number of employees in light of its contemplated business operations, and

(ix) in the case of a limited partnership, observes all applicable limited partnership formalities in all material respects, has at all times a corporate general partner that is a Single-Purpose Entity, and has a limited partnership agreement which provides that for so long as the Loan is outstanding and the limited partnership’s assets shall continue to be subject to the Liens securing the Debt, the limited partnership shall not take any of the following actions:

(a)	the dissolution, liquidation, consolidation, merger or sale of all or substantially all of the assets of the Borrower,

(b)	the engagement by the Borrower in any business other than the ownership, maintenance and operation of the Property,

(c)	the filing, or consent to the filing, of a bankruptcy or insolvency petition, any general assignment for the benefit of creditors or the institution of any other insolvency proceeding, or the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower or a substantial portion of its properties, without the unanimous vote of all partners of the limited partnership, and

(d)	the amendment or modification of any provision of its limited partnership agreement or certificate of limited partnership that adversely affects any of the requirements for qualifying as a “Single-Purpose Entity”; or

(x) in the case of a corporation, observes all applicable corporate formalities in all material respects, has at all times at least one (1) Independent Director (or if required in connection with a Securitization, two (2) Independent Directors) on its Board of Directors, and has a Certificate of Incorporation which provides that for so long as the Loan is outstanding and the corporation’s assets continue to be subject to the Liens securing the Debt, the corporation shall not take or consent to, as the case may be, any of the following actions:

(a)	the dissolution, liquidation, consolidation, merger or sale of all or substantially all of its assets or the assets of the Borrower,

(b)	the engagement by the Borrower in any business other than the ownership, maintenance and operation of the Property or the engagement by it in any business other than the ownership of a membership interest in the Borrower,

(c)	the filing, or consent to the filing, of a bankruptcy or insolvency petition, any general assignment for the benefit of creditors or the institution of any other insolvency proceeding, or the institution of any other insolvency proceeding, or the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official, in each case with respect to it or the Borrower without the unanimous vote of all members of its board of directors, and

(d)	the amendment or modification of any provision of its certificate of incorporation or, if such corporation is the SPE Member of the Borrower, such Borrower’s operating agreement or certificate of limited liability company that adversely affects any of the requirements for qualifying as a “Single-Purpose Entity”; or

(xi) in the case of a limited liability company, observes all applicable limited liability company formalities in all material respects, has at all times either (A) a corporate member that is a Single-Purpose Entity or (B) one (1) (or if required in connection with a Securitization, two (2)) non-economic member who is an Independent Director or if such limited liability company is managed by a board of managers, one (1) (or if required in connection with a Securitization, two (2)) member of its board of managers who is an Independent Director, and has an operating agreement which provides that for so long as the Loan is outstanding and the limited liability company’s assets continue to be subject to the Liens securing the Debt, (1) the bankruptcy of any member (including the sole economic member) will not result in a dissolution of such Single-Purpose Entity, and (2) the limited liability company shall not take any of the following actions:

(a)	the dissolution, liquidation, consolidation, merger or sale of all or substantially all of the assets of the Borrower,

(b)	the engagement by the Borrower in any business other than the ownership, maintenance and operation of the Property,

(c)	the filing, or consent to the filing, of a bankruptcy or insolvency petition, any general assignment for the benefit of creditors or the institution of any other insolvency proceeding, or the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower or a substantial portion of its properties, without the unanimous vote of all members of the limited liability company (including the non economic members who are Independent Directors, if applicable) or if managed by a board of managers, the unanimous vote of all members of the board of managers (including the member(s) who are Independent Directors), and

(d)	the amendment or modification of any provision of its operating agreement or certificate of limited liability company that adversely affects any of the requirements for qualifying as a “Single-Purpose Entity”.

“SPE Member” shall have the meaning set forth in Section 4.1.28 hereof.

“Spread” shall mean:

(i) initially, two and ninety one hundredths of one percent (2.90%) per annum,

and

(ii) following the bifurcation of the Note into multiple Note Components pursuant to Section 2.3.8, the weighted average of the Component Spreads at the time of determination, weighted on the basis of the corresponding Component Balances.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and its successors.

“STAR Report” shall mean (a) a quarterly Smith Travel Accommodations Report compiled by Smith Travel Research, or (b) should Smith Travel Research cease to compile such reports, a quarterly report containing similar data compiled by a nationally-recognized lodging industry information source which is reasonably acceptable to Lender and (except during any period following the occurrence and during the continuation of an Event of Default) Borrower.

“Strike Rate” shall mean five and three quarters of one percent (5.75%) for the period commencing on the date hereof and ending on the third Business Day prior to the end of the Interest Accrual Period ending in June, 2008 (the original scheduled Maturity Date), and assuming the Maturity Date is extended beyond the third Business Day prior to the end of the Interest Accrual Period ending in June, 2008, shall mean six and one quarter of one percent (6.25%) for all periods after the originally scheduled Maturity Date.

“Stub Interest” shall mean $1,205,744.62.

“Subphase” shall mean one separate and distinct aspect, project or stage of any portion of the Renovation Work, as identified on Schedule E, including without limitation, the Room Renovation Subphase, or as otherwise approved by Lender in its reasonable discretion.

“Tax and Insurance Escrow Account” shall have the meaning set forth in Section 9.3.1 hereof.

“Tax Credit” shall have the meaning set forth in Section 2.2.2(d)(i) hereof.

“Tax Payment” shall have the meaning set forth in Section 2.2.2(d)(i) hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, fees, taxes on rents or rentals, water rates or sewer rents, and other governmental charges now or hereafter levied or assessed or imposed against the Borrower or the Property or rents therefrom or which may become Liens.

“Tenant” shall mean any Person liable by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) pursuant to a Lease.

“Term Sheet” shall mean that certain letter agreement, dated March 2, 2006, between Goldman Sachs Mortgage Company and Borrower.

“Terrorism Premium Threshold” shall initially mean $800,000.00. The Terrorism Premium Threshold shall increase by four percent (4%) on May 11, 2007, and on each anniversary of such date thereafter.

“Third Extension Term” shall have the meaning set forth in Section 2.3.4(b) hereof.

“Threshold Amount” shall mean $1,000,000.00.

“Trade Breakdown Schedule” shall have the meaning set forth in Section 2.8.2 hereof.

“Trade Payables” shall mean unsecured amounts payable by or on behalf of the Borrower for or in respect of the operation of the Property in the ordinary course and which would under GAAP be regarded as ordinary expenses, including amounts payable to suppliers, vendors, contractors, mechanics, materialmen or other Persons providing property or services to the Property or the Borrower pursuant to capital leases or otherwise (other than (i) compensation payable to the Property Manager, (exclusive of reimbursements), and (ii) amounts payable in connection with the Renovation Work or any Material Alterations).

“Transfer” shall mean the sale or other whole or partial conveyance or encumbrance of or the entry into of any agreement to sell, convey or encumber all or any portion of the Property or any direct or indirect legal or beneficial ownership interest therein, including granting of any purchase options for the Property or any direct or indirect legal or beneficial ownership interest therein and rights of first refusal, rights of first offer or similar rights in respect of any portion of the Property or any direct or indirect legal or beneficial ownership interest therein.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State of New York.

“U.S. Government Securities” shall mean securities evidencing an obligation to pay principal and interest in a full and timely manner that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person Controlled or supervised by and acting as an agency or instrumentality of and guaranteed as a full faith and credit obligation by the United States of America, which in either case are not callable or redeemable at the option of the issuer thereof (including a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such securities or a specific payment of principal of or interest on any such securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the securities or the specific payment of principal of or interest on the securities evidenced by such depository receipt).

“U.S. Taxes” shall have the meaning set forth in Section 2.2.2(d)(i) hereof.

“Verified Project Costs” shall mean the aggregate, from time to time, of (a) Other Project Costs actually incurred by Borrower in the reasonable opinion of Lender, and (b) Direct Construction Costs actually incurred by Borrower for work in place as part of the Renovation Work, as set forth in the reports prepared by the Construction Consultant, from time to time, pursuant to the provisions of this Agreement, minus a sum equal to the aggregate of (i) the aggregate Deficiency, if any, from time to time, and (ii) the Retainage.

“Whitehall” shall mean Whitehall Street Global Real Estate Limited Partnership 2001, Whitehall Parallel Global Real Estate Limited Partnership 2001, and Whitehall Street Global Employee Fund 2001, L.P.

Section 1.2 Principles of Construction. All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “includes”, “including” and similar terms shall be construed as if followed by the words “without limitation”. The term “Property” shall be construed to be followed by the phrase “or any part or portion thereof”. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. As a matter of convenience herein, rating categories are generally stated in the nomenclature of Standard & Poor’s Ratings Group, it being understood that unless otherwise expressly stated to the contrary, reference to such category shall also be deemed to be a reference to the comparable category of each other Rating Agency.

ARTICLE II

GENERAL

Section 2.1 The Loan.

2.1.1 The Initial Disbursement of Loan Proceeds. On the Closing Date, subject to the terms and conditions of this Agreement, Lender shall make a loan to Borrower (the “Fixed Loan”) in an amount equal to the Fixed Loan Amount. Lender hereby agrees to lend up to but not in excess of the Loan Amount to Borrower, and Borrower hereby agrees to borrow such sum from Lender, all upon and subject to the terms and provisions of this Agreement, such sum to be evidenced by the Note. No portion of the Loan Amount repaid by Borrower may be reborrowed by Borrower. Borrower’s liability for payment of the interest on account of the Loan shall be limited to and calculated with respect to Loan proceeds actually disbursed to or for the benefit of Borrower pursuant to the terms of this Agreement and the Note and only from the date or dates of such disbursements, except that on each Payment Date occurring on or before the Final Renovation Advance Termination Date (or if Lender, in its sole discretion, continues to make Renovation Advances available to Borrower following the Final Renovation Advance Termination Date, the Final Renovation Advance Outside Date), Borrower shall also pay the Monthly Unfunded Loan Fee in respect of the portion of the Loan Amount not yet advanced (before giving effect to any advances of Loan proceeds made on such Payment Date). Notwithstanding the foregoing, if the Final Renovation Advance Termination Date does not occur on a Payment Date, then on the Payment Date immediately following the Final Renovation Advance Termination Date, Borrower shall pay the applicable portion of the Monthly Unfunded Loan Fee in respect of the Unfunded Renovation Loan Amount for the period from the prior Payment Date through and including the Final Renovation Advance Termination Date. Lender may, in Lender’s discretion, disburse Loan proceeds by journal entry to pay financing costs and disburse Loan proceeds directly to third parties to pay costs or expenses required to be paid by Borrower pursuant to this Agreement. Loan proceeds disbursed by Lender by journal entry to pay financing costs and Loan proceeds disbursed directly by Lender to pay costs or expenses required to be paid by Borrower pursuant to this Agreement in accordance with the settlement statement signed by Borrower at Closing, shall constitute advances of Loan proceeds to or for the benefit of Borrower. The Loan shall be secured by the Collateral.

2.1.2 Renovation Advances.

(a) Subject to the terms and conditions of this Agreement, Lender hereby agrees to make future advances on the Loan to Borrower from time to time on any Payment Date in the amount required to reimburse Borrower or pay for the costs of Renovation Work actually incurred by Borrower in accordance with this Agreement (each such advance, a “Renovation Advance”; and all such advances, collectively, the “Renovation Loan”), upon satisfaction of the conditions precedent thereto set forth in Section 2.8. Borrower’s liability for payment of interest on account of the Renovation Loan shall be limited to and calculated with respect to the portion of the Maximum Renovation Loan Amount actually disbursed pursuant to the terms of this Agreement, including Section 2.8 (the “Funded Renovation Loan Amount”), except that on each Payment Date occurring on or before the Final Renovation Advance Termination Date (or if Lender, in its sole discretion, continues to make Renovation Advances available to Borrower following the Final Renovation Advance Termination Date, the Final Renovation Advance Outside Date), Borrower shall also pay the Monthly Unfunded Loan Fee in respect of the portion of the Maximum Renovation Loan Amount not yet disbursed, before giving effect to any disbursements made on such Payment Date (the “Unfunded Renovation Loan Amount”), as set forth in Section 2.1.1. Notwithstanding the foregoing, if the Final Renovation Advance Termination Date does not occur on a Payment Date, on the Payment Date immediately following the Final Renovation Advance Termination Date, Borrower shall pay the applicable portion of the Monthly Unfunded Loan Fee in respect of the Unfunded Renovation Loan Amount for the period from the prior Payment Date through and including the Final Renovation Advance Termination Date. The sum of all Renovation Advances made hereunder shall not exceed the Maximum Renovation Loan Amount. The Renovation Loan is not in the nature of a revolving credit facility, and amounts borrowed and repaid thereunder may not be re-borrowed.

(b) The Fixed Loan and the Renovation Loan (collectively, the “Loan”) shall be secured by (i) Borrower’s fee interests in the Property, pursuant to the Mortgage and the Assignment of Rents and Leases, (ii) Borrower’s contract rights, pursuant to the Assignment of Contracts, (iii) the Account Collateral, and (iv) the other security interests and Liens now or hereafter granted from time to time in this Agreement and in the other Loan Documents.

2.1.3 The Note. (a) The Loan shall be evidenced by the Note, in the original principal amount of the Loan Amount. The Note shall bear interest at the Applicable Interest Rate through and including the Maturity Date. The Note shall be subject to repayment as provided in Section 2.3 hereof, shall be entitled to the benefits of this Agreement and shall be secured by the Mortgage granting a first mortgage Lien on the Property and by certain of the other Loan Documents.

(b) The Lender shall maintain, or cause to be maintained, a register (the “Register”) at the address to which notices to the Lender are to be sent hereunder, on which it shall enter the name or names of the registered owner or owners from time to time of the Note. The Note may be independently assigned or otherwise transferred in whole or in part by registration of such assignment or transfer on the Register (and the Note shall expressly so provide). Lender shall provide Borrower with notice of any such assignment or transfer. Any assignment or transfer on the Register (and the Note evidencing the same) may be effected by registration of such assignment or transfer on the Register. At the request of Lender or any designated assignee or transferee of the Note, Borrower shall issue to Lender or the designated assignee or transferee one or more new Notes in the same aggregate principal amount of the Note so assigned or transferred upon delivery to Borrower of the Note so assigned or transferred, provided, however, Borrower shall incur no cost or expense (other than nominal amounts) in connection therewith. The Register shall be available for inspection by Borrower at any reasonable time upon reasonable prior notice.

Section 2.2 Interest.

2.2.1 Generally. Interest on the Note shall accrue at the Applicable Interest Rate and shall be calculated on the basis of a 360-day year and charged for the actual number of days elapsed in the Interest Accrual Period in question.

2.2.2 Determination of Interest Rate.

(a) The rate or rates at which the Principal Indebtedness bears interest from time to time shall be referred to as the “Applicable Interest Rate”. The Applicable Interest Rate with respect to the Loan shall be the Spread plus LIBOR, with respect to each applicable Interest Accrual Period.

(b) Interest shall be charged and payable on the Principal Indebtedness at a rate per annum equal to the Applicable Interest Rate, but in no event to exceed the maximum rate permitted under applicable law. Subject to the terms and conditions of this Section 2.2.2, Borrower shall pay interest on the Principal Indebtedness at the Applicable Interest Rate for the applicable Interest Accrual Period. Each determination by Lender of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error.

(c) If, at any time as a result of any Regulatory Change:

(i) the basis of taxation of payments to Lender of the principal of or interest on the Loan is changed or Lender or the Person controlling Lender shall be subject to any tax, duty, charge or withholding of any kind with respect to this Agreement (excluding taxes imposed on the income of Lender); or

(ii) any reserve, special deposit or similar requirements (other than such requirements as are taken into account in determining LIBOR) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of Lender is imposed, modified or deemed applicable to Lender;

and Lender or any Person controlling Lender reasonably determines that, by reason thereof, the cost to Lender or any Person controlling Lender of maintaining or extending the Loan is increased, or any amount receivable by Lender or any Person controlling Lender hereunder in respect of any portion of the Loan is reduced, in each case by an amount deemed by Lender to be material (such increases in cost and reductions in amounts receivable being herein called “Increased Costs”), then Borrower shall pay to Lender such additional amount or amounts as will compensate Lender or any Person controlling Lender for such Increased Costs (based on a reasonable allocation thereof by Lender to the LIBOR based loans made by Lender). Lender will notify Borrower of any event occurring after the date hereof which will entitle Lender to compensation pursuant to this subsection 2.2.2(c) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation; provided, however, that, if Lender fails to deliver a notice within 90 days after the date on which an officer of Lender responsible for overseeing this Agreement knows or has reason to know of its right to additional compensation under this subsection 2.2.2(c), Lender shall only be entitled to additional compensation for any such Increased Costs incurred from and after the date that is subsequent to the 90th day prior to the date Borrower received such notice. If Lender requests compensation under this subsection 2.2.2(c), Borrower may, by notice to Lender, require that (i) Lender furnish to Borrower a reasonably detailed statement setting forth the basis for requesting such compensation (including the Regulatory Change) and the method for determining the amount thereof; and/or (ii) the interest rate on the Loan be converted from the then applicable rate to the Prime Rate plus the Spread.

(d) (i) Borrower shall make all payments hereunder free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, or any liabilities with respect thereto, including those arising after the date hereof as a result of the adoption of or any change in law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of the Lender, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by Lender’s net income by the United States of America or any Governmental Authority (all such non-excluded taxes, levies, imposts, deduction, charges, withholdings and liabilities with respect thereto which Lender determines to be applicable to this Agreement, the other Loan Documents and the Loan being hereinafter referred to as “U.S. Taxes”). If, at any time prior to the completion of the first Securitization of the Loan, the Borrower shall be required by law to deduct any U.S. Taxes from or in respect of any sum payable hereunder or under any other Loan

Document to Lender, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this subsection 2.2.2(d)) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make such deductions, and (C) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. If a withholding tax of the United States of America or any other Governmental Authority shall be or become applicable after the date of this Agreement, to such payments by the Borrower made to the lending office or any other office, Lender shall use reasonable efforts to make, fund and maintain its Loan through another lending office of Lender in another jurisdiction so as to reduce the Borrower’s liability hereunder, if the making, funding or maintenance of such Loan through Lender’s such other lending office does not, in the judgment of Lender, otherwise adversely affect the Loan. If Borrower makes any payment pursuant to clause (iii) below (a “Tax Payment”) and Lender obtains a refund of tax or a credit against tax by reason of that Tax Payment in the year the Tax Payment is received (each, a “Tax Credit”), then Lender shall reimburse Borrower such portion of the amount of the Tax Credit as will leave Lender in no better or worse position than Lender would have been in if the Tax Payment had not been required. The amount of a Tax Credit received by Lender shall be determined in good faith solely by Lender.

(ii) In addition, Borrower agrees to pay any present or future stamp or documentary taxes or other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, or the Loan (hereinafter referred to as “Other Taxes”).

(iii) The Borrower shall indemnify Lender for the full amount of U.S. Taxes and Other Taxes (including any U.S. Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this subsection 2.2.2(d)) paid by Lender and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such U.S. Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date Lender makes written demand therefor.

(iv) Without prejudice to the survival of any other agreement of the Borrower and Lender hereunder, the agreements and obligations of the Borrower contained in subsection 2.2.2(c) and this subsection 2.2.2(d) shall survive the payment in full of principal and interest hereunder, and the termination of this Agreement.

(v) If Lender or any of its successors or assigns is a foreign person (i.e., a person other than a United States person for United States federal income tax purposes), Lender shall:

(1) not later than the Closing Date (or, in the case of a successor or assign of Lender, the date such successor or assign becomes a successor or assign) deliver to Borrower one accurate and complete signed original of Internal Revenue Service Form 4224 or any successor form (“Form 4224”), or one accurate and complete signed original of Internal

Revenue Service Form 1001 or any successor form (“Form 1001”), as appropriate, in each case indicating that Lender (or such successor or assign, as applicable) is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States federal income tax;

(2) if at any time it makes any changes necessitating a new Form 4224 or Form 1001, with reasonable promptness deliver to Borrower in replacement for, or in addition to, the forms previously delivered by it hereunder, one accurate and complete signed original of Form 4224 or Form 1001, as appropriate, in each case indicating that it is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Loan Agreement free from withholding of United States federal income tax; and

(3) promptly upon Borrower’s reasonable request to that effect, deliver to Borrower such other forms or similar documentation as may be required from time to time by applicable law, treaty, rule or regulation in order to establish its tax status for withholding purposes.

(vi) Borrower will not be required to pay any additional amounts in respect of United States federal income tax pursuant to this subsection 2.2.2(d) to Lender if the obligation to pay such additional amounts would not have arisen but for a failure by Lender to comply with its obligations under subsection 2.2.2(d)(v) above.

(e) Without limiting the effect of subsection (c) or (d) above, in the event that, (i) by reason of any Regulatory Change, Lender incurs Increased Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of Lender, which includes deposits by reference to which LIBOR is determined, (ii) Lender shall have determined in good faith after reasonable investigation that U.S. dollar deposits in the principal amount of the Loan are not generally available in the London interbank market, (iii) reasonable means do not exist for ascertaining the Applicable Interest Rate, (iv) Lender ascertains that LIBOR determined or to be determined for any Interest Accrual Period will not adequately and fairly reflect the cost to Lender of making or maintaining the Loan during such Interest Accrual Period, or (v) maintenance of any portions of the Loan made by Lender at LIBOR at any suitable lending office would violate any applicable law, rule, regulation or directive, whether or not having the force of law, then, if Lender so elects by notice to Borrower, the interest rate applicable to the Principal Indebtedness shall be converted to the Spread plus LIBOR as determined on the previous Interest Determination Date.

(f) Lender shall use reasonable good faith efforts to avoid or mitigate any increased cost, reduced receivable or suspension of the availability of LIBOR under subsection 2.2.2(c), (d) or (e) to the greatest extent practicable (including transferring the Loan to another lending office or affiliate of Lender, availing itself of any applicable foreign tax credits and available deductions which would avoid or reduce the amount of U.S. Taxes and reasonably assisting in Borrower’s recovery of any tax payment made by it) unless, in the opinion of Lender, such efforts would be likely to have any material adverse effect upon it.

(g) In the event that Lender makes a request to the Borrower for compensation in accordance with subsection 2.2.2(c), (d) or (e), then, provided that no Event of Default has occurred and is continuing at such time, the Borrower may, at its option, request that Lender use its reasonable efforts (consistent with legal and regulatory restrictions) to avoid the need for paying such compensation or such inability, including changing the jurisdiction of its applicable lender office; provided, however, that the taking of such action would not, in the sole judgment of such Lender, be disadvantageous to such Lender.

2.2.3 Default Rate. If an Event of Default shall have occurred and is continuing (including the failure of Borrower to make a payment of principal or interest on the Payment Date therefor), Borrower shall pay interest at the Default Rate on the outstanding amount of the Loan and due but unpaid interest thereon, upon demand from time to time (which interest is payable both before and after Lender has obtained a judgment with respect to the Loan), to the extent permitted by applicable law. Payment or acceptance of the increased rates provided for in this subsection is not a permitted alternative to timely payment or full performance by Borrower and shall not constitute a waiver of any Default or Event of Default or an amendment to this Agreement or any other Loan Document and shall not otherwise prejudice or limit any rights or remedies of Lender.

2.2.4 Late Charge. Any payments of interest and principal not paid within five (5) days after same are due hereunder shall, in addition to bearing interest at the Default Rate from the date such payment was due, when paid be accompanied by a late fee in an amount equal to 5% of the amount of such late payment. Borrower acknowledges that (i) a delinquent payment will cause damage to Lender; (ii) the late fee is intended to compensate Lender for the loss of use of the delinquent payment and the expense incurred and time and effort associated with recovering the delinquent payment; (iii) it will be extremely difficult and impractical to ascertain the extent of Lender’s damages caused by the delinquency; and (iv) the late fee represents Lender’s and Borrower’s reasonable estimate of Lender’s damages from the delinquency and is not a penalty.

Section 2.3 Loan Repayment.

2.3.1 Payments at Closing. On the Closing Date, Borrower paid an installment of interest in an amount equal to Stub Interest and the Monthly Unfunded Loan Fee for the first Interest Accrual Period.

2.3.2 Monthly Debt Service Payments. Commencing with the Initial Payment Date, and on each and every Payment Date thereafter until but excluding the Maturity Date, Borrower shall pay interest at the Applicable Interest Rate for and through the end of the applicable Interest Accrual Period (including the Interest Accrual Period in which the Maturity Date occurs) on the Principal Indebtedness as computed in accordance with Section 2.2.2 hereof (the “Monthly Debt Service Payment Amount”). In addition, commencing with the Initial Payment Date, and on each and every Payment Date thereafter until but excluding the Maturity Date, Borrower shall pay the Monthly Unfunded Loan Fee for the Interest Accrual Period in which such Payment Date falls. Interest and the portion of the Monthly Unfunded Loan Fee accruing for the first Interest Accrual Period shall be prepaid on the Closing Date from the Loan proceeds otherwise to be disbursed to Borrower at Closing.

2.3.3 Intentionally Omitted.

2.3.4 Payment on Maturity Date. (a) Borrower shall repay the Principal Indebtedness in full on the Maturity Date of the Loan, together with all accrued and unpaid interest thereon through the end of the Interest Accrual Period during which such Maturity Date occurs, the Exit Fee (or portion thereof, if any, that is payable in accordance with Section 2.6 hereof), and all other amounts which are then due and payable to Lender hereunder or under the Note, the Mortgage, and the other Loan Documents.

(b) The “Maturity Date” of the Loan shall initially be the third Business Day prior to the end of the Interest Accrual Period ending in June, 2008. Notwithstanding the foregoing, the Borrower shall have three successive options to extend the scheduled Maturity Date of the Loan. The scheduled Maturity Date, if only one such option is exercised shall be the third Business Day prior to the end of the Interest Accrual Period ending in June, 2009; if the first and second options are exercised shall be the third Business Day prior to the end of this Interest Accrual Period ending in June, 2010; and if all three of such options are exercised shall be the third Business Day prior to the end of the Interest Accrual Period ending in June, 2011. In order to exercise any such extension right, Borrower shall deliver to Lender notice of such extension at least 30 days, but not more than 120 days, prior to the Maturity Date as in effect immediately prior to such extension (the Maturity Date, as so in effect, is hereinafter referred to as the “Extension Date” applicable to such extension), and the following conditions must be satisfied as of the Extension Date applicable to the corresponding extension: (i) no monetary Default nor any monetary or non-monetary Event of Default shall then be continuing; (ii) Borrower shall have obtained an Extension Interest Rate Cap Agreement for the applicable Extension Term and collaterally assigned such Extension Interest Rate Cap Agreement to Lender as described in Sections 2.7(c) and 2.7(e); (iii) Borrower shall have paid (A) the Extension Fee, (B) all reasonable out-of-pocket expenses incurred by Lender (and, if applicable, any servicer in connection with a Securitization), and (C) the actual expenses incurred by each of the Rating Agencies, in each case, if any, in connection with Borrower’s exercise of such extension option; and (iv) the Debt Yield as measured for the most recently ended calendar quarter prior to the then Maturity Date (and calculated using an amount equal to the Principal Indebtedness as the denominator) is at least ten percent (10%) with respect to the exercise of the first extension option and twelve percent (12%) with respect to the exercise of the second and third extension options, subject to Borrower’s right as set forth in the following sentence. Borrower shall have the right to cause the Debt Yield condition described in the prior sentence to be satisfied by repaying a portion of the Principal Indebtedness in an amount necessary to cause the Debt Yield (calculated using the principal balance of the Loan following such paydown as the denominator) to be ten percent (10%) with respect to the exercise of the first option and twelve percent (12%) with respect to the exercise of the second and third options, or, in lieu of paying down the principal balance of the Loan, Borrower may post with Lender as collateral for the Debt a Qualified Letter of Credit in an amount equal to the amount that the principal balance of the Loan is required to be paid down to in order cause the applicable Debt Yield (calculated using the principal balance of the Loan following such paydown as the denominator) to be met.

Upon the giving of the first notice of extension hereunder, and subject to the conditions set forth in this Section 2.3.4, the Maturity Date as theretofore in effect will be extended to the third Business Day prior to the end of the Interest Accrual Period ending in June,

2009 (such extension period is hereinafter referred to as the “First Extension Term”). Upon the giving of the second notice of extension hereunder, and subject to the conditions set forth in this Section 2.3.4, the Maturity Date as theretofore in effect will be extended to the third Business Day prior to the end of the Interest Accrual Period ending in June, 2010 (such extension period is hereinafter referred to as the “Second Extension Term”). Upon the giving of the third notice of extension hereunder, and subject to the conditions set forth in this Section 2.3.4, the Maturity Date as theretofore in effect will be extended to the third Business Day prior to the end of the Interest Accrual Period ending in June, 2011 (such extension period is hereinafter referred to as the “Third Extension Term”). If Borrower fails to exercise an extension option in accordance with the provisions hereof, such extension option (and any subsequent extension option) will automatically cease and terminate.

2.3.5 Making of Payments. Each payment by Borrower hereunder or under the Note shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 2:00 p.m. New York City time, on the date such payment is due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to the Initial Loan Account, or such other account pursuant to such other wiring instructions as provided by Lender. Any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day. Lender shall notify Borrower in writing of any changes in the account to which payments are to be made. Except as otherwise provided herein, whenever any payment hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business Day immediately prior thereto.

2.3.6 Application of Payments. Payments made by Borrower in respect of the principal and interest of the Loan shall be applied first to the payment of interest at the Applicable Interest Rate and other sums due and outstanding under the Loan Documents, with the remainder of such payment being applied to the reduction of the outstanding principal balance of the Note (or if the Note has been divided into multiple Note Components pursuant to Section 2.3.8, to the reduction of the outstanding principal balance of the Note Components in ascending order of interest rate (i.e., first to the Note Component with the lowest Component Spread until its outstanding principal balance has been reduced to zero, then to the Note Component with the second lowest Component Spread until its outstanding principal balance has been reduced to zero, and so on)) and the Exit Fee (or applicable portion thereof), provided, however, that, notwithstanding any provision hereof to the contrary, following and during a continuance of an Event of Default, Lender may apply any payments received to the components of the Debt, the Loan and the Note Components in such order, manner and amount as Lender in its sole discretion shall determine and/or toward the payment of Taxes, Operating Expenses, and Capital Expenditures and Lender may exercise any remedies available under this Agreement, at law and in equity.

2.3.7 No Setoffs. All amounts due hereunder or under the Note or the other Loan Documents shall be payable without setoff, counterclaim or any other deduction whatsoever.

2.3.8 Note Components. Upon written notice from Lender to Borrower (the “Componentization Notice”), the Note will be deemed to have been subdivided (retroactively as of the Closing if required by Lender) into multiple components (“Note Components”). Each Note Component shall have such notional balance (a “Component Balance”) as Lender shall specify in the Componentization Notice and an interest rate equal to the sum of LIBOR plus such amount as Lender shall specify in the Componentization Notice (each such amount, a “Component Spread”); provided that (i) the sum of the Component Balances of all Note Components shall equal the then-applicable Principal Indebtedness, plus the then unfunded portion of the Renovation Loan Amount, and (ii) the initial weighted average of the Component Spreads, weighted on the basis of their respective Component Balances, shall equal the percentage set forth in clause (i) of the definition of “Spread”. If requested by Lender, each Note Component shall be represented by a separate physical Note, which Notes shall replace the existing Note. Borrower shall execute and return to Lender each such replacement Note within two Business Days after Borrower’s receipt of an execution copy thereof.

Section 2.4 Prepayment.

2.4.1 No Prepayment. Other than as set forth in Section 2.5 below, or as required or permitted pursuant hereto in connection with a Casualty or Condemnation, Borrower shall have no right to prepay all or any portion of the Loan prior to the Permitted Prepayment Date.

2.4.2 Prepayment. After the expiration of the Lockout Period, provided no Event of Default is continuing, Borrower may voluntarily prepay the Loan in whole or in part on any Business Day without penalty, except that no prepayments shall be permitted during the period between a Payment Date and the last day of the applicable Interest Accrual Period. Each such prepayment shall be accompanied by (i) the amount of interest theretofore accrued but unpaid in respect of the principal amount so prepaid, (ii) the amount of interest which would have accrued on the principal amount so prepaid had it remained outstanding through the end of the Interest Accrual Period in which such prepayment is made, plus (iii) provided that such prepayment is not in connection with a refinance of the Loan with Goldman Sachs Commercial Mortgage Capital, L.P. or an Affiliate thereof, the Exit Fee on the principal balance of the Loan being prepaid. As a condition to any voluntary prepayment, Borrower shall give Lender a revocable written notice (a “Prepayment Notice”) of its intent to prepay, which notice must be given at least 10 Business Days and not more than 90 days prior to the Business Day upon which prepayment is to be made and must specify the Business Day on which such prepayment is intended to be made and the amount of such prepayment.

2.4.3 Repayment upon Default. If the principal amount of the Loan is prepaid upon acceleration of the Loan following the occurrence and during the continuation of an Event of Default, Borrower shall be obligated to pay all amounts that would be payable in connection with a prepayment under Section 2.4.2, including all accrued and unpaid interest on the principal balance of the Note through the date that is the final day of the applicable Interest Accrual Period or, if prohibited by law, through the date of repayment plus the Exit Fee, Breakage Costs (including interest owed at the Default Rate), the Acceleration Prepayment Premium (if such prepayment is made during the Lockout Period), all other sums then due under the Note, this Agreement, the Mortgage and the other Loan Documents, and all costs and expenses of Lender incurred in connection with such Event of Default, including reasonable attorneys’ fees and disbursements.

2.4.4 Waiver of Prepayment Rights. Borrower acknowledges that the inclusion of the waiver of prepayment rights and the agreement to pay any amounts necessary in connection with the right to prepay the Note as set forth in this Section 2.4, as applicable, as well as the other agreements set forth herein in respect of prepayment, were separately negotiated with Lender, that the economic value of the various elements of this waiver and agreement was discussed, that the consideration given by Borrower for the Loan was adjusted to reflect the specific waiver and agreement negotiated between Borrower and Lender and contained herein.

Section 2.5 Release of Property. Except as set forth in this Section 2.5, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage.

2.5.1 Release upon Payment in Full. (a) Lender shall, at the expense of Borrower, upon payment in full of all principal and interest on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Loan Agreement, release the Lien of the Mortgage and related Loan Documents with respect to the Property or at the request of Borrower deliver an assignment (without representation or warranty) of the Mortgage provided such assignment is in accordance with applicable law and, if the Loan is part of a Securitization, shall not violate REMIC rules and regulations.

(b) In connection with the release of the Lien contemplated in Section 2.5.1(a), Borrower shall submit to Lender, not less than ten (10) days prior to the date of such release, a release of Liens or assignment of the Mortgage (and related Loan Documents) for the Property (for execution by Lender) in a form appropriate in the applicable state and otherwise satisfactory to Lender in its reasonable discretion and all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release or assignment (collectively, “Release Instruments”).

2.5.2 Further Assurances. To the extent any Release Instrument executed and delivered under Section 2.5.1(b) is insufficient to effect the release to be effected in accordance with the terms hereof, Lender (and any servicer in connection with a Securitization) shall remain obligated to execute and deliver, at the expense of the Borrower, such further Release Instruments as Borrower may reasonably request and submit to Lender.

2.5.3 Partial Releases. Lender hereby agrees to release from the Lien of the Mortgage and the other Loan Documents (X) one or more of the Penthouse Units in connection with the sale or conveyance of one or more of the Penthouse Units to an unaffiliated third party and (Y) one or more of the Development Parcels (each Development Parcel and Penthouse Unit, a “Release Parcel”) in connection with the sale or conveyance of one or more of the Development Parcels, in each case upon satisfaction of the following conditions:

(a) if the Release Parcel is one or more of the Penthouse Units, Borrower shall have delivered to Lender evidence satisfactory to Lender that such release shall be in connection with a bona fide sale of such Release Parcel to an unaffiliated third party;

(b) not less than 30 days prior to the date of the release, the Borrower shall have delivered to Lender a notice setting forth (i) the date of the proposed release, (ii) the name of the proposed transferee, (iii) a metes and bounds or other legal description of the Release Parcel, if the Release Parcel is one of the Development Parcels, (iv) a metes and bounds or other legal description of the remaining Property, if the Release Parcel is one of the Development Parcels, (iv) a survey of the Release Parcel, if the Release Parcel is one of the Development Parcels and (vi) a survey of the remaining Property, if the Release Parcel is one of the Development Parcels;

(c) on the date the Borrower delivers to Lender notice of the proposed release and on the date of the release, no Event of Default shall have occurred and be continuing;

(d) the Borrower shall have delivered to Lender evidence which would be satisfactory to a prudent lender acting reasonably that (i) after giving effect to the Transfer, the Release Parcel shall be legally separated from the remainder of the Property (including, without limitation, with respect to the Penthouse Units, that the Condominium Documents approved by Lender have been effective and have been accepted on a final basis by all required governmental agencies); (ii) after giving effect to such Transfer, each of the Release Parcel and the balance of the Property conforms to and is in compliance in all material respects with applicable Legal Requirements and constitutes a separate tax lot or all necessary filings have been made in order to obtain as a matter of right a separate tax bill for the Release Parcel; and (iii) the Release Parcel is not necessary for the remaining Property to comply with any zoning, building, land use or parking or other Legal Requirements applicable to the remaining Property (including any parking requirements under the REAs) or for the then current use of the remaining Property, including without limitation for access, driveways, parking, utilities or drainage or, to the extent that the Release Parcel is necessary for any such purpose, a reciprocal easement agreement or other agreement acceptable to Lender has been executed and recorded (or will be executed and recorded concurrently with the related Transfer of the Release Parcel) that would allow the owner of the remaining Property to continue to use or benefit from the Release Parcel to the extent necessary for such purpose; it being expressly understood and agreed that the existing driveways and other means of access to and from the Property shall not be altered or otherwise effected after giving effect to such Transfer and that no Release Parcel shall include any of the existing driveways or other means of access to and from the Property unless approved by Lender in its reasonable discretion;

(e) the Borrower shall have delivered to Lender an endorsement (or other coverage acceptable to Lender) to the Qualified Title Insurance Policy insuring the Mortgage (i) confirming no change in the priority of the Mortgage on the balance of the Property (exclusive of the Release Parcel) or in the amount of the insurance or the coverage of the remaining Property (exclusive of the Release Parcel) under the policy; and (ii) insuring the rights and benefits under any new or amended reciprocal easement agreement or such other agreement required pursuant to this Section 2.5.3 that has been executed and recorded, if any;

(f) not less than five Business Days prior to the date of the release, the Borrower shall have delivered to Lender approvals to the release executed by any Person other than Lender holding Liens encumbering the remaining Property or holding any other interest in the remaining Property that would be affected by the release, if and to the extent such approval is required pursuant to the terms of any loan agreement, deed of trust or other documents evidencing or securing such Lien or other interest including parties to the REAs, any Leases, easement agreements, parking agreements or other similar Material Agreements (or, alternatively, shall deliver an Officer’s Certificate confirming that no such approvals are required);

(g) not less than five Business Days prior to the date of the Transfer and release, the Borrower shall have delivered to Lender approvals to the Transfer and release executed by the parties to the REAs and other Material Agreements, in each case to the extent required thereunder;

(h) the Borrower shall have delivered to Lender any other information, approvals, opinions and documents reasonably requested by Lender relating to the Transfer and release, including, concurrently with the release to be delivered by Lender, copies of the executed documents evidencing the transfer of the Release Parcel and the closing statement in connection with such Transfer;

(i) all of Lender’s reasonable out-of-pocket expenses relating to the Transfer and release shall have been paid in full;

(j) the Borrower shall have delivered evidence in the form of an Officer’s Certificate by such Borrower that any such Transfer and release of a Release Parcel shall, to Borrower’s knowledge, not result in an event of default or breach by Borrower, of any right in favor of a third party of offset, abatement or reduction of rent payable to Borrower, or any right in favor of a third party of termination, cancellation or surrender, under any Material Agreements by which such Borrower or the remaining Property is bound or encumbered;

(k) Borrower shall prepay the Loan in an amount equal to the applicable Release Price (such prepayment to be applied to the Loan in the manner set forth in Section 2.3.6) and if such release occurs during the Lockout Period, Borrower shall have paid to Lender, a prepayment fee in an amount equal to the product of the Release Price multiplied by the Release Percentage;

(l) the Borrower shall represent and warrant to Lender in writing that such Transfer and release of a Release Parcel shall not have a material adverse effect on the use or operation of the remaining Property or material adverse effect on the value of the remaining Property (other than the fact that the value of the remaining Property will be reduced by the value of the applicable Release Parcel);

(m) following a Securitization of the Loan, delivery of a REMIC opinion satisfactory to Lender; and

(n) if such Transfer involves a Transfer of one or more of the Development Parcels to an affiliate of Borrower, the Borrower shall have caused (i) the transferee and its affiliates to enter into a negative covenant in form and substance reasonably acceptable to Lender pursuant to which the transferee and its affiliates covenant and agree (X) not to incur financing or other indebtedness with respect to such Development Parcels and/or the ownership interests therein on other than market terms or in excess of 80% loan to cost during the term of the Loan, and (Y) that any such financing or other indebtedness shall only be obtained from a third party lender and (ii) the owners of 100% of the equity interests in the transferee to pledge such interests to Lender (which shall include, if the transferee is a partnership, a pledge of 100% of the ownership interests in each general partner) as additional collateral for the Debt pursuant to a pledge agreement which shall be in form and substance reasonably acceptable to Lender and to have taken all actions to perfect Lender’s first priority security interest in such collateral; and

(o) if such Transfer involves a Transfer of one or more of the Development Parcels to a third party that is not an affiliate of Borrower, such Transfer shall be pursuant to a bona fide sale and the loan to value ratio (following such release and the application of the Release Price to the Debt) shall not be higher than sixty percent (60%) based on an as-is MAI appraisal of the Property (excluding the proposed Release Parcel(s) but taking into account the proposed use of such Release Parcels as certified to by the proposed transferee) commissioned by Lender, at Borrower’s sole cost and expense. Such appraisal shall be prepared not more than thirty (30) days prior to the proposed release date by a member of the American Institute of Real Estate Appraisers selected by Lender (or, if such appraiser is selected by Borrower, such appraiser shall be acceptable to Lender and shall have at least ten (10) years’ experience in evaluating and appraising properties similar in type and geographic location as the Property) and shall meet the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of FIRREA. If the Release Price is not sufficient to meet the required 60% loan to value ratio in accordance with this clause (o), Borrower shall have the right to prepay the Loan in an amount that would be sufficient to meet such loan to value ratio provided such prepayment is accompanied by any applicable prepayment fees.

Section 2.6 Exit Fee. Upon any repayment or prepayment in whole or part of the Loan, including without limitation, a prepayment under Sections 2.3.3 or 2.5 of this Agreement, (but excluding a prepayment as required pursuant hereto in connection with a Casualty or Condemnation), Borrower shall be required to pay to Goldman Sachs Commercial Mortgage Capital, L.P. a non-refundable sum (the “Exit Fee”) on the date of such repayment or prepayment equal to the product of the principal amount of the Loan being repaid or prepaid multiplied by the Exit Fee Percentage, provided, however, that upon repayment of the Loan in full the Exit Fee will be an amount equal to the product of (x) the sum of principal amount of the Loan being repaid or prepaid plus any unfunded portion of the Loan Amount multiplied by (y) the Exit Fee Percentage. Notwithstanding the foregoing, the Exit Fee payable with respect to any prepayment made in connection with a release of a Release Parcel pursuant to section 2.5.3 shall be paid at the time the Loan is repaid in full (whether repaid pursuant to Section 2.3.4 of this Agreement, at maturity or upon acceleration of the Loan). All Exit Fees shall be deemed to be earned in full by Goldman Sachs Commercial Mortgage Capital, L.P. upon the funding of the Loan and shall constitute part of the Debt. Notwithstanding anything to the contrary contained in this Section 2.6, Goldman Sachs Commercial Mortgage Capital, L.P. shall waive the Exit Fee payable at the time the Loan is repaid in full if the Loan is refinanced by Goldman Sachs Commercial Mortgage Capital, L.P. or an Affiliate of Goldman Sachs Commercial Mortgage Capital, L.P. Upon the acceleration of the Loan, any unpaid portion of the Exit Fee shall become immediately due and payable by Borrower.

Section 2.7 Interest Rate Cap Agreements.

(a) On or prior to the Closing Date, Borrower shall obtain from an Acceptable Counterparty, and thereafter maintain in effect, an Interest Rate Cap Agreement, having a term extending through the Maturity Date and a notional amount equal to $250,000,000.00. The Interest Rate Cap Agreement shall have a strike rate equal to the Strike Rate.

(b) In the event of any downgrade, withdrawal or qualification (each, a “Downgrade”) of the rating of the Counterparty such that, thereafter, the Counterparty shall cease to be an Acceptable Counterparty, Borrower shall either (i) obtain a Rating Confirmation from the Applicable Rating Agency with respect to the Counterparty, (ii) replace (or cause the Counterparty to replace) the Interest Rate Cap Agreement with a Replacement Interest Cap Agreement, (x) having a term extending through the end of the Interest Accrual Period in which occurs the Maturity Date, (y) in a notional amount at least equal to the principal balance of the Loan then outstanding, and (z) having a strike rate equal to the Strike Rate or (iii) in Lender’s sole discretion, cause the Counterparty to enter into an arrangement acceptable to Lender, whereby the Counterparty shall provide collateral, a letter of credit or other credit support to secure performance of its obligations under the Interest Rate Cap Agreement and provided that Borrower shall have obtained a Rating Confirmation from the Applicable Rating Agency with respect thereto.

(c) Borrower shall assign to Lender pursuant to an Assignment of Interest Rate Cap Agreement, dated as of the Closing Date, between Borrower and Lender (the “Assignment of Interest Rate Agreement”), all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement (or, when and if any such agreement becomes effective, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement), and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement, Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be made directly to Lender) and notify the Counterparty of such assignment (either in such Interest Rate Cap Agreement, Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement or by separate instrument).

(d) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement (or, as applicable, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement). All amounts paid by the Counterparty under the Interest Rate Cap Agreement (or, as applicable, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement) to Borrower or Lender shall be deposited immediately into the Deposit Account. Borrower shall take all action reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement (or, as applicable, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement) in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(e) If Borrower exercises its option to extend the Maturity Date pursuant to Section 2.3.4(b) hereof, then, on or prior to the Extension Date, the Borrower shall obtain or have in place an Extension Interest Rate Cap Agreement (i) having a term through the end of the Interest Accrual Period in which occurs the Maturity Date as so extended, (ii) in a notional amount at least equal to the principal balance of the Loan as of such Extension Date, and (iii) having a strike rate equal to the Strike Rate, and such Extension Interest Rate Cap Agreement shall be collaterally assigned to Lender in accordance with subsection 2.7(c) above.

(f) Borrower shall obtain and deliver to Lender an opinion of counsel in the form attached hereto as Exhibit D from counsel for the Counterparty to the Interest Rate Cap Agreement (or, as applicable, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement) entered into pursuant to this Section (upon which Lender and its successors and assigns and the Rating Agencies may rely).

Section 2.8 Conditions to Renovation Advances.

2.8.1 Renovation Advances. Lender shall make Renovation Advances in accordance with the requirements set forth in this Section 2.8 below. Notwithstanding the foregoing, in no event shall the aggregate amount of the Renovation Advances exceed the Maximum Renovation Loan Amount.

2.8.2 The Improvements. Borrower shall submit to Lender and the Construction Consultant not later than forty-five (45) days prior to the commencement date of each Subphase of the Renovation Work, a set of plans and specifications therefor prepared by the Architect, if any (the plans and specifications for each Subphase of the Renovation Work are herein referred to as a set of “Plans and Specifications”), together with a project schedule detailing the scheduled date for completion of each component of the Subphase and the dates for completion of the various segments thereof, as applicable (each, a “Project Schedule”), a trade breakdown schedule or other comparable schedule(s) provided by Borrower to Lender, from time to time, and reasonably satisfactory to Lender (each, a “Trade Breakdown Schedule”) itemizing direct construction costs (including the costs for the purchase of all FF&E and advance deposits required to be made in connection therewith) to be incurred by Borrower in connection with the construction of such Subphase of the Renovation Work (the “Direct Construction Costs”), and a schedule (each, a “Schedule of Other Project Costs”) itemizing costs, other than Direct Construction Costs, to be incurred by Borrower in connection with the construction of such Subphase of the Renovation Work (the “Other Project Costs”). Notwithstanding the foregoing, Borrower has previously submitted to Lender, and Lender has approved the Plans and Specifications, Trade Breakdown Schedule and Schedule of Other Project Costs for the Room Renovation Subphase and no Project Schedule is required with respect to the Room Renovation Subphase. Notwithstanding anything contained herein, in no event shall the Borrower or any affiliate be paid a fee in connection with the construction of the Renovation Work or any Subphase thereof.

2.8.3 Approval of Plans and Specifications. If Borrower engages a General Contractor in connection with any Subphase of the Renovation Work, Borrower shall submit the Plans and Specifications for such Subphase of the Renovation Work to the General Contractor and the General Contractor shall agree to perform its obligations under the General Construction Contract in a manner consistent with the requirements of the applicable Plans and Specifications prior to the commencement of such Subphase of the Renovation Work. Borrower shall obtain from the appropriate Governmental Authorities all required approvals (including, without limitation, all environmental approvals) with respect to each component of each Subphase of the Renovation Work and the applicable Plans and Specifications, and all necessary permits, certificates, licenses and other approvals required for the construction of each component of each Subphase of the Renovation Work as and when such items are required to be obtained.

Borrower shall submit to Lender the Plans and Specifications, Project Schedule, Trade Breakdown Schedule and Schedule of Other Project Costs for each Subphase of the Renovation Work (collectively, the “Phase Construction Items” ) for Lender’s approval (other than the applicable Phase Construction Items for the Room Renovation Subphase which have been previously approved by Lender), as follows:

(a) Lender’s approval of the applicable Phase Construction Items shall be in its commercially reasonable discretion, and shall include an analysis and approval of, among other things, (i) the effect of the applicable Subphase of the Renovation Work, together with all other Subphases of the Renovation Work (or any component thereof) that have been approved, on existing parking, (ii) the effect of the applicable Subphase of the Renovation Work, together with all other Subphases of the Renovation Work (or any component thereof) that have been approved, on ingress and egress to the Property and to the existing Improvements, (iii) the loss, if any, of any space in the existing Improvements as a result of the construction of the applicable Subphase of the Renovation Work and all other Subphases of the Renovation Work (or any component thereof) that have been approved, (iv) the effect, if any, of the construction of the Subphase of the Renovation Work, together with all other Subphases of the Renovation Work (or any component thereof) that have been approved, on the availability of hotel guest rooms and any leases in the Property, and (v) the compliance of the applicable Subphase of the Renovation Work with all applicable building, zoning, environmental and other laws, rules, restrictions, orders and regulations of the Governmental Authorities.

(b) Lender agrees that as soon as is reasonably practicable but in no event later than thirty (30) days after receipt of the applicable Phase Construction Items from Borrower it will review and notify Borrower of (i) its approval or disapproval of the applicable Phase Construction Items (and if disapproval, the reasons, which shall be described with reasonable specificity, for the disapproval), or (ii) its need for additional information in order to complete its review.

(c) In the event that Lender either disapproves the applicable Phase Construction Items, or requires additional information in order to complete its review, Lender agrees that as soon as is reasonably practicable but in no event later than fifteen (15) days after receipt of revised Phase Construction Items, or the additional information, as the case may be, it will review and notify Borrower of (i) its approval or disapproval of the revised Phase Construction Items (and if disapproval, the reasons, which shall be described with reasonable specificity, for the disapproval), or (ii) its further need for additional information in order to complete its review.

(d) Each addition or modification to any set of Plans and Specifications, any Project Schedule, any Trade Breakdown Schedule and/or any Schedule of Other Project Costs (i) involving a change order costing more than $200,000 (or $600,000 in the aggregate for all Subphases of the Renovation Work), (ii) involving the use of materials, furniture, fixtures or equipment which will not be at least equal in quality to the materials, furniture, fixtures and equipment originally specified in or required by the applicable Plans and Specifications, as approved by Lender and the Construction Consultant, (iii) affecting any of the payment and performance bonds, or (iv) involving a material change, shall be subject to the written approval of Lender and Construction Consultant and, to the extent required by law, by the appropriate Governmental Authorities and the surety company, if any, which has issued a payment or performance bond with respect to any contractor, subcontractor or materialman involved in the Renovation Work. Lender shall approve or disapprove of the proposed addition or modification within thirty (30) days of the receipt in writing of such addition or modification.

Borrower shall not commence any work on any component of any Subphase of the Renovation Work, unless all required permits, certificates, licenses and approvals for the applicable components of the Subphase of the Renovation Work have been issued or obtained from the appropriate Governmental Authorities (other than those which are not required in order to commence such construction and which can only be obtained following commencement of such construction), but may otherwise commence work on any Subphase of the Renovation Work following approval of the Phase Construction Items applicable thereto in accordance with this Section 2.8. Borrower shall construct and equip each Subphase of the Renovation Work in accordance with the applicable Plans and Specifications, in each case free and clear of all liens, encumbrances and security instruments (other than the Mortgage and the other Permitted Encumbrances). All Plans and Specifications as approved by Lender shall become the property of Lender upon the occurrence of an Event of Default under the Loan Documents and the foreclosure of the Mortgage. The Renovation Work shall be constructed and equipped in compliance with the requirements of the Governmental Authorities acting in and for the locality in which the Property is situated, including the Americans With Disabilities Act. In addition, prior to commencing any portion of the Renovation Work that might involve the removal or disturbance of any asbestos located at Property, Borrower shall obtain and deliver to Lender and the Construction Consultant, an asbestos survey acceptable to Lender and the Construction Consultant. All work involving the removal or disturbance of any asbestos located at Property shall be performed in accordance with all applicable Legal Requirements. Compliance with the provisions of this paragraph and any other provisions of this Agreement relating to the construction and equipping of the Renovation Work shall be determined by the Construction Consultant. At all times during the term of the Loan, upon reasonable prior notice and during reasonable business hours, Lender, the Construction Consultant, and their respective agents and employees, shall have the right of entry and free access to the Property to inspect the Renovation Work.

2.8.4 Completion of Improvements. Once commenced, Borrower shall diligently and continuously endeavor to complete each Subphase of the Renovation Work in accordance with the applicable Project Schedules, if any, and shall construct, equip and complete each Subphase of the Renovation Work in accordance with the applicable Plans and Specifications and the provisions of this Agreement, all in accordance with the timetable contained in the applicable Project Schedule.

For purposes of this Agreement, the Renovation Work shall be deemed to have been completed when (i) the Renovation Work (and all Subphases thereof), in the opinion of the Construction Consultant, has been substantially completed (exclusive of punch list items not in excess of $500,000 in the aggregate for all such Renovation Work) in accordance with the applicable Plans and Specifications, (ii) all Renovation Work (and all Subphases thereof) shall contain all furniture, fixtures and equipment specified in the applicable Plans and Specifications, (iii) all permanent certificates of occupancy (or temporary certificates of occupancy with no material conditions preventing the issuance of permanent certificates of occupancy other than the passage of time) and all other certificates, licenses, consents and approvals required for the use and operation of the Improvements, following the Renovation Work (and all Subphases thereof), as applicable, shall have been issued by or obtained from the appropriate Governmental Authorities, (iv) all Direct Construction Costs, Other Project Costs, and other costs and expenses incurred in connection with the construction and equipping of the Renovation Work (and all Subphases thereof) (other than for punch list items not in excess of $500,000 in the aggregate for all Renovation Work) shall have been paid in full (or are to be paid from the Final Renovation Advance).

The Borrower shall be deemed to have satisfied the requirements of clause (iv) of the preceding paragraph of this Section notwithstanding the fact that the Borrower shall be withholding payment with respect to work or materials supplied in connection with the construction of the Renovation Work (or any Subphase thereof), which in the reasonable opinion of the Borrower, Architect, if any, Lender and the Construction Consultant, were not performed or supplied in accordance with the standards specified in the contracts under which performed or supplied, or that there are unpaid claims for additional payments with respect to work or materials supplied in connection with the construction of the Renovation Work (or any Subphase thereof), which in the reasonable opinion of the Borrower, Architect, if any, Lender and the Construction Consultant, are excessive, unsubstantiated or invalid, provided that (i) such withheld payments and claims shall not exceed in the aggregate $100,000 for all of the Renovation Work, (ii) the Borrower shall, if requested to do so by Lender, have bonded or provided other security for such withheld payments and such unpaid claims in a manner reasonably satisfactory to Lender or shall have set aside in a manner reasonably satisfactory to Lender reserves which in the opinion of the Lender and the Construction Consultant will be sufficient to cover the payment of such withheld payments and such unpaid claims, and (iii) the Borrower shall have paid all other Direct Construction Costs and Other Project Costs incurred in connection with the construction, equipping and completion of each Subphase of the Renovation Work, in accordance with the provisions of this Agreement and shall have delivered evidence reasonably satisfactory to the Lender of such payment.

2.8.5 Title Insurance and Survey. Borrower acknowledges that Lender shall require that the Qualified Title Policies in the amount of the Loan insuring the lien of the Mortgage and in form and substance satisfactory to and approved in all respects by Lender, contain a pending disbursements clause with respect to the Renovation Advances. Borrower shall deliver to Lender any additional surveys reasonably requested or required by Lender, the Construction Consultant or the Title Company in the event of a change in the state of facts shown on the Qualified Survey delivered on the Closing Date, within thirty (30) Business Days after request, it being agreed that each survey shall meet the requirements of a Qualified Survey and any change in the state of facts shown in any such updated survey shall be subject to reasonable approval by Lender and the Construction Consultant.

2.8.6 Hazard Insurance. Borrower shall furnish to Lender evidence of the insurance required by Section 8.1 hereof (with evidence of the payment of premiums therefor), or, if Borrower shall fail to maintain insurance required by Section 8.1 hereof, Lender may obtain at Borrower’s expense, insurance as required by Section 8.1 hereof. Prior to the completion of the Renovation Work, the policies of casualty insurance relating to the Renovation Work shall be in the so-called “Special Cause of Loss Form”, including collapse coverage, in an amount equal to not less than 100% of the completed insurable value of the Improvements

(including the Renovation Work). Upon completion of the Renovation Work, the insurance relating to the Renovation Work shall be converted to a standard hazard insurance policy with extended coverage and otherwise complying with the provisions of Section 8.1 hereof.

2.8.7 Renovation Loan Advances. Subject to compliance by Borrower with the terms and conditions of this Section 2.8.7 and Sections 2.8.8, 2.8.9 and 2.8.13, Lender shall make Renovation Advances to Borrower for (i) Direct Construction Costs, as itemized in the applicable Trade Breakdown Schedules approved by Lender for each Subphase of the Renovation Work, and (ii) Other Project Costs, as itemized in the applicable Schedules of Other Project Costs approved by Lender for each Subphase of the Renovation Work. Lender shall not be required to make advances of the Loan for costs incurred by Borrower (x) with respect to materials stored off the Property unless Lender shall, in its sole discretion, deem it advisable to do so or (y) with respect to materials stored on the Property unless such materials are secured and insured in a manner reasonably acceptable to Lender.

Each request by Borrower to Lender for a Renovation Advance shall be in the form attached hereto as Exhibit B and signed by a duly authorized representative of Borrower (any such request being hereinafter referred to as a “Request for Advance”). Each Request for Advance shall be delivered to Lender not less than ten (10) Business Days prior to the date upon which a Renovation Advance is requested and shall be based upon the applicable Trade Breakdown Schedules and Schedules of Other Project Costs, and shall be accompanied by (i) a currently dated Direct Construction Cost Breakdown for each component of the Renovation Work that has been commenced and Request for Partial Payment from the General Contractor (in the form of AIA Document No. G702 (including AIA Form G703 as an attachment thereto), or similar form approved by Lender), as approved by Borrower and the applicable Architect, if any, (ii) such waivers of lien and other documents as may be required by Lender or the Title Company (to induce the Title Company to insure each advance of the Loan made hereunder against all mechanics’ and materialmen’s liens for labor furnished and material supplied in connection with the construction of the Renovation Work), (iii) the requisitions for payment from subcontractors and materialmen engaged in the construction of the Renovation Work, and (iv) updated Project Schedules and such other information and documents as may be reasonably requested or required by Lender or the Construction Consultant. All requests and requisitions for payment shall be subject to the approval of Lender in accordance with the provisions of this Section 2.8 and the Construction Consultant. Each Renovation Advance shall be made, in whole or in part, (i) by crediting the amount thereof to an Eligible Account of Borrower, (ii) by check payable jointly to the Borrower and the General Contractor, if any, subcontractor or materialman, as applicable, (iii) during the continuance of an Event of Default, by paying the General Contractor, if any, or any subcontractors or materialmen engaged in the construction of the Renovation Work, or (iv) in such other manner as shall be mutually agreed upon by Borrower and Lender.

Other than Lender’s obligation to fund Retainage upon achievement of certain completion hurdles, Lender shall not be obligated to make aggregate Renovation Advances for the Renovation Work in excess of the amount, from time to time, of Verified Project Costs unless Lender, in its sole discretion, deems it advisable to do so. Lender shall not be obligated to make a Renovation Advance more than once per calendar month. Lender shall not be obligated to make a Renovation Advance (i) unless Lender is satisfied, in its reasonable discretion, that the conditions precedent to the making of such advance have been satisfied by Borrower and (ii) subsequent to the Final Renovation Advance Termination Date. Anything in this Agreement or any other agreement made with respect to the Loan to the contrary notwithstanding, any Renovation Advance or approval given by Lender or the Construction Consultant, herein or therein, whether or not before or after an inspection of the Renovation Work (or any portion thereof) by the Construction Consultant or otherwise, shall not be deemed to be an approval by Lender of any work performed thereon or approval or acceptance by Lender of any work or materials done or furnished with respect thereto or a representation by Lender as to the fitness of such work or materials.

Any given Request for Advance may simultaneously request a Renovation Advance for one or more Subphases of the Renovation Work, provided Lender has approved the applicable Phase Construction Items for such Subphases and the other requirements set forth herein have been met.

2.8.8 Conditions to Initial Renovation Advances. The obligation of Lender to make the initial Renovation Advance for each Subphase of the Renovation Work is subject to the following additional conditions precedent with respect to each Subphase:

(a) Borrower shall have delivered to Lender and the Construction Consultant a copy of the Architect Contract, if any, or, if applicable, an amendment thereto covering the applicable Subphase of the Renovation Work, which contract or amendment, as applicable, shall be in form and substance satisfactory in all respects to Lender and the Construction Consultant. Borrower shall not agree to any modification or termination of the Architect Contract without the prior written approval of Lender, which approval shall not be unreasonably withheld or delayed.

(b) if applicable, Borrower shall have delivered to Lender, a letter from the Architect with respect to, among other things, (i) compliance of the improvements with building codes and zoning laws, (ii) the use of the applicable Plans and Specifications by Lender following an Event of Default under the Loan and (iii) completion by the Architect of its services following an Event of Default under the Loan.

(c) Borrower shall have delivered to Lender and the Construction Consultant a copy of the General Construction Contract, if any, or, if applicable, an amendment thereto covering the applicable portion of the Renovation Work, which contract or amendment, as applicable, shall be in form and substance satisfactory in all respects to Lender and the Construction Consultant. Borrower shall not agree to any modification or termination of the General Construction Contract without the prior written approval of Lender, which approval shall not be unreasonably withheld or delayed with respect to a modification provided such modification does not involve a change described in clauses (i) – (iv) of Section 2.8.3(d).

(d) if applicable, Borrower shall have delivered to Lender a letter from the General Contractor with respect to, among other things, performance by the General Contractor of construction of the applicable Subphases of the Renovation Work pursuant to the General Construction Contract following an Event of Default under the Loan.

(e) Borrower shall have delivered to Lender and the Construction Consultant copies of all of the Major Subcontracts now or hereafter entered into, each of which shall be in form and substance satisfactory in all respects to Lender and the Construction Consultant. Borrower shall not agree to any modification or termination of any Major Subcontract without prior written approval of Lender, which approval shall not be unreasonably withheld or delayed with respect to a modification provided such modification does not involve a change described in clauses (i) – (iv) of Section 2.8.3(d).

(f) Borrower shall have delivered to Lender a letter from each Major Subcontractor with respect to, among other things, performance by such Major Subcontractor of construction of the applicable Subphases of the Renovation Work pursuant to the applicable Major Subcontract following an Event of Default under the Loan.

(g) Borrower shall make available for inspection at all times by the Construction Consultant and Lender copies of all Other Subcontracts and shall furnish to the Construction Consultant and Lender, upon request, copies of the same.

(h) The Major Subcontracts and the Other Subcontracts shall be awarded in accordance with the time tables approved by Lender and the Construction Consultant, as the same may be revised from time to time with the approval of Lender and the Construction Consultant, which approval shall not be unreasonably withheld or delayed provided such revision does not involve a change described in clauses (i) – (iv) of Section 2.8.3(d).

(i) Borrower shall cause the General Contractor, if any, or, in Lender’s discretion, those subcontractors and materialmen under the Major Subcontracts reasonably designated by Lender to provide 100% payment and performance bonds, all of which payment and performance bonds shall be in amount, form and substance and issued by companies satisfactory to Lender and licensed or authorized to do business in the state where the Property is located and shall name Lender, as a dual obligee. Further, unless otherwise approved by Lender in its reasonable discretion, and following a Securitization, the Rating Agencies in writing, the issuer(s) of the bonds required under this Section shall have a claims paying ability rating of “A-” or better (or its equivalent) by each of the Rating Agencies.

2.8.9 Additional Conditions to Renovation Advances. The obligation of Lender to make Renovation Advances pursuant to this Agreement is subject to the following additional conditions precedent:

(a) Each Request for Advance shall be accompanied by a report of the Construction Consultant (acceptable to Lender) based upon a site inspection made by the Construction Consultant not more than ten (10) days prior to the date of such Request for Advance, in which the Construction Consultant shall (i) specify that the portion of the Renovation Work completed as of the date of such inspection for which the Request for Advance is being made has been substantially completed in accordance with the applicable Plans and Specifications, (ii) state its estimate of (aa) the percentage of construction of the Renovation Work completed as of the date of such inspection on the basis of work in place and the applicable Trade Breakdown Schedules, (bb) Direct Construction Costs actually incurred for work in place as part of the Renovation Work for which the Request for Advance is being made as of the date of such inspection, (cc) the actual sum necessary to complete construction of the Renovation Work in accordance with the Plans and Specifications and (dd) the amount of time from the date of such inspection which will be required to complete construction of the Renovation Work in accordance with the Plans and Specifications.

(b) Prior to each Renovation Advance the Title Company shall have issued (i) a continuation of title showing title to the Property to be vested in Borrower and no exceptions to the title of the Property other than Permitted Encumbrances, and (ii) an endorsement to the Qualified Title Policy insuring the priority of the lien of the Mortgage, subject only to Permitted Encumbrances, for the full amount of each such advance and all previous advances of the Loan made by Lender to Borrower pursuant to this Agreement. Such continuation of title shall contain affirmative insurance that covenants and restrictions, if any, reported against the Property have not been violated by the Renovation Work.

(c) Prior to each Renovation Advance by Lender to Borrower pursuant to this Agreement, Borrower shall, upon request of Lender, furnish Lender with evidence reasonably satisfactory to Lender, showing payment of all bills and charges (including the making of advance deposits) for which Renovation Advances have been previously made pursuant to this Agreement including lien releases for such amounts. Borrower shall also deliver to Lender, upon request, such bills, receipts, invoices and other evidence as may reasonably be required by Lender to substantiate the actual incurrence by Borrower of Direct Construction Costs and Other Project Costs.

(d) Borrower shall, if required by Lender, deliver to Lender a written statement executed by the General Contractor, if any, certifying that it has received payment in full of all monies then owed to it (other than the Retainage unless advanced in accordance with the provisions hereof), and a written statement executed by each Major Subcontractor engaged in the construction of the Renovation Work, certifying that each such Major Subcontractor has received payment in full of all monies owed to each such Major Subcontractor by the General Contractor or Borrower, as applicable, (other than the Retainage).

(e) Construction of each Subphase of the Renovation Work shall comply with all applicable building, zoning, environmental and other laws, rules, restrictions, orders and regulations of the Governmental Authorities and Borrower shall have delivered to Lender copies of all necessary certificates, authorizations, permits and licenses which are required to permit the construction and completion of each Subphase of the Renovation Work, as issued by the appropriate Governmental Authorities.

(f) Borrower shall make available to the Construction Consultant, upon request, all shop and related drawings used in connection with the Plans and Specifications and the Renovation Work at the location where the same are kept.

(g) Intentionally Deleted.

(h) Lender shall not be obligated to make an advance of the Loan with respect to any subcontractor or materialman providing work or materials with respect to the Renovation

Work (or any Subphase thereof) unless such subcontractor or materialman is providing such work or materials under a signed contract or purchase order.

(i) Borrower shall observe and perform in all material respects all of the terms, covenants and conditions of the Architect Contract, if any, the General Construction Contract, if any, the Major Subcontracts and the Other Subcontracts on Borrower’s part to be observed or performed.

(j) Notwithstanding anything to the contrary herein, and without limiting or modifying any other terms, provisions and conditions of this Agreement, the sum of all Renovation Advances hereunder shall not exceed the lesser of (a) the Maximum Renovation Loan Amount, and (b) the total cost of Renovation Work approved by Lender.

(k) No monetary Default, material non monetary Default or Event of Default shall have occurred and be continuing.

(l) Borrower shall have paid all of Lender’s out-of-pocket costs and expenses incurred in connection with any and all Renovation Advances, including, without limitation, fees of the Construction Consultant.

(m) Prior to each Request for Advance for advances for FF&E purchase orders under Major Subcontracts, to the extent requested by Lender, Borrower shall have delivered to Lender an assignment of such Major Subcontract and a letter from the applicable materialman or subcontractor with respect to, among other things, performance by such materialman or subcontractor pursuant to the applicable Major Subcontract following an Event of Default under the Loan.

(n) Each Renovation Advance shall not be in excess of the budgeted amounts for Direct Construction Costs and Other Project Costs as itemized in the Trade Breakdown Schedule or Schedule of Other Project Costs for each Subphase of the Renovation Work. To the extent that Borrower has realized a cost savings in one or more hard cost line items in a Trade Breakdown Schedule and/or cost line items in the Schedule of Other Project Costs for any Subphase of the Renovation Work, such savings may not be reallocated to any other line item or for any other use, except that cost savings in hard cost line items in a Trade Breakdown Schedule may be reallocated to other hard cost line items in such Trade Breakdown Schedule with Lender’s prior written approval which shall not be unreasonably withheld or delayed. The contingency line item may not be used for any other line item until all of the amounts in such line item have been drawn and spent on the Renovation Work.

(o) No Legal Requirement shall exist, and no litigation shall be pending or threatened, which in the good faith judgment of Lender would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the repayment of the Loan.

(p) The representations in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the such date with the same effect as if made on such date, with such changes to the representations as may be acceptable to Lender.

(q) No event or series of events shall have occurred which Lender reasonably believes has had or is reasonably likely to have a Material Adverse Effect.

(r) On each Payment Date occurring in the months of June, September, December and March, Borrower shall make a payment of $9,000.00 as an administrative fee for the preceding three month period.

(s) Lender shall have received such additional information and/or other certificates, opinions, documents and instruments relating to each Renovation Advance as may have been reasonably requested by Lender.

(t) Lender shall not be obligated to make Renovation Advances more than one time per calendar month.

All conditions and requirements of this Agreement relating to the obligations of Lender to make Renovation Advances are for the sole benefit of Lender and no other person or party (including, without limitation, the General Contractor, if any, and subcontractors and materialmen engaged in the construction of the Renovation Work) shall have the right to rely on the satisfaction of such conditions and requirements by Borrower as a condition precedent to Lender’s making a Renovation Advance. Lender shall have the absolute right, in its sole discretion, to waive any such condition or requirement as a condition precedent to making a Renovation Advance.

2.8.10 Deficiency. Lender shall not be obligated to make any Renovation Advance to Borrower if, in the reasonable opinion of Lender, the balance of the Renovation Advances yet to be advanced by Lender, is at any time less (the amount by which it is less being hereinafter referred to as the “Deficiency”) than the actual sum, as estimated by Lender and the Construction Consultant, which will be required to complete construction of the Renovation Work in accordance with the Plans and Specifications and this Agreement and to pay all Direct Construction Costs and Other Project Costs and all other costs and expenses of any nature whatsoever which will be incurred in connection with the completion of construction of the Renovation Work. Borrower shall, within ten (10) days after being notified by Lender that there is or will be a Deficiency, deposit with Lender an amount sufficient to eliminate the Deficiency. Any amounts deposited by Borrower with Lender to pay the Deficiency shall be applied by Lender as Lender shall direct, to pay Direct Construction Costs and Other Project Costs as construction progresses. If an Event of Default shall occur and be continuing, Lender, in addition to all other rights which it may have, shall have the unconditional right, at its option, to apply, in whole or in part, any amounts deposited by Borrower with Lender with respect to the Deficiency, to the payment of the Debt in such order and priority as Lender shall deem appropriate.

2.8.11 Retainage. In no event shall Lender be obligated to make Renovation Advances with respect to Direct Construction Costs in excess of an amount equal to the costs actually incurred (including the making of advance deposits required in connection with the Renovation Work) from time to time for work in place as part of the construction of the Renovation Work, as certified by the Construction Consultant minus the Retainage. The Retainage shall not be released until the Construction Consultant certifies to Lender that the

Renovation Work has been completed in accordance with the provisions of Section 2.8.4, and Lender receives evidence satisfactory to Lender that the costs of the construction of the Renovation Work have been paid in full or will be paid in full out of the Retainage; provided, however, that Lender will release the portion of the Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Renovation Work, as of the date upon which the Construction Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Qualified Title Policies, and Lender receives an endorsement to the Qualified Title Policies insuring the continued priority of the lien of the Mortgage; and, provided, further, that Lender will release the portion of the Retainage being held with respect to any contractor, subcontractor or materialman engaged in the construction of a particular Subphase in the amount set forth in Paragraph 9 of AIA Document No. G702 (Application and Certification for Payment) upon satisfaction of the following conditions precedent: (i) receipt by Lender of certification from the Construction Consultant that such Subphase has been completed in accordance with this Agreement and that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, (ii) confirmation by the General Contractor, if any, or the applicable Major Subcontractor (which shall be evidenced by the General Contractor’s initialing of the AIA Document No. G702 submitted by such contractor, subcontractor or materialman) that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, (iii) Borrower shall have provided evidence in the form of an identification code corresponding to that set forth on a previous Request for Advance that the work and/or materials for which such Retainage is being released are those for which a Renovation Advance was previously made, (iv) delivery to Lender of the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Qualified Title Policies, and (v) receipt by Lender of an endorsement to the Qualified Title Policies insuring the continued priority of the lien of the Mortgage. If required by Lender, the release of any such portion of the Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

2.8.12 Specific Additional Covenants of Borrower. Borrower shall comply with each of the following terms and conditions:

(a) Borrower shall obtain and furnish to Lender within thirty (30) days after the completion of each Subphase and the Renovation Work, the originals or copies of all temporary or permanent certificates of occupancy and all other certificates, licenses, consents and other approvals of the Governmental Authorities acting in and for the locality in which the Property is situated which are required for the use and occupancy of the applicable Subphase of the Renovation Work and, upon completion of the Renovation Work, for the use and occupancy of the Improvements. In no event shall Lender be required to make the last Renovation Advance pursuant to this Agreement until all such certificates, licenses, consents and approvals have been obtained and delivered to Lender.

(b) Borrower shall furnish to Lender from time to time upon request (i) the names of all persons with whom Borrower or General Contractor, if any, has contracted or intends to contract for the construction of the Renovation Work (or any Subphase thereof), or the furnishing of labor or materials in connection therewith, (iii) a list of all unpaid bills for labor and materials with respect to the Renovation Work, (iv) budgets of Borrower and revisions thereof showing estimated Direct Construction Costs and Other Project Costs and other costs and expenses to be incurred in connection with the completion of the Renovation Work, (v) lien waivers, receipted bills or other evidence of payment of all Direct Construction Costs, Other Project Costs and other costs and expenses incurred in connection with the Renovation Work, and (vi) such other information in Borrower’s possession relating to Borrower, the Renovation Work (or any component thereof), the Property, the Loan, the construction of the Renovation Work, or any collateral for the Loan or other source of repayment of the Loan.

(c) If any portion of the Improvements involved in the Renovation Work is partially or totally damaged or destroyed by fire or other casualty, the provisions of Section 8.1.2 shall be applicable and Borrower shall proceed immediately with the repair and restoration thereof and diligently prosecute the work of repair and restoration to completion. The cost of such repair and restoration shall not be made the basis of any Renovation Advance. Unless the casualty affects the portion of the Improvements involved in the Renovation Work or any component thereof and Lender is not obligated or has determined not to disburse insurance proceeds for the repair and restoration, the Loss Proceeds relating to such portion of the Improvements shall be disbursed in accordance with the provisions of Section 8.1.2 on the basis of certifications of the Construction Consultant as to costs incurred by Borrower for work in place as part of such repair and restoration.

(d) except as being diligently contested in good faith by Borrower in accordance with the terms of this Agreement, Borrower shall pay when due all Direct Construction Costs, Other Project Costs and other costs and expenses incurred by Borrower in connection with the construction of the Renovation Work, or any repair and restoration of the Improvements pursuant to the provisions of paragraph (c) set forth above.

(e) Borrower shall not assign this Agreement or the moneys to be advanced and disbursed hereunder or convey, assign, pledge, encumber or mortgage (except for the Mortgage) any part of the Property or any direct or indirect interest therein (other than Transfers permitted under Section 6.1.9 hereof without the prior written consent of Lender) without the prior written consent of Lender, but if Borrower does any of the foregoing, Lender may, in its discretion, continue to make Renovation Advances to Borrower or to those who succeed to the interest of Borrower in the Property pursuant to the terms of this Agreement, and all sums so advanced shall be deemed to be advances made in pursuance and not in modification hereof and shall be evidenced and secured by the Note and the Mortgage.

2.8.13 Final Renovation Advance. The following are additional conditions to the final Renovation Advance (the “Final Renovation Advance”):

(a) Lender shall be satisfied in its reasonable discretion that each component of the Renovation Work has been completed in accordance with the provisions of Section 2.8.4, unless, the Final Renovation Advance is being disbursed into the Renovation Advance Escrow in accordance with Section 2.8.14 below.

(b) The Final Renovation Advance shall be made on or before the Final Renovation Advance Outside Date. Notwithstanding the foregoing, in no event shall Lender be required to make any further Renovation Advances following the Final Renovation Advance Termination Date.

(c) The amount of the Final Renovation Advance, when combined with the prior Renovation Advances will not exceed the Maximum Renovation Loan Amount.

2.8.14 Funding of Final Renovation Advance into Escrow. (a) Provided that the Final Renovation Advance Termination Date has not occurred, Borrower may elect to have the unfunded portion of the Renovation Advances, if any, funded into a deposit account maintained by Lender (the “Renovation Advance Escrow”) on the Final Renovation Advance Outside Date by giving written notice to that effect to Lender thirty (30) days prior to the Final Renovation Advance Outside Date, provided that (i) no monetary Default, material non-monetary Default or Event of Default shall have occurred and be continuing on the date of such notice or on the Final Renovation Advance Outside Date and (ii) Borrower shall have satisfied the conditions set forth in clauses (b), (l), (o), (s) of subsection 2.8.9 with respect to such disbursement into the Renovation Advance Escrow on or before the Final Renovation Advance Outside Date. If Borrower elects by giving such thirty (30) day notice to Lender not to have the unfunded portion of the Renovation Advances, if any, funded into the Renovation Advance Escrow on the Final Renovation Advance Outside Date, then Lender will not fund such amounts into the Renovation Advance Escrow; it being expressly understood and agreed that Lender shall have no further obligation to make Renovation Advances from and after the Final Renovation Advance Outside Date. If Borrower fails to give any such notice thirty (30) days prior to the Final Renovation Advance Outside Date, provided no monetary Default, material non-monetary Default or Event of Default shall have occurred and be continuing on the Final Renovation Advance Outside Date and the condition set forth in clause (o) of subsection 2.8.9 is met, Lender shall fund the unfunded portion of the Renovation Advances, if any, into the Renovation Advance Escrow on the Final Renovation Advance Outside Date. All out-of-pocket costs and expenses incurred by Lender in connection with such advance into the Renovation Advance Escrow shall be paid by Borrower, including, without limitation, any costs and expenses for lien searches, title continuations and endorsements. If a monetary Default, material non-monetary Default or Event of Default shall have occurred and be continuing on the date of such notice or on the Final Renovation Advance Outside Date or the condition set forth in clause (o) of subsection 2.8.9 is not met, Lender shall have no obligation to fund such amounts, if any, into the Renovation Advance Escrow and Lender shall have no further obligation to make Renovation Advances from and after the Final Renovation Advance Outside Date. If any amounts are funded into the Renovation Advance Escrow in accordance with this Section 2.8.14, then upon Lender’s funding of any of the Renovation Advance funds into the Renovation Advance Escrow: (i) such Renovation Advance funds will be deemed fully funded for purposes of Borrower’s payment obligations hereunder and under the Note irrespective of whether amounts are subsequently disbursed to Borrower from the Renovation Advance Escrow; (ii) such amounts shall be added to the Principal Indebtedness, shall bear interest as set forth in this Agreement and payment thereof shall be secured by the Security Documents and other collateral given for the Loan; and (iii) Borrower will be responsible for all debt service payments on the new total Principal Indebtedness on each Payment Date. Funds will be released from the Renovation Advance Escrow on the same basis as such funds would have been advanced under the preceding subsections of this Section 2.8 (except subsection 2.8.13). The final disbursement from the Renovation Advance Escrow shall only be made if Lender shall be satisfied in its reasonable discretion that each component of the Renovation Work has been completed in accordance with the provisions of Section 2.8.4. For purposes of creating and perfecting Lender’s first priority security interest in the Renovation Advance Escrow, the Renovation Advance Escrow shall be in the name of and under the sole dominion and control of Lender, subject only to Lender’s obligations hereunder to advance funds therefrom in accordance with this Agreement and the other Loan Documents, and Borrower shall not have the authority or power to make withdrawals from the Renovation Advance Escrow. Borrower shall execute any additional documents that Lender in its reasonable discretion may require and shall provide all other evidence reasonably requested by Lender to evidence or perfect its first-priority security interest in the Renovation Advance Escrow and amounts on deposit therein. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Renovation Advance Escrow, or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements or any other notice or instrument as may be required under the UCC, as appropriate, except those naming Lender as the secured party, to be filed with respect thereto. Borrower shall pay all costs and expenses in connection with the Renovation Advance Escrow, including, without limitation all of Lender’s out-of pocket costs and expenses.

(b) Upon the occurrence and continuation of an Event of Default, Lender may apply amounts in the Renovation Advance Escrow (or any portion thereof) for any of the following purposes relating to the Loan or Borrower’s obligations hereunder or under any other Loan Document, and in any order, as Lender shall elect in its sole discretion: (i) Taxes and Other Charges; (ii) Insurance Premiums; (iii) interest on the unpaid principal balance of the Note; (iv) amortization of the unpaid principal balance of the Note; (v) completion of all work required to be performed hereunder; (vi) reimbursement of Lender for all losses and expenses (including reasonable legal fees and disbursements) suffered or incurred by Lender as a result of such Event of Default; (vii) the cost of any necessary or reasonable repair or replacement to the Property; (viii) payment of any amount expended in exercising rights and remedies available to Lender at law or in equity or under this Agreement or under any of the other Loan Documents; or (ix) any other portion of the Debt.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to the Loan. The obligation of Lender to make the Loan and advance the Fixed Loan is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date:

3.1.1 Representation and Warranties; Compliance with Conditions. Each of the representations and warranties of Borrower contained in this Agreement or any other Loan Document shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made as of such date, and no Default or Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

3.1.2 Loan Agreement and Note. Lender shall have received an original of this Agreement and the Note, in each case, duly executed and delivered on behalf of the Borrower.

3.1.3 Delivery of Loan Documents; Title Insurance; Reports; Leases.

(a) Mortgage, Assignments of Agreements. Lender shall have received from Borrower fully executed and acknowledged counterparts of each of the Mortgage, Assignment of Leases and the appropriate UCC financing statements, each in form satisfactory for recording or filing in the appropriate public records, and evidence that counterparts of the Mortgage, Assignment of Leases and UCC financing statements shall have been delivered to the title company for recording or filing, so as to effectively create upon such recording a valid and enforceable Lien upon the Property, of first lien priority, in favor of Lender (or a deed trustee if required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. Lender shall have also received fully executed counterparts of the Agreement with Licensor, the Assignment of Agreements, the Environmental Indemnity, the Cooperation Agreement and each of the other Loan Documents.

(b) Title Insurance. Lender shall have received a Qualified Title Policy (or a binding commitment therefore which shall be acceptable in all respects to Lender and its counsel) with respect to the Property and evidence that all premiums in respect thereof have been paid.

(c) Survey. Lender shall have received a Qualified Survey with respect to the Property.

(d) Insurance. Lender shall have received valid certificates of insurance for the policies of insurance required hereunder, satisfactory to Lender in its reasonable discretion, and evidence of the payment of all premiums then due and payable for the existing policy period.

(e) Environmental Reports. Lender shall have received Phase I environmental reports (and, where recommended by such Phase I environmental reports, Phase II environmental reports) in respect of the Property that are satisfactory to Lender.

(f) Zoning. Lender shall have received, at Lender’s option, letters or other evidence with respect to the Property from the appropriate authorities (or other Persons) concerning applicable zoning and building laws, or zoning endorsements in the Qualified Title Policy, if available.

(g) Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first priority Lien as of the Closing

Date with respect to the Mortgage on the Property, subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and evidence thereof satisfactory to Lender shall have been received thereby.

(h) Engineering Reports. Lender shall have received engineering reports in respect of the Property satisfactory to Lender.

(i) Material Agreements. Lender shall have received true and complete copies of all Material Agreements (including, without limitation, any labor or collective bargaining agreements).

(j) Operating Agreements. Lender shall have received true and complete copies of all Operating Agreements with respect to the Property.

3.1.4 Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved copies thereof, which copies shall be certified if requested by Lender.

3.1.5 Delivery of Organizational Documents. On or before the Closing Date, Borrower shall deliver or cause to be delivered to Lender copies certified by an officer of the sole member of the Borrower of all organizational documentation related to the Borrower and/or the formation, structure, existence, good standing and/or qualification to do business as Lender may request in its reasonable discretion, including good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.

3.1.6 Opinions of Counsel to the Borrower. Lender shall have received legal opinions of Borrower’s counsel reasonably satisfactory to Lender (i) with respect to the non consolidation of the Borrower in the event of an insolvency proceeding being brought against, or the bankruptcy of certain Beneficial owners of the Borrower, (ii) with respect to due execution, delivery, authority, enforceability of this Agreement, the Mortgage and each of the other Loan Documents and (iii) with respect to the Borrower’s continued existence as a limited liability company under the laws of the State of Nevada and such other matters as Lender may require, all such opinions in form, scope and substance satisfactory to Lender and Lender’s counsel in their reasonable discretion.

3.1.7 Budgets. Borrower shall have delivered the Annual Budget for the Property for the period from the Closing Date though December 31, 2006.

3.1.8 Completion of Proceedings. All corporate, partnership or limited liability company and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

3.1.9 Estoppels. Lender shall have received estoppel letters from tenants at the Property, in each case in form, scope and substance satisfactory to Lender.

3.1.10 Photographs. If Lender shall have so requested, Lender shall have received photographs of the interior and exterior of the Property.

3.1.11 No Material Adverse Change. Lender shall be satisfied that as of the Closing Date, there shall have been no circumstances or conditions with respect to the Property, (including, but not limited to, any insured casualty) the Borrower, Guarantor, the Property Manager or tenants of the Property that either have or can reasonably be expected to materially and adversely affect the value of the Loan, (ii) there is a suspension or material limitation in trading in securities generally on the New York Stock Exchange or, if Guarantor is a publicly-traded entity, there is a suspension or material limitation in trading in securities of Guarantor on any exchange on which its securities are listed; (iii) a general moratorium on commercial banking activities is declared by either the Federal or New York State or other relevant authorities or there is a material disruption in commercial banking or securities settlement and clearance services in the United States; (iv) there is an outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis if any the foregoing, in the judgment of Lender, makes it impracticable or inadvisable to proceed with the Loan; or (v) there is a change in national or international financial, political or economic conditions which, in the judgment of Lender, makes it impracticable or inadvisable to proceed with the Loan.

3.1.12 Gaming License. Lender shall have received a legal opinion of Borrower’s counsel reasonably satisfactory to Lender that the necessary licenses required for Borrower to operate a gaming facility at the Property have been issued and are in full force and effect.

3.1.13 Operating Agreement Estoppels. Lender shall have received an executed estoppel letter from Paramount with respect to the Paramount Agreement, which shall be in form and substance satisfactory to Lender.

3.1.14 Appraisals. Lender shall have received an Appraisal for the Property.

3.1.15 Financial Statements. Borrower shall have provided operating statements for the Property for such periods as Lender shall request. Each of the operating statements and financial statements described in the previous sentence shall be satisfactory to Lender and shall be accompanied by an Officer’s Certificate certifying that to Borrower’s knowledge each such financial statement presents fairly the financial condition or operating results of the Property and is true, correct and complete in all material respects.

3.1.16 Intentionally Deleted.

3.1.17 Deposit Account Agreement. Lender shall have received the Deposit Account Agreement duly executed by Borrower and the depository institutions party thereto.

3.1.18 License Agreement; Agreement with Licensor. Lender shall have received a copy of (i) the License Agreement duly executed by Borrower and Hilton Inns, Inc. certified as true and correct pursuant to an Officer’s Certificate and (ii) the Agreement with Licensor in form and substance satisfactory to Lender duly executed by Hilton Inns, Inc.

3.1.19 Certified Rent Rolls. Lender shall have received a rent roll for the Property, dated as of the Rent Roll Date, accompanied by an Officer’s Certificate certifying that such rent roll is true, complete and correct as of its date.

3.1.20 Consents, Licenses, Approvals, Etc. Lender shall have received copies or other evidence of all material consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Borrower and Property Manager, and the validity and enforceability, of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect.

3.1.21 Closing Statement. Lender shall have received a fully executed counterpart of the closing statement for the Loan prepared by Lender.

3.1.22 No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened, which in the good faith judgment of Lender would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the making or repayment of the Loan or the consummation of the transactions contemplated hereby.

3.1.23 Payments by Borrower. Borrower shall have paid all Lender Expenses.

3.1.24 Additional Information. Lender shall have received such other information and documentation with respect to Borrower and its Affiliates, Guarantor, the Property and the transactions contemplated herein as Lender may reasonably request (including, without limitation, such information as is necessary for the determination of coverage amounts under the Policy required pursuant to Sections 8.1.2(a) and (i)), such information and documentation to be satisfactory in form and substance to Lender.

All items delivered in accordance with Section 3.1 must be satisfactory to Lender.

Section 3.2 Reliance Language. All third party reports delivered to Lender pursuant to Section 3.1 shall contain reliance language satisfactory to Lender in its sole discretion or Borrower shall otherwise obtain one or more reliance letters with respect thereto, which reliance letters shall be satisfactory to Lender in its sole discretion.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower’s Representations. Borrower represents and warrants that, as of the Closing Date:

4.1.1 Organization. It has been duly organized and is validly existing and in good standing with requisite limited liability company power and authority to own its properties and to transact the businesses in which it is now engaged. It is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, except where any such failure to be so qualified would not have a Material Adverse Effect. It possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and its sole business has been and is the ownership, management and operation of the Property.

4.1.2 Proceedings. It has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and such other Loan Documents have been duly executed and delivered by it and constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) without offset, defense or counterclaim.

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by it will not conflict with or result in a material breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of its properties or assets pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, License, partnership agreement, Property Management Agreement or other Material Agreement to which it is a party or to which any of its properties or assets is subject nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or any of its properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body required for the execution, delivery and performance by it of this Agreement or any other Loan Documents to which it is a party has been obtained and is in full force and effect except where the failure to obtain the same could not reasonably be expected to have a Material Adverse Effect.

4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending and there are no such actions, suits or proceedings threatened against or affecting it or the Property, which actions, suits or proceedings, alone or in the aggregate, if determined against it or the Property, are likely to have a Material Adverse Effect.

4.1.5 Agreements. It is not a party to any agreement which is likely to have a Material Adverse Effect. It is not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound which is likely to have Material Adverse Effect.

4.1.6 Title. It has good, marketable and indefeasible title in fee to the real property comprising part of the Property, and good and marketable title to the balance of the Property, in each case free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created or permitted by the Loan Documents. The Mortgage, when properly recorded in the appropriate records, together with the Assignment of Leases and any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created or permitted by the Loan Documents. The Permitted Encumbrances do not and will not materially adversely affect or interfere with the value, or current use or operation, of the Property, or the security intended to be provided by the Mortgage or Borrower’s ability to repay the Note or any other Loan Document in accordance with the terms of the Loan Documents. Except as indicated in and insured over by the Qualified Title Policy issued as of the Closing Date, there are no claims for payment for work, labor or materials affecting the Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents (other than mechanics’ or materialmen’s liens for work or materials performed or supplied the costs for which are not yet past due or which are being contested in accordance with Section 5.1.2(b) hereof). Nothing in this paragraph may be relied on by the title insurance company issuing a policy covering the Property. The Assignment of Leases, when properly recorded in the appropriate records, creates a valid first priority assignment of, or a valid first priority security interest in, certain rights under the related Leases and the Rents, subject only to the terms of such Assignments of Leases, including a license granted to the Borrower to exercise certain rights and to perform certain obligations of the lessor under such Leases, including the right to operate the Property. No Person other than the Borrower owns any interest in any payments due under such Leases that is superior to or of equal priority with the Lender’s interest therein.

4.1.7 No Bankruptcy Filing. It is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and it has no knowledge of any Person contemplating the filing of any such petition against it.

4.1.8 Jurisdiction of Organization; UCC Financing Statements. Borrower’s jurisdiction of organization, true legal name as registered in Borrower’s jurisdiction of organization, federal employer identification number, organization identification number, if any, as designated by the state of its organization, chief executive office and principal place of business are as set forth on Schedule 4.1.8 attached hereto. Borrower covenants and agrees that it shall not change its state of organization or name, identity or structure such that any financing statement filed to perfect and/or continue the Lender’s security interest under the Loan Documents would become seriously misleading, unless the Borrower shall have given the Lender not less than 90 days’ prior notice of such change. Borrower’s mailing address, as set forth in the opening paragraph hereof or as changed in accordance with the provisions hereof, is true and correct. Borrower hereby authorizes and directs Lender to file one or more Uniform Commercial Code financing statements against all assets of Borrower, as debtor.

4.1.9 No Plan Assets. It is not an Employee Benefit Plan subject to Title I of ERISA, and none of its assets constitutes or will constitute Plan Assets.

4.1.10 Compliance. It and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including building and zoning ordinances and codes. The Property is not a non-conforming use or legal non-conforming use (except to the extent that the same would not affect in any material respect the operation, maintenance, value or use of the Property in question or the ability to reconstruct the Property). It is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority (including laws and regulations concerning facility licensing and operation and certificate of need), the violation of which could have a Material Adverse Effect. There has not been committed by or on behalf of it or any other person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of its obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, and to use all reasonable efforts not to permit or suffer to exist any act or omission affording such right of forfeiture.

4.1.11 Contracts. Except as disclosed in Schedule C, there are no Material Agreements. Each contract affecting the Property has been entered into at arm’s length in the ordinary course of business by or on behalf of the Borrower (or its predecessors in interest) and provides for the payment of fees in amounts and upon terms not less favorable to the Borrower than market rates and terms.

4.1.12 Financial Information. All financial statements prepared by or on behalf of Borrower and delivered to Lender prior to the date hereof, (i) are true, complete and correct in all material respects, to the extent not subsequently corrected in a written document delivered to Lender prior to the date hereof, (ii) accurately represent in all respects the financial condition or operating results, as applicable, of the Property and/or the Borrower as of the date of such reports, and (iii) have been prepared in accordance with GAAP. Borrower does not have any material contingent liabilities or other unfunded obligations, liabilities for taxes, unusual forward or long term commitments or unrealized or anticipated losses from any unfavorable commitments, that are known to it and reasonably likely to have a materially adverse effect on the Property or the operation thereof, except as referred to or reflected in said financial statements and operating statements. Except as set forth in the certified information delivered to Lender pursuant to Section 3.1.15 hereof, there has been no change in the financial condition, operations or business of Borrower from that set forth in said financial statements that could reasonably be expected to have a Material Adverse Effect.

4.1.13 Condemnation. No Condemnation or other proceeding has been commenced or is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.14 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.15 Utilities and Public Access. The Property has rights of access to dedicated public ways (and makes no material use of any means of access or egress that is not pursuant to such dedicated public ways or recorded, irrevocable rights-of-way or easements) and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its current uses. All public utilities necessary for the full use and enjoyment of the Property are located in the public right-of-way abutting the Property or in or through a recorded irrevocable easement in favor of the Property, and all such utilities are connected so as to serve the Property without passing over other property, except to the extent that such utilities are accessible to the Property by virtue of a recorded irrevocable easement or similar agreement or right. All roads necessary for the use of the Property for its current purposes have been completed and are either part of the Property (by way of deed or recorded easement) or dedicated to public use and accepted by all relevant Governmental Authorities.

4.1.16 Not a Foreign Person. It is not a “foreign person” within the meaning of § 1445(f)(3) of the Code.

4.1.17 Separate Lots. The Property is comprised of one (1) or more parcels which constitute one or more separate tax lots which do not include any property not a part of the Property.

4.1.18 Basic Carrying Costs; Assessments. Except for Basic Carrying Costs deposited with Lender in accordance with this Agreement, it has paid all Basic Carrying Costs due and payable as of the Closing Date. There are no pending or proposed special or other assessments for public improvements or other matters affecting the Property (except as shown in the financial statements described in Section 4.1.12 above), nor are there any contemplated improvements to the Property that are likely to result in such special or other assessments.

4.1.19 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by the Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, subject to laws affecting the enforcement of the rights or remedies of creditors generally and/or equitable principles of general application, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.20 No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding, except in connection with indebtedness either to be repaid in full from the proceeds of the Loan or secured by Liens which have been released concurrently with the Closing Date.

4.1.21 Insurance. Borrower has obtained and has delivered to Lender insurance policies or certificates reflecting the insurance coverages, amounts and other requirements set forth in this Agreement, provided, however to the extent Borrower has delivered certificates, Borrower shall cause all policies evidenced by such certificates to be delivered to Lender within ten (10) days after the date hereof. All premiums on such insurance policies required to be paid as of the date hereof have been paid for the current policy period. No claims have been made under any such policy, and no Person, including the Borrower, has done, by act or omission, anything which would impair the coverage of any such policy.

4.1.22 Certificate of Occupancy; Licenses. Borrower has obtained all material certifications, permits, licenses, approvals registrations, authorizations, accreditations or consents (collectively, the “Licenses”), including Liquor Licenses, gaming licenses and certificates of completion and occupancy permits (or other local equivalent), required by, and accomplished all filings, notifications, registrations and qualifications with (or obtained exemptions from any of the foregoing from), any federal, state, or local government or government department, agency, board, commission, bureau or instrumentality (i) to properly and legally own, use, manage and operate the Property, and (ii) which are necessary for the conduct of its business (including, without limitation, any licenses necessary to operate the gambling/gaming facilities at the Property). Each License has been duly obtained, is valid and in full force and effect, and is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel or declare such License invalid in any respect. Borrower is not in default or violation with respect to any of the Licenses in any material respect, no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default by Borrower under, or a violation of, any License that would have a Material Adverse Effect and no License is subject to any pending or threatened proceeding for revocation, cancellation, suspension or non-renewal thereof.

4.1.23 Flood Zone. None of the Improvements on the Property is located in an area as identified by the Federal Emergency Management Agency or the Federal Insurance Administration as an area having special flood hazards (Zone A), and, to the extent that any part of the Property is located in an area identified by the Federal Emergency Management Agency as an area federally designated a “100 year flood plain,” the Property is covered by flood insurance meeting the requirements set forth in Section 8.1.2(a) hereof.

4.1.24 Physical Condition. Except as disclosed in the engineering reports listed on Schedule 4.1.24, the Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all respects material to the use, operation or value of the Property. Except as set forth in the engineering reports listed on Schedule 4.1.24 attached hereto, there exists no structural or other material defects or damages in the Property, whether latent or otherwise. It has not received written notice and is not otherwise aware from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would, alone or in the aggregate, adversely affect in any material respect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25 Leases. No person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases, and true and complete copies of all Leases executed and delivered on or before the Rent Roll Date have been delivered to Lender (and any Leases executed and delivered since such date shall be delivered promptly after the Closing). As to all present Leases and (upon execution thereof) all future Leases relating to the Property, the Borrower will be the sole owner of the lessor’s interest. As to all Leases:

(a) there are no outstanding landlord obligations with respect to tenant allowances or free rent periods or tenant improvement work; all of the obligations and duties of landlord under the Leases that are due or are to be performed (as applicable) on or prior to the date hereof have been fulfilled, and there are no pending claims asserted by any Tenant for offsets or abatements against rent or any other monetary claim;

(b) all of the Leases are free and clear of any right or interest of any real estate broker or any other person (whether or not such brokers or other persons have negotiated the Leases or have contracted with Borrower for the collection of the rents thereunder), and no brokerage or leasing commission or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of any of the Leases;

(c) Schedule 4.1.33 sets forth all security deposits and letters of credit held by or on behalf of the lessor under the Leases. All security deposits have been held in accordance with law and the terms of the applicable Leases, and no security deposits have been applied, or letters of credit drawn upon, following a default by a Tenant still in possession.

(d) Borrower is the sole owner of the lessor’s interest in all of the Leases and Borrower has not given or suffered any other assignment, pledge or encumbrance in respect of any of the Leases or its interests thereunder, and the Borrower or Property Manager has the sole right to collect rents and other amounts due under the Leases;

(e) Except as disclosed on Schedule 4.1.33, no Tenant (i) is more than thirty (30) days in arrears on its rent or other amounts due to the landlord under its Lease and (ii) Borrower has not accepted Rent under any Lease or Operating Agreement for more than one month in advance, except for security deposits, which on the Closing Date have been deposited with the Lender in accordance with the provisions hereof relating to security deposits; and

(f) None of the Leases contains any option to purchase, any right of first refusal to purchase or any right to terminate the lease term (except in the event of the destruction of all or substantially all of the Property).

4.1.26 Survey. The survey for the Property delivered to Lender in connection with this Agreement is a Qualified Survey. All of the improvements relating to the Property lie wholly within the boundaries and building restriction lines of the Property. No improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the improvements, so as, in either case, to materially adversely affect the value or marketability of the Property except Permitted Encumbrances and those which are insured against by the Qualified Title Policy. Since the date of the Qualified Survey relating to the Property referenced in the applicable Qualified Title Policy, no new improvement has been constructed on the Property and there has been no alteration to the exterior of any existing improvement on the Property (other than routine repair and replacements of roofs, walls or windows).

4.1.27 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of any of the

Property to the Borrower have been paid in full. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgage, and the Liens intended to be created thereby, have been paid or deposited with the issuer of the Qualified Title Policy delivered to Lender on the Closing Date for payment upon recordation of the Mortgage.

4.1.28 Single-Purpose. Borrower hereby represents and warrants to, and covenants with, Lender that, since its date of formation and continuing until such time as the Debt shall be paid in full or its property is no longer subject to the Lien securing the Debt:

(a) It has not owned and will not own any property or any other assets other than (A) the Property currently owned by it, and (B) incidental personal and intangible property relating to the ownership or operation of the Property;

(b) It was formed solely for the purpose of engaging in, and has not engaged and will not engage in, any business other than the ownership, management, financing and operation of the Property;

(c) It has not entered and will not enter into any contract or agreement with any of its Affiliates, any of its constituent parties or any Affiliate of any constituent party, except contracts or agreements that are upon terms and conditions that are substantially similar to those that would be available on an arm’s-length basis with third parties;

(d) It has not incurred and will not incur any indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than the Permitted Indebtedness. No indebtedness other than the Debt and indebtedness described in clauses(v) and (vi) of the definition of Permitted Indebtedness may be secured (subordinate or pari passu) by the Property and no indebtedness other than the Debt may be secured (subordinate or pari passu) by any personal property;

(e) Other than as provided in the Loan Documents, it has not made and will not make any loans or advances to, and it has not pledged its assets and will not pledge its assets for the benefit of, any other Person (including any Affiliate or constituent party or any Affiliate of any constituent party), and shall not acquire obligations or securities of any Affiliate or constituent party or any Affiliate of any constituent party;

(f) It is and will remain solvent and it will pay its debts and liabilities (including employment and overhead expenses) from its assets as the same shall become due;

(g) It has done or caused to be done and will do all things necessary to observe limited liability company laws, as the case may be, and preserve its existence, and it will not, nor will it permit or suffer any constituent party to amend, modify or otherwise change its partnership certificate, partnership agreement, certificate of formation, operating agreement, articles of incorporation and bylaws, trust or other organizational documents or those of such constituent party in a manner which would adversely affect its existence as a Single Purpose Entity;

(h) It has and will continue to maintain books and records, financial statements and accounts separate and apart from those of any other Person and it has and will continue to file its own tax returns (except to the extent consolidation is required under GAAP, permitted for tax purposes or as a matter of law, provided that any consolidated financial statements contain a note indicating that it and its Affiliates are separate legal entities and maintain records, books of account and accounts separate and apart from any other Person);

(i) It has been and will continue to, and at all times has and will continue to hold itself out to the public as, a legal entity separate and distinct from any other Person (including any of its Affiliates, any of its constituent parties or any Affiliate of any constituent party), has and shall continue to conduct business in its own name, has and shall continue to exercise reasonable efforts to correct any known misunderstanding actually known to it regarding its separate identity, and shall maintain and utilize separate stationery, invoices and checks and it has and will continue to reasonably allocate any overhead that is shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any officer or employee of an Affiliate;

(j) It has and will continue to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(k) Neither it nor any constituent party has or will seek Borrower’s dissolution or winding up, in whole or in part;

(l) It has not and will not commingle its funds and other assets with those of any Affiliate or constituent party or any Affiliate of any constituent party or any other Person;

(m) It has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any Affiliate of any constituent party or any other Person;

(n) It has not held and will not hold itself or its credit out to be responsible for or available to satisfy, and it has not guaranteed or otherwise become liable for, and will not guarantee or otherwise become liable for, the debts, securities or obligations of any other Person;

(o) If it is a limited liability company, (a) at least one of its members shall be a Single Purpose Entity (the “SPE Member”) that is a corporation (or other entity that is an Single Purpose Entity that complies with the Rating Agency requirements) whose sole asset is its interest in the Borrower and that has no less than a one percent (1%) membership interest in the Borrower, and Borrower shall be deemed hereby to have made each of the representations, warranties and covenants contained in this Section 4.1.28 with respect to the SPE Member, and the SPE Member shall have one (1) Independent Director (or, if required in connection with a Securitization, two (2) Independent Directors) as a duly appointed member of its board of directors or managers, as applicable (or, if such SPE Member is not a corporation, otherwise comply with the Independent Director requirements of the Rating Agencies) or (b) it shall have one (1) Independent Director (or, if required in connection with a Securitization, two (2) Independent Directors) as a non economic member in such limited liability company or if such limited liability company is managed by a board of managers or a board of directors, as a duly appointed member of its board of managers or board of directors, as applicable;

(p) It has and shall, at all times, have an operating agreement which provides that, for so long as the Loan is outstanding, its board of directors (or (a) if Borrower is a limited liability company with an SPE Member, the board of directors of the SPE Member or (b) if Borrower is a limited liability company with one (1) (or if required in connection with a Securitization, two (2)) non-economic member as Independent Director, each of its members (including the non-economic member)) will not be permitted to take any action which, under applicable law or the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock, requires the vote of its board of directors, unless at the time of such action there shall be at least one member (or if required in connection with a Securitization, two members) (including, if applicable, the non-economic members) who are Independent Directors; provided, however, that, subject to any applicable Legal Requirement, its board of directors (or if Borrower is a limited liability company with an SPE Member, the board of directors of its SPE Member) may, at its discretion, be permitted to take any action without regard to the preceding clause of this sentence other than the following actions: (A) dissolve or liquidate, in whole or in part; (B) consolidate or merge with or into any other entity or convey or transfer all or substantially all of its properties and assets to any entity; (C) engage in any business other than the ownership, maintenance and operation of the Property or, with respect to the SPE Member, acting as a member of the Borrower; (D) institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) of its SPE Member or the Borrower or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, or make or consent to an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing; (E) amend its SPE Member’s certificate of incorporation or the operating agreement of the Borrower; (F) enter into any transaction with an Affiliate not in the ordinary course of the Borrower’s business; or (G) withdraw the SPE Member or the non-economic members who are Independent Directors of the Borrower. With respect to a limited liability company with one (1) Independent Director (or, if required in connection with a Securitization, two (2) Independent Directors) as a non-economic member, the affirmative consent of each Independent Director shall be required prior to instituting any of the actions described in clauses (A) through (G) above (as applicable). With respect to a limited liability company with an SPE Member, the affirmative consent of all of the members of such limited liability company, including the SPE Member shall be required prior to instituting any of the actions described in clauses (A) through (G) above (as applicable);

(q) It has no liabilities, contingent or otherwise, other than those normal and incidental to the ownership, operation and leasing of the Property;

(r) Borrower has and shall conduct its business so that the assumptions made with respect to Borrower in that certain opinion letter dated the date hereof addressing substantive non-consolidation and other matters in connection with the Loan have been and shall at all times be true and correct in all respects;

(s) Borrower has not and will not permit any Affiliate or constituent party independent access to its bank accounts;

(t) Borrower has and shall pay the salaries of its own employees, if any, and has and shall maintain a sufficient number of employees in light of its contemplated business operations;

(u) Borrower has and shall compensate each of its consultants and agents from its funds for services provided to it and has paid and shall continue to pay from its own assets all obligations of any kind incurred. Upon the withdrawal or the disassociation of any Independent Director from any constituent entity of Borrower (or from Borrower directly), Borrower shall immediately appoint a new director or special member or cause such entity to appoint a new director or special member that satisfies the requirements of an Independent Director under this Agreement;

(v) Borrower is subject to and complies with all of the limitations on powers and separateness requirements set forth in its organizational documentation as of the Closing Date; and

(w) Borrower has and will continue to observe all applicable limited liability company formalities in all material respects.

4.1.29 Investment Company Act. It is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended. Its sole business is the ownership, operation, maintenance, repair, financing, refinancing and disposition of the Property and such matters as are incidental to the foregoing.

4.1.30 Fraudulent Transfer. It (i) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (ii) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of its assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed its total liabilities, including subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of its assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than its probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Its assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. It does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of its obligations).

4.1.31 Material Agreements and Property Management Agreement. Each of the Material Agreements and, if applicable, the Property Management Agreement is in full force and effect and is valid and enforceable in all material respects, subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; there are no defaults, breaches or violations thereunder by Borrower, and Borrower has not given written notice of any defaults, breaches or violations by any other party thereto except as have already been cured or as are disclosed on Schedule 4.1.31 hereto, where with respect to any such Agreement the effect of one or more of any such defaults would have a Material Adverse Effect. Neither the execution and delivery of the Loan Documents, the performance of the Borrower thereunder, the recordation of each Mortgage, nor the exercise of any remedies by Lender, will adversely affect Borrower’s rights under any of the Material Agreements or, if applicable, the Property Management Agreement. All amounts due and payable by Borrower under each Material Agreement as of the date hereof have been paid in full.

4.1.32 Employees. It either has no employees or has no material liability which has been incurred by it and remains unsatisfied for any taxes or penalties with respect to (i) any Employee Benefit Plan established, sponsored, maintained or contributed to by it on behalf of its employees at the Property or (ii) any Multiemployer Plan as to which it is making or has an obligation to make contributions or (iii) any lien which has been imposed on its assets pursuant to Section 412 of the Code or Sections 302 or 4068 of ERISA.

4.1.33 Rent Roll. The Leases reflected in the most recent occupancy reports described in Schedule 4.1.33 are in full force and effect, and are valid and enforceable in all material respects, subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (ii) except as set forth in Schedule 4.1.33, the Leases are in full force and effect, there are no material defaults thereunder by Borrower or the other party thereto, and there are no conditions (other than payments that are due but not yet delinquent and other non-delinquent executory obligations) that, with the passage of time or the giving of notice, or both, would constitute a material default thereunder.

4.1.34 Legal Compliance. Neither the Property, nor any portion thereof, is on the date hereof in violation of any Legal Requirement or any Insurance Requirement (including, without, limitation all Legal Requirements relating to all security deposits with respect to the Property), in a manner that is likely to have a Material Adverse Effect.

4.1.35 No Change in Facts or Circumstances; Disclosure. All information submitted by Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would have a Material Adverse Effect. Borrower has disclosed to Lender all material facts to which Borrower has knowledge and has not failed to disclose any material fact of which it has knowledge that would have a Material Adverse Effect.

4.1.36 Illegal Activity. Borrower has not purchased any portion of the Property with proceeds of any illegal activity.

4.1.37 Loans to Related Parties. There are no loans payable by Borrower (a) to any member of Borrower or to any other lender which is an Affiliate or subsidiary entity of Borrower or of any such member of Borrower; (b) to any stockholder, officer, director, member, or general or limited partner of any member of Borrower or to any other lender which is an Affiliate or subsidiary entity of any such stockholder, officer, director, member, or general or limited partner of any member of Borrower; (c) to any stockholder, officer, director, member, or general or limited partner of any member of Borrower or to any other lender which is an Affiliate or subsidiary entity of any such stockholder, officer, director, member, or general or limited partner of any member of Borrower; or (d) to any stockholder, officer, director, member, or general or limited partner of any stockholder, officer or director of any member of Borrower or to any other lender which is an Affiliate or subsidiary entity of any such stockholder, officer, director, member, or general or limited partner of any stockholder, officer or director of any member of Borrower.

4.1.38 Breach by Affiliate. The breach by an Affiliate of any agreement to which Borrower and its Affiliates are parties shall not affect the enforceability of the terms hereof or of any Loan Document against Borrower.

4.1.39 Consents. No consent, approval, authorization or order of, or qualification with, any court or Governmental Authority is required in connection with the execution, delivery or performance by Borrower of this Agreement or the other Loan Documents which has not been obtained.

4.1.40 Environmental Matters. Except for matters set forth in the Environmental Reports delivered to Lender prior to the date hereof:

(a) The Property is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Borrower or the Property Manager of all environmental, health and safety permits, approvals, licenses, registrations and other governmental authorizations required in connection with the ownership and operation of the Property under all Environmental Laws) except where the failure to comply with such laws is not reasonably likely to result in a Material Adverse Effect.

(b) There is no Environmental Claim pending or threatened, except as is not reasonably likely to result in a Material Adverse Effect.

(c) There are no present or past Releases of any Hazardous Substance that are reasonably likely to form the basis of any Environmental Claim except as is not reasonably likely to result in a Material Adverse Effect.

(d) Without limiting the generality of the foregoing, there is not present at, on, in or under the Property, PCB-containing equipment, asbestos or asbestos containing materials, underground storage tanks or surface impoundments for Hazardous Substances, lead in drinking water (except in concentrations that comply with all Environmental Laws), or lead-based paint, except as is not reasonably likely to result in a Material Adverse Effect.

(e) No Liens are presently recorded with the appropriate land records under or pursuant to any Environmental Law with respect to the Property and no Governmental Authority has been taking or is in the process of taking any action to subject the Property to Liens under any Environmental Law.

(f) There have been no material environmental investigations, studies, audits, reviews or other analyses conducted by or that are in the possession of Borrower in relation to the Property which have not been made available to Lender.

4.1.41 Adequate Parking. The Property has available to it adequate parking to comply with all Legal Requirements and to permit the operation of the Property as a full service hotel.

(a) Rooms in Service; Personal Property. All of the rooms at the Property are in service, except for rooms that are temporarily out of service for remodeling in the ordinary course of business or routine maintenance and repair. The personal property and FF&E owned by Borrower and used in connection with the Property is sufficient to continue the operation of the Property as a first class full hotel with 2,953 rooms.

4.1.42 Funds for Capital Expenditures and FF&E Expenses. It has or anticipates that it will have sufficient funds available to it for implementing its reasonably anticipated Capital Expenditures and FF&E expenditures.

4.1.43 Sharing Agreements. Other than as set forth on Schedule 4.1.43 hereto, there are no joint services, reciprocal easement or other similar sharing agreements relating to the Property.

4.1.44 Labor Matters. Borrower is a party to the collective bargaining agreements set forth on Schedule 4.1.44 with respect to the Property.

4.1.45 Liquor Licenses. The legal arrangements for service of alcoholic beverages at the Property are as identified on Schedule 4.1.45.

4.1.46 Common Charges. All amounts owed to date by owners of the Property in the nature of common area maintenance expenses, parking fees, common association dues, assessments and similar charges have been paid in full.

4.1.47 Corporate Structure. Schedule 4.1.47 contains a true and correct diagram for the Borrower showing the ownership interests therein upon the funding of the Loan.

4.1.48 Anti Terrorism Laws. Borrower represents, warrants and covenants that:

(a) None of Borrower, Guarantor nor, to Borrower’s knowledge, their respective constituents or affiliates is in violation of any Laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) None of Borrower, Guarantor or, to Borrower’s knowledge, any of their respective constituents or affiliates, or any of its brokers or other agents acting or benefiting in any capacity in connection with the Loan is any of the following:

(i) a person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person or entity with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

4.1.49 None of Borrower, Guarantor or, to Borrower’s knowledge, any of their respective affiliates or constituents, or any of its brokers or other agents acting in any capacity in connection with the Loan (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (ii) above, (y) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (w) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

4.1.50 Gaming License. The legal arrangements for permitting gaming and gambling activities at the Property are as identified on Schedule 4.1(50).

Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Debt is outstanding (it being acknowledged by Lender that such representations and warranties have been made as of the Closing Date). All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

Section 4.3 Cure Period. In the event that any of the representations set forth in the first sentence of Subsection 4.1.11, Subsection 4.1.13, Subsection 4.1.24 or Subsection 4.1.25 shall have been false as of the date such representation was made, provided that Borrower did not have knowledge that such representation was false when made and such Default is not likely to result in a material adverse effect, Borrower shall have a period of thirty (30) days to cure such Default; provided, however, that if such Default is susceptible of cure but cannot reasonably be cured within such 30-day period and Borrower shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for an additional period of time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, but the aggregate cure period under this Section 4.3 shall not exceed one hundred and twenty (120) days.

ARTICLE V

AFFIRMATIVE COVENANTS

Section 5.1 Covenants of the Borrower. Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements; Insurance. It shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to it and the Property, including, without limitation, the Nevada Gaming Control Act. It shall at all times maintain and preserve the Property and shall keep the Property in good working order and repair, reasonable wear and tear excepted, and from time to time make, or cause to be made, all reasonably necessary and desirable repairs, renewals, replacements, betterments and improvements thereto. It will operate, maintain, repair and improve the Property, or will cause the Property to be operated, maintained, repaired or improved in compliance with all Legal Requirements, and will not cause or allow the same to be misused or wasted or to deteriorate.

5.1.2 Taxes and Other Charges; Contest for Taxes and Other Charges, Legal Requirements and Liens.

(a) Subject to the provisions of Section 5.1.2(b) hereof, Borrower shall pay, or cause to be paid, all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof prior to the date on which such sums become delinquent. Borrower will deliver, or cause to be delivered, to Lender, upon request, receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid (provided, however, that Borrower shall not be required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 9.3.2 hereof). Subject to the provisions of Section 5.1.2(b) hereof and other than Permitted Encumbrances, Borrower shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against the Property, and shall promptly pay for or cause to be paid all utility services provided to the Property. Subject to Section 5.1.2(b) hereof, Borrower shall pay, bond or otherwise discharge, or cause to be paid, bonded or otherwise discharged, from time to time when the same shall become due, all claims and demands of mechanics, materialmen, laborers and others that, if unpaid, might result in, or permit the creation of, a lien or encumbrance on the Property, or on the Rents arising therefrom.

(b) Notwithstanding the foregoing, after prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal, administrative or other proceeding,

promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges or Lien therefor or any Legal Requirement or Insurance Requirement or the application of any instrument of record affecting the Property or any part thereof (other than the Loan Documents) or any claims or judgments of mechanics, materialmen, suppliers, vendors or other Persons or any Lien therefor, and may withhold payment of the same pending such proceedings if permitted by law; provided that (A) no Event of Default has occurred and remains uncured, except for, prior to acceleration, a Default caused by the matter being contested, (B) such proceeding shall suspend any collection of the contested Taxes, Other Charges or Liens from the Property, Borrower and Lender, (C) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost, (D) to the extent not already reserved with the Lender under Section 9.3 hereof or bonded or otherwise deposited or paid in connection with such proceedings, Borrower shall have furnished Lender with security (in an amount reasonably approved by Lender) to insure the payment of any such Taxes or Other Charges, or the cost of the contested Legal Requirement or Insurance Requirement or the removal of the Lien, in each case together with all reasonably anticipated interest and penalties thereon, (E) in the case of an Insurance Requirement, the failure of Borrower to comply therewith shall not impair the validity of any insurance required to be maintained by the Borrower hereunder or the right to full payment of any claims thereunder, (F) in the case of any essential or significant service with respect to the Property, any contest or failure to pay will not result in a discontinuance of any such service except to the extent such service is replaced, (G) in the case of any instrument of record affecting the Property or any part thereof, the contest or failure to perform under any such instrument shall not result in the placing of any Lien on the Property or any part thereof (except if such Lien would be removed upon completion of such proceedings and the compliance by the parties with the terms of the resulting order, decision or determination and the removal costs for such Lien have been escrowed with Lender or in the proceeding or bonded or otherwise deposited or paid in connection with such proceedings), (H) neither the failure to pay or perform any obligation which the Borrower is permitted to contest under this Section nor an adverse determination of any such contest could reasonably be expected to have a Material Adverse Effect, and (I) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes, Other Charges or Liens or the costs of compliance with the contested Legal Requirement or Insurance Requirement, together with all costs, interest and penalties which have been determined to be due and payable in connection therewith. Notwithstanding the foregoing, Borrower shall upon request of Lender deliver a Qualified Title Policy or endorsement thereto (to the extent available at commercially reasonable rates), insuring over any such Taxes, Other Charges or Liens or potential Liens and shall cause same to be bonded or otherwise removed as a Lien against the Property to the satisfaction of Lender and any title company issuing such Qualified Title Policy or endorsement thereto. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is finally determined, and Lender shall otherwise remit any remaining such amounts to the Borrower. Lender shall give Borrower written notice of any such payments promptly following the making thereof. Subject to the foregoing, upon the timely request from the Borrower, Lender shall not pay from the Tax and Insurance Escrow Account the contested Taxes or Other Charges being contested.

5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower,

Guarantor or against or affecting the Property which, with respect to litigation involving Borrower or the Property, if determined adversely to Borrower or the Property, could be reasonably expected to result in a Material Adverse Effect.

5.1.4 Inspection. Borrower shall permit agents, representatives and employees of Lender (including any servicer and/or special servicer in connection with a Securitization) to inspect the Property on any Business Day at reasonable hours upon reasonable advance notice.

5.1.5 Notice of Default. Borrower shall promptly advise Lender of any change in Borrower’s condition (financial or otherwise) that could be expected to materially impair the ability of Borrower to comply with its obligations hereunder, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully in good faith with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Governmental Notices. Within three (3) Business Days after the receipt thereof by Borrower, Borrower shall deliver to Lender (i) copies of any order of or notice from any Gaming Authority or other Governmental Authority which designates any gaming license or other material franchise, permit, license or other governmental operating authorization regarding the Property, or any application thereof, for a hearing or which refuses renewal or extension of, or revokes or suspends the authority of Borrower to own, manage or operate its business (or any potion thereof) and (ii) copies of any citation, notice of violation, or order to show cause issued by any Gaming Authority or other Governmental Authority or any complaint filed by any Gaming Authority or other Governmental Authority which is applicable to Borrower or the Property.

5.1.8 Insurance Benefits. Borrower shall cooperate in good faith with Lender in obtaining for Lender the benefits of any insurance proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any out-of-pocket expenses reasonably incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and, if reasonably necessary to collect such proceeds, the expense of an appraisal on behalf of Lender in case of a fire or other Casualty affecting the Property or any part thereof) out of such insurance proceeds.

5.1.9 Further Assurances. Borrower shall from time to time, at Borrower’s sole (but reasonable) cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or, without additional material expense to Borrower, reasonably requested by Lender in connection therewith;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the Lien of the Lender at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(c) be responsible for, and shall pay within thirty (30) days after demand therefor all Lender Expenses.

5.1.10 Financial Reporting and Other Information.

(a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP, to the extent applicable, proper and accurate books, records and accounts reflecting all of its financial affairs and all items of Operating Income, Operating Expenses and Capital Expenditures. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or such other Person maintaining such books, records and accounts and to make such copies or extracts thereof, as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine its accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate.

(b) Borrower shall furnish to Lender within one hundred and twenty (120) days following the end of each Fiscal Year a complete copy of the annual financial statements of the Borrower, which statements shall be audited by a “Big Four” accounting firm or another independent certified public accounting firm acceptable to Lender (which audit reports may rely on the report of another independent certified public accounting firm provided such other independent certified public accounting firm is also a “Big Four” accounting firm or other independent certified public accounting firm acceptable to Lender), in accordance with GAAP, for such Fiscal Year and containing a balance sheet and annual income statements, including a statement of operations, a statement of cash flows, a statement of working capital and all account balances and a list of contingent liabilities for Borrower. Borrower’s annual financial statements shall be accompanied by (i) an Officer’s Certificate certifying that each such annual financial statement presents fairly, in all material respects, the financial condition and results of operation of the Property and has been prepared in accordance with GAAP and (ii) a management report, in form and substance reasonably satisfactory to Lender, discussing the reconciliation between the financial statements for such Fiscal Year and the most recent Annual Budget. Together with Borrower’s annual financial statements, Borrower shall furnish to Lender (A) an Officer’s Certificate certifying as of the date thereof whether, to Borrower’s knowledge, there exists a Default or Event of Default, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same; and (B) an annual report, for the most recently completed fiscal year, containing:

(i) Capital Expenditures (including for this purpose any and all additions to, and replacements of, FF&E,) made in respect of the Property, including separate line items with respect to any project costing in excess of $250,000;

(ii) occupancy levels at the Property for such period; and

(iii) average daily room rates at the Property for such period.

(c) Borrower will furnish, or cause to be furnished, to Lender on or before the forty fifth (45th) day after the end of each fiscal quarter, the following items, accompanied by an Officer’s Certificate, certifying that such items are true, correct, accurate and complete and fairly present, in all material respects, the financial condition and results of the operations of Borrower and the Property in a manner consistent with GAAP (subject to normal year end adjustments), to the extent applicable:

(1) quarterly and year to date financial statements prepared for such fiscal quarter with respect to the Borrower, including a balance sheet and operating statement for such quarter and a statement of working capital and all account balances;

(2) a comparison of the budgeted income and expenses and the actual income and expenses for such quarter for the Property (as well as a calculation of and comparison of the budgeted EBITDA and actual EBITDA for such period and year to date), together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts in the aggregate and on a line-item basis for such period and year to date; provided, however, that Borrower shall not be obligated to provide such detailed explanation for line items the actual amounts for such quarter of which are less than $100,000;

(3) to the extent available from the Property Manager, occupancy levels at the Property for such period, including average daily room rates and the average revenue per available room;

(4) concurrently with the provision of such reports, Borrower shall also furnish a report of Operating Income and Operating Expenses (as well as a calculation of Net Operating Income based thereon) with respect to the Property for the most recently completed quarter and a calculation of Debt Yield (in reasonable detail), together with an Officer’s Certificate certifying that same are true, correct and complete;

(5) a STAR Report, PACE Report and APR Report for the most recently completed quarter;

(6) to the extent available from the Property Manager, a report of aged accounts receivable relating to the Property as of the most recently completed quarter;

(7) forward booking report; and

(8) a statement that the representations and warranties of Borrower set forth in Section 4.1.28(d) hereof are true and correct as of the date of such certificate.

(d) Borrower shall furnish to Lender, the items described in clause (c) above on a monthly basis within twenty-five days after the end of each calendar month, together with unaudited financial statements, aged accounts receivable reports, occupancy, ADR reports, the minimum bankroll numbers, copies of monthly revenue reports filed with the Gaming Authorities and a calculation of Excess Cash Flow, in each case, for the Property covering the month just ended.

(e) In addition to the delivery of annual financial statements of Guarantor pursuant to Clause (b) above, Borrower shall furnish to Lender on or before the sixtieth day after the end of each fiscal quarter, quarterly unaudited financial statements for Guarantor. In addition, Borrower shall furnish to Lender copies of income tax statements and returns for Guarantor for the immediately preceding calendar year at such as same are available but in no event later than May 1st of each year.

(f) Borrower shall furnish to Lender, within ten (10) Business Days after request, such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender.

(g) Borrower shall furnish to Lender, promptly after receipt, a copy of any notice received by or on behalf of Borrower from any Governmental Authority having jurisdiction over any of the Property with respect to a condition existing or alleged to exist or emanate therefrom or thereat.

(h) Borrower will, at any and all times, within a reasonable time after written request by Lender, furnish or cause to be furnished to Lender, in such manner and in such detail as may be requested by Lender, such information as may be necessary to permit Lender to comply with any request for information made by an investor or prospective investor in the Certificates and to be furnished under Rule 144A(d) under the Securities Act.

(i) Borrower will provide Lender, promptly after receipt thereof by Borrower, copies of flash reports as to monthly revenues, to the extent received by Borrower from the Property Manager.

(j) If Borrower fails to provide to Lender or its designee any of the financial statements, certificates, reports or information (the “Required Records”) required by this Section 5.1.10 on the date upon which such Required Record is due, the same shall become an Event of Default; provided that Lender shall have given to Borrower at least thirty (30) days’ prior written notice of such failure by Borrower to timely submit the applicable Required Records and Borrower shall not have delivered such Required Records within such 30 day notice period.

(k) The information required to be furnished by Borrower to Lender under this Section 5.1.10 shall be provided in both hard copy format and electronic format; provided that Borrower shall only be required to provide the information required under this Section 5.1.10 in electronic format if such information is so available in the ordinary course of the operations of the Borrower and Property Manager and without significant expense.

(l) Lender shall have the right at any time and from time to time to audit the financial information provided by Borrower pursuant to the terms of this Agreement in accordance with the then customary audit policies and procedures of Lender. Lender shall pay for the costs of its auditors, provided, however, if such audit shall have been commenced during an Event of Default, Borrower shall pay the cost and expenses of such audit.

5.1.11 Business and Operations; Material Agreements; Property Management Agreements; Licenses. Borrower will continue to engage in the businesses currently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of the jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property. Borrower shall at all times (i) maintain the Property or cause the Property to be maintained at a standard at least equal to that maintained by prudent owners of casino resorts or similar facilities or land in the region where the Property is located and, if applicable, as required under the Property Management Agreement, (ii) maintain or cause to be maintained sufficient inventory and Equipment of types and quantities at the Property to enable the operation of the Property and, if applicable, as required under the Property Management Agreement; (iii) maintain such licenses and permits, or arrangements in connection therewith so as to permit the Property to be maintained at a standard at least equal to that maintained by prudent owners of similar hotel and casino properties located near the Property and, if applicable, as required under the Property Management Agreement; (iv) promptly perform and/or observe in all material respects all of the covenants and agreements required to be performed and observed by the Borrower under the Property Management Agreement, if applicable, the License Agreement and any Material Agreement, and do all things necessary to preserve and to keep unimpaired the rights of the Borrower thereunder; (v) promptly notify Lender in writing of the giving of any notice of any default by any party under any Material Agreement of which it is aware, the License Agreement and, if applicable, the Property Management Agreement; and (vi) promptly enforce in a commercially reasonable manner the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement, the License Agreement and, if applicable, the Property Management Agreement. Borrower shall (i) ensure that all material licenses (including all necessary gaming and Liquor Licenses), permits and consents and similar rights required from any Gaming Authority or other Governmental Authority for the ownership, use or operation of the business or Property have been validly issued and are in full force and effect, and (ii) comply, in all material respects, with all provisions thereof applicable to it.

5.1.12 Title to the Property. Borrower will warrant and defend against the claims of all Persons whomsoever (i) with respect to its title to the Property and every part thereof and (ii) the validity and priority of the Lien of the Mortgage, subject only in each case to Liens permitted under the Loan Documents (including Permitted Encumbrances).

5.1.13 Costs of Enforcement. In the event (i) that the Mortgage is foreclosed in whole or in part or the Note, any Loan Document, including the Mortgage, is put into the hands of an attorney for collection, suit, action or foreclosure, (ii) of the foreclosure of any Lien or mortgage prior to or subsequent to the Mortgage in which proceeding Lender is made a party, (iii) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of the

Borrower or an assignment by the Borrower for the benefit of its creditors, or (iv) Lender shall attempt to remedy any Event of Default hereunder, Borrower and its successors or assigns shall be chargeable with and agree to pay all reasonable costs incurred by Lender as a result thereof, including costs of collection and defense (including reasonable attorneys’, experts’, consultants’ and witnesses’ fees and disbursements) in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable together with all required service or use taxes.

5.1.14 Estoppel Statement.

(a) After written request by Lender, Borrower shall within fifteen (15) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (A) the unpaid principal amount of the Note, (B) the Applicable Interest Rate, (C) the date installments of interest and/or principal were last paid, (D) any offsets or defenses to the payment of the Debt, (E) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, and (F) such other matters as Lender may reasonably request. Any prospective purchaser of any interest in the Loan shall be permitted to rely on such certificate.

(b) Borrower shall request and use all reasonable efforts to obtain for Lender, upon request, Tenant estoppel certificates from each Tenant on forms reasonably satisfactory to Lender; provided that Borrower shall not be required to deliver such certificates more frequently than once in any calendar year (including estoppel certificates obtained in connection with the origination of the Loan); provided, however, that there shall be no limit on the number of times Borrower may be required to obtain such certificates if an Event of Default hereunder or under any of the Loan Documents has occurred and is continuing.

5.1.15 Hotel Accounts; Construction Payment Account. Borrower shall maintain or cause the Property Manager to maintain all accounts of Borrower, including without limitation, the Rent Account and the Borrower Hotel Account at an Eligible Institution.

5.1.16 Performance by Borrower. In the event Borrower engages a third party Acceptable Property Manager in accordance with the provisions of this Agreement, Borrower shall observe, perform and satisfy in a commercially reasonable manner and cause such Property Manager to observe, perform and satisfy in a commercially reasonable manner all of the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it or the Property Manager, and shall pay when due all costs, fees and expenses required to be paid by it and/or the Property Manager under the Property Management Agreement subject, in each case, to any applicable cure periods provided therein.

5.1.17 Annual Budget. For each Fiscal Year, Borrower shall prepare or cause to be prepared and delivered to Lender for its approval, which shall not be unreasonably withheld, promptly upon its completion, an Annual Budget (including all drafts of such Annual Budget and including all amendments and drafts of such amendments) as it is prepared in respect of the Property for each Fiscal Year. In the event Borrower engages a third party Property Manager in accordance with the provisions of this Agreement to manage the Property, to the extent the Borrower has the right to approve any Annual Budget or amendment to any Annual Budget under the Property Management Agreement pursuant to which such Property Manager is engaged or to the extent the Borrower has the right to approve or consent to any variance from the Annual Budget in excess of 5% of any line-item under such Property Management Agreement, Borrower shall not approve any such Annual Budget or any such amendment to any Annual Budget or approve or consent to any variance from such Annual Budget without the consent of Lender, which consent shall not be unreasonably withheld. Lender shall have fifteen (15) Business Days after Lender’s receipt thereof to approve or disapprove any Annual Budget. If, at the expiration of such fifteen (15) Business Day approval period, Lender has not either approved or disapproved the Annual Budget in question, Borrower shall deliver a second notice to Lender. Lender shall advise Borrower of any objections to such budget within five Business Days (5) days after receipt of such second notice and Borrower shall revise and resubmit same to Lender in accordance with the process described in this Section until Lender has approved the Annual Budget in writing. Unless and until Lender approves the new Annual Budget in writing, Borrower shall continue to operate the Property in accordance with the then existing Annual Budget with increases in expenditures in an amount equal to the CPI.

5.1.18 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) unless required by applicable law, with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

5.1.19 Leasing Matters.

(a) Borrower shall not, and shall not permit the Property Manager to, amend or modify any existing Lease or Leases or enter into any new Lease or Leases if the same would have a Material Adverse Effect.

(b) Borrower shall furnish Lender with an executed copy of each Lease within thirty (30) days after execution thereof.

(c) All new Leases entered into from and after the date hereof shall be the result of arm’s-length negotiations, shall provide for “market” rental rates and other market terms and shall not contain any terms which would adversely affect Lender’s rights under the Loan Documents; provided that the rent payable under a new Lease may be below market rate if the rent from the space leased under the new Lease was, immediately prior to the entry into that new Lease, below market rate and such new Lease was given in exchange for the surrender of the prior Lease.

(d) All Leases entered into following the date hereof shall provide that they are subordinate to the Mortgage and, subject to Lender entering into a Subordination, Non-Disturbance and Attornment Agreement satisfactory to Lender, that the lessee thereunder agrees to attorn to Lender at Lender’s request.

(e) Borrower (A) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (B) shall enforce the terms,

covenants and conditions contained in the Leases on the part of the lessee thereunder to be observed or performed in a commercially reasonable manner; (C) shall not collect any of the base or minimum rents more than one (1) month in advance (other than security deposits) and (D) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except for the Assignment of Leases).

(f) Any proposed Lease in excess of 10,000 square feet shall be subject to Lender’s prior written consent (not to be unreasonably withheld). Any proposed Lease submitted to Lender for Lender’s approval shall be accompanied by a summary of the terms of such proposed Lease (including the economic terms and any termination options) and shall be deemed approved if Lender shall have not notified Borrower in writing of its disapproval (together with a statement of the grounds of such disapproval) within seven (7) Business Days after Borrower shall have given Lender written notice confirming that at least two (2) Business Days have elapsed since such submission.

(g) Security Deposits. Borrower shall, immediately upon receipt, deliver (and with respect to security deposits, letters of credit or other collateral already paid or delivered to the Borrower or its predecessor in interest, Borrower is concurrently herewith delivering) to Lender all security deposits, letters of credit or other collateral that it receives (or has received) from time to time from any Tenant as security for the performance by such Tenant of its obligations under its Lease (1) the cash portion of which exceeds $100,000, or (2) the aggregate amount of which (both cash and non-cash portions) exceeds $185,000. Lender shall deposit (or shall direct the Borrower to deposit directly) any cash to be delivered by Borrower pursuant to the preceding sentence in an escrow account in the name of Lender and, except to the extent required by law or the applicable Lease, such account shall be maintained in accordance with the terms of Section 12.2 hereof. Lender shall make such security available to Borrower or the applicable Tenant on or prior to the tenth (10th) Business Day after notice from Borrower to the extent required to comply with obligations owed to such Tenant under the terms of its Lease or to Borrower, in the event of such Tenant’s default under its Lease, subject to Lender’s approval, which approval shall not be unreasonably withheld (based on, among other things, the intended use of such deposit and whether a replacement Lease has been executed). Lender may commingle funds deposited hereunder and Lender shall not be obligated to segregate, designate or separately account for any specific security deposit, except to the extent that Borrower notifies Lender in writing at or prior to the time of any deposit that such deposit is required to be segregated by the applicable Lease or under applicable law. Notwithstanding the foregoing, (x) Lender shall not acquire a security interest or Lien in respect of security deposits to the extent that such acquisition would be prohibited by applicable law and (y) to the extent required by law, security deposits shall be maintained within the state in which the Property is situated and, if permitted by law, shall be transferred to escrow accounts in the name of Lender within the applicable state (which escrow accounts shall be maintained in accordance with the terms of Section 12.2 hereof).

(h) Plan Assets. Borrower will do, or cause to be done, all things necessary to ensure that it will not be deemed to hold Plan Assets at any time.

5.1.20 Asbestos O&M Plan. Borrower shall, at its sole cost and expense, institute and maintain an asbestos operations and maintenance plan for the Property, in form and substance satisfactory to Lender, within thirty (30) days following the Closing Date (or such earlier time as may be required in order to maintain the Policies in full force and effect).

5.1.21 Credit Line Facility. If Borrower desires to enter into a Credit Line, not less than thirty (30) days prior to the closing of such Credit Line, Borrower shall deliver or cause to be delivered to Lender for its review, copies of all instruments and documents to be entered into in connection therewith, the terms of which shall be acceptable to Lender in its reasonable discretion. Any such Credit Line shall be subject and subordinate in all respects to the Loan, except that provided no Default or Event of Default shall have occurred and be continuing, Borrower shall be permitted to pledge a portion of the FF&E (other than any Gaming Equipment) to the extent required to secure the Credit Line and Lender shall, at Borrower’s sole cost and expense, release its lien on such portion of the FF&E for so long as the Credit Line (or any replacement Credit Line) remains outstanding; it being understood and agreed that following the repayment or termination of such Credit Line, Lender shall have a first priority lien and security interest in and to the FF&E and Borrower shall, at its sole cost and expense, execute and deliver such security agreements, mortgages, financing statements and modifications to the Loan Documents as Lender may reasonably request to grant and confirm such liens and security interests of Lender. The holder of any such Credit Line and Lender shall execute and deliver such subordination and intercreditor agreements as Lender or the holder of any such Credit Line may reasonably request from time to time. In no event shall any such Credit Line be secured by any Gaming Equipment or any of the Property or other Collateral except for the FF&E (other than the Gaming Equipment). The Borrower shall not modify or amend the Credit Line or any of the instruments or documents evidencing the Credit Line without Lender’s prior consent, which consent shall not be unreasonably withheld. Borrower shall pay all costs and expenses of Lender, including reasonable attorneys fees and disbursements, in connection with any such Credit Line. Borrower shall deliver to Lender, within one (1) Business Day after receipt, copies of any notice of any default under the Credit Line.

ARTICLE VI

NEGATIVE COVENANTS

Section 6.1 Negative Covenants of the Borrower. Borrower covenants and agrees with Lender that it will not, directly or indirectly, violate any of the following:

6.1.1 Operation of Property. It shall not, without Lender’s prior consent (except as elsewhere herein expressly provided): (i) surrender or terminate any Material Agreement unless the other party thereto is in material default and the termination of such agreement would be commercially reasonable, (ii) if Borrower enters into an Acceptable Property Management Agreement in accordance with the provisions of this Agreement, Borrower shall not surrender or terminate such Property Management Agreement (unless the Property Manager is being replaced with an Acceptable Property Manager pursuant to an Acceptable Property Management Agreement), or permit or suffer any significant delegation or contracting of the Property Manager’s duties unless the Property Manager has the right to do so under the Property Management Agreement without the consent of the Borrower or unless such delegation or contracting would not constitute a Material Agreement if entered into by the Borrower itself, (iii) increase or consent to the increase of the amount of any charges under any Material

Agreement, except as provided therein with respect to the Material Agreements listed on Schedule C or on an arm’s-length basis and commercially reasonable terms; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement in any material respect, except on an arm’s length basis and commercially reasonable terms. As used in this Section 6.1.1 the term “Material Agreements” shall not include any Construction Contracts. Borrower shall not, without Lender’s prior consent, enter into any “joint proposal” or joint service agreement or other arrangement under or pursuant to the Joint Services Agreement which (i) would result in Borrower having the obligation to pay more than $500,000 per annum, (ii) cannot be terminated by Borrower without cause upon 60 days’ notice or less without payment of a termination fee of more than $100,000, (iii) would result in Borrower paying more for such service or arrangement than it would if Borrower obtained or contracted for such service or arrangement on its own (as opposed to jointly with one or more of the other parties to the Joint Services Agreement). In addition, Borrower shall not be responsible for the payment of shared executive management services and other corporate overhead allocated to the Property, unless such costs and expenses are allocated among the Casinos in accordance with the methodology set forth on Schedule 6.1.1.1 attached hereto. Lender shall have the right from time to time to review and makes copies of the books and records of Borrower’s affiliates to ensure that costs and expenses for shared executive management services and other corporate overhead is allocated among the Casinos in accordance with the methodology set forth on Schedule 6.1.1.1 attached hereto. Borrower shall be permitted to replace the Joint Services Agreement with the Second Amended and Restated Joint Services Agreement attached hereto as Schedule 6.1.1.2 attached hereto, provided, no Event of Default shall have occurred and be continuing and Borrower delivers a Subordination of Joint Services Agreement with respect thereto in substantially the same form as the Subordination of Joint Services Agreement delivered to Lender on the Closing Date with respect to the Joint Services Agreement.

6.1.2 Liens. Subject to Section 5.1.2(b) hereof, Borrower shall not, without the prior written consent of Lender, create, incur, assume, permit or suffer to exist any Lien on any portion of the Property, except (i) Permitted Encumbrances, (ii) Liens created by or permitted pursuant to the Loan Documents and (iii) Liens for Taxes or Other Charges not yet delinquent.

6.1.3 Dissolution. It shall not dissolve, terminate, liquidate, merge with or consolidate into another Person. It shall not, prior to the release of its Property from the Lien of the Mortgage, (i) except as expressly permitted in Sections 2.5 and 6.1.9 hereof, transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of its properties or assets, or (ii) cause any member of the Borrower to (A) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which the Borrower would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the operating agreement of the Borrower, without, in each instance, obtaining the prior written consent of Lender or Lender’s designee.

6.1.4 Change in Business. Borrower shall not enter into any line of business other than the ownership, maintenance, financing, refinancing and operation of the Property (in each case subject to the terms hereof), or make any material change in the scope or nature of its business objectives or purposes, or undertake or participate in activities other than the continuance of its present business.

6.1.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt owed to Borrower by any Person, including any arising under any of the Leases, if applicable, the Property Management Agreement and Material Agreements except for adequate consideration in the ordinary course of Borrower’s business and on commercially reasonable terms subject to other restrictions contained herein or in any other Loan Document.

6.1.6 Affiliate Transactions. Except for the agreements set forth on Schedule 6.1.6 hereto, Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the members of Borrower, except transactions that are upon terms and conditions that are substantially similar to those that would be available on an arm’s length basis with third parties and which are terminable upon a foreclosure, the acceptance of a deed in lieu or in connection with any other exercise of remedies by Lender, provided, however, that the foregoing shall not prohibit any transfer expressly permitted by the terms of Section 6.1.9 hereof.

6.1.7 Zoning and Uses. Borrower shall not (i) initiate or support any limiting change in the permitted uses of the Property (or to the extent applicable, zoning reclassification of the Property) or any portion thereof, seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to the Property or use or permit the use of the Property in a manner that would result in such use becoming a non-conforming use under applicable land-use restrictions (and, if any, zoning ordinances) or that would violate the terms of the Loan Documents or of any Lease, Legal Requirements or any Permitted Encumbrance, (ii) modify, amend or supplement any of the terms of any Permitted Encumbrance in a manner adverse to the interests of Lender or that could reasonably be expected to have a Material Adverse Effect, (iii) impose or permit or suffer the imposition of any restrictive covenants, easements or encumbrances upon the Property in any manner that could reasonably be expected to have a Material Adverse Effect, (iv) execute or file any subdivision plat affecting the Property, institute, or permit the institution of, proceedings to alter any tax lot comprising the Property except in accordance with the creation of the condominium form of ownership with respect to the Property pursuant to Section 7.3 hereof or (v) permit or suffer the Property to be used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement.

6.1.8 Debt. Other than the Permitted Indebtedness, Borrower shall not create, incur or assume any of the following: (i) indebtedness for borrowed money or for the deferred purchase price of property or services; (ii) indebtedness evidenced by a note, bond, debenture or similar instrument (including, without limitation, any purchase money or indebtedness owed to the party from whom Borrower purchased the Property); (iii) any letter or letters of credit issued for the account of Borrower to the extent there are unreimbursed amounts drawn thereunder; (iv) indebtedness secured by a Lien on any property owned by Borrower (whether or not such indebtedness has been assumed) except obligations for impositions which are not yet due and payable; (v) any obligation of Borrower directly or indirectly guaranteeing any indebtedness or other obligation of any other Person in any manner; (vi) any payment obligations of Borrower under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars or similar agreements) and similar agreements (except with respect to the Interest Rate Cap Agreement, which obligations Borrower represents have been satisfied in full by a one time payment made on or prior to the date hereof); or (vii) any contractual indemnity obligations of Borrower other than indemnity obligations contained in standard contracts entered into in the ordinary course of business.

6.1.9 Transfers.

(a) Borrower shall not (i) permit, suffer or cause any Transfer other than (v) a Transfer which does not result in a Change of Control, provided that such Transfer does not result in a Default or Event of Default hereunder, (w) the replacement or other disposition of obsolete or non-useful personal property and fixtures in the ordinary course of business, (x) Permitted Encumbrances, (y) a Lease in accordance with Section 5.1.19 hereof or (z) the sale of a Release Parcel in accordance with Section 2.5.3 hereof, (ii) file a declaration of condominium with respect to the Property, except as contemplated under Section 7.3 of this Agreement or (iii) permit to occur or suffer a Change of Control. Notwithstanding anything to the contrary contained herein, if any such Transfer would cause the transferee or any other Person (or group of affiliates) to acquire (or increase) its direct or indirect interest in Borrower to an amount which equals or exceeds 49%, Borrower shall, as a condition to such Transfer, at Borrower’s sole cost and expense, (1) deliver (or caused to be delivered) to Lender and the applicable Rating Agencies, a substantive non-consolidation opinion with respect to Borrower in form and substance satisfactory to Lender and the applicable Rating Agencies and (2) following, a Securitization, deliver (or caused to be delivered) to Lender, a Rating Confirmation. Notwithstanding anything to the contrary contained herein, in no event shall (x) Borrower sell, convey or encumber or enter into any agreement to sell, convey or encumber all or any portion of the Property, including the granting of any purchase options for the Property and rights of first refusal, rights of first offer or similar rights in respect of any portion of the Property, other than the sale of a Release Parcel in accordance with Section 2.5.3 hereof and/or the filing of a declaration of condominium with respect to the Property in accordance with Section 7.3 hereof, or (y) any member of Borrower pledge or otherwise encumber or enter into any agreement to pledge (or otherwise encumber) its interest in Borrower.

(b) Not less than thirty (30) days prior to the closing of any transaction permitted under the provisions of this Section 6.1.9, Borrower shall deliver or cause to be delivered to Lender (i) an Officer’s Certificate describing the proposed transaction and stating that such transaction is permitted hereunder and under the other Loan Documents, together with any documents upon which such Officer’s Certificate is based, (ii) if required, a substantive non-consolidation opinion with respect to Borrower in form and substance satisfactory to Lender and the applicable Rating Agencies and (iii) if required, following a Securitization, a Rating Confirmation. Borrower shall pay all costs and expenses of Lender, including reasonable attorneys fees and disbursements, in connection with any such Transfer.

(c) Notwithstanding the above provisions of this Section 6.1.9 and to the extent permitted to be carried out by the Property Manager without the consent of the Borrower, Borrower may transfer or dispose of Equipment that is either being replaced or that is no longer necessary in connection with the operation of the Property free from the interest of Lender under this Agreement or any other Loan Document, provided that such transfer or disposal (when compared to the non-transfer or non disposal of such Equipment) will not materially adversely affect the value of the Property, will not impair the utility thereof and (except where the same would not have a Material Adverse Effect), and will not result in a reduction or abatement of, or right of offset against, the rentals or other amounts payable under any Lease or any Operating Agreement, in either case as a result thereof, provided that any new Equipment acquired by the Borrower (and not so disposed of) shall be subject to the interest of Lender under this Agreement and the other Loan Documents unless leased to Borrower (in which event, Lender shall be made a collateral assignee of the Borrower’s interest in such lease (but, unless expressly subsequently assumed by Lender, Lender shall have no obligations under or with respect to the Borrower’s interest therein)).

6.1.10 Nonexempt ERISA Transactions. Borrower shall not engage in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code, as such sections relate to Borrower, or in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement, the Mortgage or any other Loan Document) to be a non-exempt prohibited transaction under ERISA.

6.1.11 Misapplication of Funds. Borrower shall not distribute any Operating Income from the Property or any Proceeds in violation of the provisions of this Agreement, fail to remit amounts to the Deposit Account or any of the Reserve Accounts if and as required under this Agreement, or misappropriate any security deposits or portion thereof.

6.1.12 Assignment of Licenses and Permits. Borrower shall not assign or transfer any of its interest in any Licenses or Permits pertaining to the Property, or assign, transfer or remove or permit any other Person to assign, transfer or remove any records pertaining to the Property.

6.1.13 Place of Business. Borrower shall not change its chief executive office or its principal place of business without giving Lender at least thirty (30) days’ prior written notice thereof and promptly providing Lender such information as Lender may reasonably request in connection therewith.

ARTICLE VII

ALTERATIONS; LEASING; CONDOMINIUM

Section 7.1 Alterations and Expansions. Other than the Renovation Work, Borrower will not perform or undertake or consent to the performance or undertaking of (including, without limitation, the approval of any budget with respect to the Property which includes) any Alteration or Expansion, except in accordance with the following terms and conditions:

7.1.1 Borrower shall have obtained Lender’s prior written consent to any Material Alteration or Material Expansion. The Alteration or Expansion shall be undertaken in accordance with the applicable provisions of this Agreement, the other Loan Documents, the Property Management Agreement, if any, the License Agreement, the Operating Agreements and the Leases, and all Legal Requirements.

7.1.2 No Event of Default shall have occurred and be continuing or shall occur as a result of such action.

7.1.3 A Material Alteration or Material Expansion, to the extent architects are customarily used for alterations or expansions of those types, but including any structural change to any of the Property or the Improvements, shall be conducted under the supervision of an Independent Architect and shall not be undertaken until detailed plans and specifications and cost estimates therefor, shall have been prepared and delivered to Lender, and approved in writing by such Independent Architect and Lender in its reasonable discretion. Lender shall have a period of ten (10) Business Days following receipt of such plans and specifications and cost estimates to notify Borrower of its approval or disapproval of same, or its need for additional information in order complete its review. If Lender disapproves such plans and specifications and cost estimates or requests additional information, Lender shall have a period of seven (7) Business Days following its receipt of revised plans and specifications and cost estimates or the additional information in which to notify Borrower of its approval or disapproval of same. Following Lender’s approval of any such plans and specifications, they may be revised at any time and from time to time, provided that revisions of such plans and specifications shall be delivered to Lender for its prior approval. Lender shall also have approved (in its reasonable discretion) the general construction contracts and Major Subcontracts prior to the commencement of any such Material Alteration or Material Expansion, as applicable.

7.1.4 The Alteration or Expansion may not in and of itself, either during the Alteration or Expansion or upon completion, be reasonably expected to have a Material Adverse Effect with respect to the Property or adversely affect the annual Net Operating Income, taking into account the required escrows (or completion bond) provided under Section 7.1.8(a) below; provided that if, as reasonably determined by the Lender, such Alteration or Expansion would adversely affect the annual Net Operating Income, then in order to proceed with the Alteration or Expansion the Borrower shall deliver to Lender Eligible Collateral in the total amount of the estimated reduction in Net Operating Income resulting from the Alteration or Expansion as additional security for the Debt, which Eligible Collateral shall be returned to Borrower after completion of the Alteration or Expansion if the reduction in Net Operating Income has been restored and no Event of Default has occurred and is continuing.

7.1.5 All work done in connection with any Alteration or Expansion shall be performed with due diligence to Final Completion in a good and workmanlike manner, all materials used in connection with any Alteration or Expansion shall be not less than the standard of quality of the materials generally used at the Property as of the date hereof (or, if greater, the then current customary quality in the submarket in which the Property is located) and all work shall be performed and all materials used in accordance with all applicable Legal Requirements and Insurance Requirements.

7.1.6 The cost of any Alteration or Expansion shall be promptly and fully paid for by Borrower, subject to the next succeeding sentence. No payment made prior to the Final Completion of an Alteration or Expansion or Restoration to any contractor, subcontractor, materialman, supplier, engineer, architect, project manager or other Person who renders services or furnishes materials in connection with such Alteration shall exceed ninety percent (90%) of the aggregate value of the work performed by such Person from time to time and materials furnished and incorporated into the Improvements.

7.1.7 Intentionally Deleted.

7.1.8 With respect to any Material Alteration or Material Expansion:

(a) Borrower shall have delivered to Lender from time to time Eligible Collateral in an amount equal to at least the total estimated remaining unpaid costs of such Material Alteration or Material Expansion, as applicable, which Eligible Collateral shall be held by Lender as security for the Debt and released to the Borrower as such work progresses in accordance with Section 7.1.8(c) hereof; provided, however, in the event that any Material Alteration or Material Expansion shall be made in conjunction with any Restoration with respect to which Borrower shall be entitled to withdraw Proceeds pursuant to Section 8.2.2 hereof (including any Proceeds remaining after completion of such Restoration), the amount of the Eligible Collateral to be furnished pursuant hereto need not exceed the aggregate cost of such Restoration and such Material Alteration or Material Expansion (in either case, as estimated by Lender) less the sum of the amount of any Proceeds which Borrower is entitled to withdraw pursuant to Section 8.2.2 hereof. Prior to commencement of construction of such Material Alteration or Material Expansion, Borrower shall have caused the General Contractor or, in Lender’s discretion, those subcontractors and materialmen under the Major Subcontracts reasonably designated by Lender to provide 100% payment and performance bonds, which shall be in amount, form and substance and issued by companies satisfactory to Lender and licensed or authorized to do business in the state where the Property is located and shall name Lender as a dual obligee. Further, unless otherwise approved by Lender in its reasonable discretion, and following a Securitization, the Rating Agencies in writing, the issuer(s) of the bonds required under this Section shall have a claims paying ability rating of “A-“ or better (or its equivalent) by each of the Rating Agencies.

(b) Prior to commencement of construction of such Material Alteration or Material Expansion, Borrower shall deliver to Lender for its approval a schedule (with the concurrence of the Independent Architect) setting forth the projected stages of completion of such Alteration or Expansion and the corresponding amounts expected to be due and payable by or on behalf of Borrower in connection with such completion, such schedule to be updated monthly by Borrower (and with the concurrence of the Independent Architect and approval of Lender) during the performance of such Alteration or Expansion.

(c) Any Eligible Collateral that Borrower delivers to Lender pursuant hereto (and the proceeds of any such Eligible Collateral) shall be invested (to the extent such Eligible Collateral can be invested) by Lender in Permitted Investments for a period of time consistent with the date on which Borrower notifies Lender that Borrower expects to request a release of such Eligible Collateral in accordance with the next succeeding sentence. From time to time as the Alteration or Expansion progresses, the amount of any Eligible Collateral so furnished may, upon the written request of Borrower to Lender, be withdrawn by Borrower and paid or otherwise applied by or returned to Borrower in an amount equal to the amount Borrower would be entitled to so withdraw if Section 8.2.5 hereof were applicable, and any Eligible Collateral so furnished which is a Qualified Letter of Credit may be reduced by Borrower in an amount equal to the amount Borrower would be entitled to so reduce if Section 8.2.5 hereof were applicable, subject, in each case, to the satisfaction of the conditions precedent to withdrawal of funds or reduction of the Qualified Letter of Credit set forth in Section 8.2.5 hereof. In connection with the above-described monthly update of the projected stages of completion of the Material Alteration or Material Expansion (as concurred with by an Independent Architect), Borrower shall increase (or be permitted to decrease, as applicable) the Eligible Collateral then deposited with Lender as necessary to comply with Section 7.1.8(a) hereof.

(d) At any time after Final Completion of such Alterations or Expansions, provided no Event of Default shall have occurred and be continuing the whole balance of any Cash deposited with Lender pursuant to Section 7.1.8 hereof then remaining on deposit may be withdrawn by Borrower and shall be paid by Lender to Borrower, and any Eligible Collateral so deposited shall, to the extent it has not been called upon, reduced or theretofore released, be released by Lender to Borrower, within ten (10) days after receipt by Lender of an application for such withdrawal and/or release together with such lien releases, paid invoices and other information and documentation as Lender may require and an Officer’s Certificate, (and as to the following clauses (i) and (ii) of this clause also a certificate of the Independent Architect,) setting forth in substance as follows:

(i) that such Alteration(s) or Expansion(s) has been completed in all material respects in accordance with any plans and specifications therefor previously approved by Lender under Section 7.1.3 hereof;

(ii) that to the knowledge of the certifying Person, (x) such Alteration(s) or Expansion(s) has been completed in compliance with all Legal Requirements, and (y) to the extent required for the legal use or occupancy of the portion of the Property affected by such Alteration(s) or Expansion(s), the Borrower has obtained a temporary or permanent certificate of occupancy (or similar certificate) or, if no such certificate is required, a statement to that effect;

(iii) that to the knowledge of the certifying Person, all amounts that the Borrower is or may become liable to pay in respect of such Alteration(s) or Expansion(s) through the date of the certification have been paid in full or adequately provided for and, to the extent that such are customary and reasonably obtainable by prudent property owners in the area where the Property is located, that Lien waivers have been obtained from the general contractor and subcontractors performing such Alteration(s) or Expansion(s) or at its sole cost and expense, Borrower shall cause a nationally recognized title insurance company to deliver to Lender an endorsement to the Qualified Title Policy, updating such policy and insuring over such Liens without further exceptions to such policy other than Permitted Encumbrances, or shall, at its sole cost and expense, cause a reputable title insurance company to deliver a lender’s title insurance policy, in such form, in such amounts and with such endorsements as the Qualified Title Policy, which policy shall be dated the date of completion of the Material Alteration or Material Expansion, as applicable, and shall contain no exceptions other than Permitted Encumbrances; and

(iv) that to the knowledge of the certifying Person, no Event of Default has occurred and is continuing.

Section 7.2 Leasing. Borrower shall observe the covenants set forth in Section 5.1.19 hereof.

Section 7.3 Condominiums. Borrower intends to create a condominium form of ownership with respect to the Property, in order to permit the sale and separate ownership of the Penthouse Units. The declaration of condominium and all offering statements, prospectuses, contracts of sale for condominium units, deeds to condominium units and all other documents and matters relating to the creation of the condominium form of ownership for the Property and to the sale of condominium units (collectively, the “Condominium Documents”) shall prior to the filing of any such documents or the sale of any condominium units be approved by Lender and all appropriate governmental authorities having jurisdiction and shall be in full compliance with all applicable local and Federal laws, rules and regulation, including, without limitation, the laws and regulations of the State of Nevada relating to condominiums. The Condominium Documents shall not grant to the owners of the Penthouse Units any rights that materially adversely effect the remaining portions of the Property, and specifically, without limitation, the Condominium Documents shall not permit the owners of the Penthouse Unit to prevent the rebuilding of the Improvements following a casualty or a condemnation or prevent the owners of the portion of the Property other than the Penthouse Unit from making any alterations of the Property (other than alterations that would prevent access to the Penthouse Units). Borrower’s marketing plan for the condominium units shall satisfy all the requirements of and shall be in full compliance with all local and Federal laws, rules and regulations applicable to condominiums and the sale thereof, including, but not limited to the condominium laws of the State of Nevada and the rules and regulations pertaining thereto. The Condominium Documents shall not after approval by Lender and its counsel and acceptance and approval by the applicable governmental agencies be modified or amended in any material respect without the prior written consent of Lender, except for such modifications or amendments as may be required to conform the Condominium Documents to the requirements of applicable local and Federal laws, rules and regulations. Borrower hereby assigns to Lender all of Borrower’s right, title and interest in and to the Condominium Documents as additional security for the payment of the Debt and the observance and performance by Borrower of the terms, covenants and provisions of the Loan Documents on Borrower’s part to be observed and performed, to the extent Borrower may lawfully do so. Following the creation of the condominium regime contemplated above in this Section 7.3, Borrower (i) shall pay all maintenance and condominium assessments and shall observe and perform the obligations imposed upon it under the Condominium Documents; (ii) shall enforce the terms, covenants and conditions contained in the Condominium Documents to be observed or performed upon the part of the other parties thereunder in a commercially reasonable manner; (iii) shall comply with any such state, local or federal law, rule and regulation applicable to the condominium regime at the Property, the condominium units or the sale or transfer of the condominium units, including, but not limited to, the securities and condominium laws of the State and the rules and regulations pertaining thereto, if applicable, and (iv) shall, except as provided herein, take all actions as may be necessary and which it is capable of taking from time to time to preserve and maintain the condominium regime at the Property in accordance with applicable law.

ARTICLE VIII

CASUALTY AND CONDEMNATION

Section 8.1 Insurance; Casualty and Condemnation.

8.1.1 Borrower, at their sole cost and expense, for the mutual benefit of Borrower and Lender, shall keep the Property insured and obtain and maintain policies of insurance insuring against loss or damage by standard perils included within the classification “Special Cause Loss Form” including earthquake damage to the extent required by Section 8.1.2(h) hereof. Such insurance (other than earthquake insurance) (i) shall be in an amount equal to one hundred percent (100%) of the Full Replacement Cost, and (ii) shall have deductibles no greater than $250,000. The policies of insurance carried in accordance with this paragraph shall be paid annually in advance and shall contain a “Replacement Cost Endorsement”, no coinsurance and a waiver of depreciation. For the purposes of this Agreement, the term “Full Replacement Cost” means the actual replacement cost of the Improvements and Equipment (without taking into account any depreciation, and exclusive of excavations, footings and foundations, landscaping and paving) determined annually by an insurer, a recognized independent insurance broker or an independent appraiser selected and paid by Borrower and in no event less than the coverage required pursuant to the terms of any Lease.

8.1.2 Borrower, at its sole cost and expense, for the mutual benefit of Borrower and Lender, shall also obtain and maintain the following policies of insurance:

(a) Flood insurance if any part of the Property is located in an area identified by the Federal Emergency Management Agency as an area federally designated a “100 year flood plain” or “special hazard area” (including Zones A, B, C, V, X and shaded X areas) and (A) flood insurance is generally available at reasonable premiums and in such amount as generally required by institutional lenders for similar properties or (B) if not so available from a private carrier, from the federal government at commercially reasonable premiums to the extent available. In either case, the flood insurance shall be in an amount at least equal to the principal amount of the Loan outstanding from time to time or the maximum limit of coverage available with respect to the Property under said program, whichever is less;

(b) Commercial general liability insurance, including broad form property damage, blanket contractual and personal injuries (including death resulting therefrom) coverages and containing minimum limits per occurrence of $1,000,000 with a $2,000,000 general aggregate for any policy year. In addition, at least $100,000,000 excess and/or umbrella liability insurance shall be obtained and maintained for claims, including legal liability imposed upon Borrower and all related court costs and attorneys’ fees and disbursements;

(c) Rental loss and/or business interruption insurance in an amount sufficient to avoid any co-insurance penalty and equal to the greater of (A) the estimated gross revenues from the operation of the Property (including (x) the total payable under the Leases and all Rents and (y) the total of all other amounts to be received by Borrower or third parties that are the legal obligation of the Tenants), net of non-recurring expenses, for a period of up to the next succeeding eighteen (18) months, or (B) the projected Operating Expenses (including debt service) for the maintenance and operation of the Property for a period of up to the next succeeding eighteen (18) months as the same may be reduced or increased from time to time due to changes in such Operating Expenses. Borrower shall also provide coverage under this clause (iii) for the twelve (12) month period commencing on the date the restoration of the property is complete. The amount of such insurance shall be increased from time to time as and when the Rents increase or the estimates of (or the actual) gross revenue, as may be applicable, increases or decreases to the extent Rents or the estimates of gross revenue decrease;

(d) Insurance against loss or damage from (A) leakage of sprinkler systems and (B) explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in any of the Improvements (without exclusion for explosions) and insurance against loss of occupancy or use arising from any breakdown, in such amounts as are generally available at reasonable premiums and are generally required by institutional lenders for properties comparable to the Property;

(e) Worker’s compensation insurance with respect to all employees of Borrower as and to the extent required by any Governmental Authority or Legal Requirement and employer’s liability coverage of at least $1,000,000 which is scheduled to the excess and/or umbrella liability insurance as referenced in clause (ii) above;

(f) During any period of repair or restoration, builder’s “all risk” insurance in an amount equal to not less than the full insurable value of the Property against such risks (including fire and extended coverage and collapse of the Improvements to agreed limits) as Lender may request, in form and substance acceptable to Lender;

(g) Coverage to compensate for the cost of demolition and the increased cost of construction for the Property in an amount satisfactory to Lender;

(h) Earthquake insurance in an amount equal to the greater of (i) twice the probable maximum loss /SEL (as determined in a seismic report acceptable to Lender in its sole discretion) of the Property and (ii) the SUL of the Property;

(i) Windstorm insurance in an amount equal to the replacement cost (as determined by Lender in its sole discretion) of the Property provided, that following a Securitization, any credit enhancement proposed to be provided by or on behalf of Borrower in connection with the deductible on such windstorm insurance shall be subject to the prior receipt of a Rating Confirmation;

(j) Coverage for terrorism (either as part of Borrower’s “Special Cause of Loss” policy or as a separate policy), providing casualty and business interruption coverage in an amount no less than the full replacement cost of the Property, if and to the extent that such is otherwise available for an annual premium that is less than or equal to the Terrorism Premium Threshold. If the preceding sentence is not satisfied, then Borrower shall obtain terrorism coverage (at a premium, computed as set forth in the previous sentence, that does not exceed the Terrorism Premium Threshold) to the extent available from such insurers, and with such coverage, as shall be acceptable to Lender in its reasonable discretion;

(k) Environmental insurance coverage of at least $10,000,000 on such terms and providing such coverage as is set forth on Schedule F attached hereto for a period expiring no earlier than one year following the date the Debt is repaid in full; and

(l) Such other insurance as may from time to time be reasonably required by Lender in order to protect its interests, including, without limitation, law and ordinance coverage with respect to the Property.

8.1.3 All policies of insurance (the “Policies”) required pursuant to this Section 8.1 shall be issued by companies approved by Lender and licensed or authorized to do business in the state where the Property is located. Further, unless otherwise approved by Lender in its reasonable discretion (prior to a Securitization) and the Rating Agencies in writing, the issuer(s) of the Policies required under this Section 8.1 shall have a claims paying ability rating of “A-” or better (or its equivalent) by each of the Rating Agencies (or be issued by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or more members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is provided by insurers that have a claims paying ability rating of “A-” or better (or its equivalent) by each of the Rating Agencies with the remaining members of the syndicate having a claims paying ability rating of BBB or better (or its equivalent) by each of the Rating Agencies). The Policies that are in effect for the first year of the term of the Loan may be issued by FM Global, provided that the claims paying ability rating of FM Global remains at least BBB / A+ XV; it being understood and agreed that if at any time during such one year period, the claims paying ability rating of FM Global is ever lower than BBB / A+ XV, Borrower shall within forty five (45) days after such rating drops below BBB / A+ XV obtain new Policies with a carrier that complies with the claims paying ability rating requirements set forth in the second sentence of this Section and the other provisions of this Agreement. All Policies that are in effect for the period from and after May 11, 2007 shall be issued by carriers with a claims paying ability rating that complies with the second sentence of this Section 8.1.3 unless otherwise agreed by Lender in its sole and absolute discretion on or before February 10, 2007. The Policies (i) shall name Lender (or an agent on Lender’s behalf) and its successors and/or assigns as their interest may appear as an additional insured or as a loss payee (except that in the case of general liability insurance, Lender (or an agent on Lender’s behalf) shall be named an additional insured and not a loss payee); (ii) shall contain a Non-Contributory Standard Lender Clause and, except with respect to general liability insurance, a Lender’s Loss Payable Endorsement, or their equivalents, naming Lender as the Person to which all payments made by such insurance company shall be paid; (iii) shall include effective waivers by the insurer of all claims for insurance premiums against all loss payees, additional insureds and named insureds (other than Borrower) and all rights of subrogation against any loss payee, additional insured or named insured; (iv) shall be assigned to Lender; (v) except as otherwise provided above, shall be subject to a deductible, if any, not greater in any material respect than the deductible for such coverage on the date hereof; (vi) shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest, including endorsements providing that neither Borrower, Lender nor any other party shall be a Contributor-insurer under said Policies and that no modification, reduction, cancellation or termination in amount of, or material change (other than an increase) in, coverage of any of the Policies shall be effective until at least thirty (30) days after receipt by each named insured, additional insured and loss payee of written notice thereof or ten (10) days after receipt of such notice with respect to nonpayment of premium; (vii) shall permit Lender to pay the premiums and continue any insurance upon failure of Borrower to pay premiums when due, upon the insolvency of Borrower or through foreclosure or other transfer of title to the Property (it being understood that Borrower’s rights to coverage under such policies may not be assignable without the consent of the insurer); and (viii) shall provide that any proceeds shall be payable to Lender and that the insurance shall not be impaired or invalidated by virtue of (A) any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by Borrower, Lender or any other named insured, additional insured or loss payee, except for the willful misconduct of Lender knowingly in violation of the conditions of such policy, (B) the occupation, use, operation or maintenance of the Property for purposes more hazardous than permitted by the terms of the Policy, (C) any foreclosure or other proceeding or notice of sale relating to the Property, or (D) any change in the possession of the Property without a change in the identity of the holder of actual title to the Property (provided that with respect to items (C) and (D), any notice requirements of the Policies are satisfied).

8.1.4 Insurance Premiums; Certificates of Insurance.

(a) Borrower shall pay the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable and shall furnish to Lender the receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Borrower is not required to furnish such evidence of payment to Lender if such Insurance Premiums are to be paid by Lender pursuant to the terms of this Agreement). Within thirty (30) days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested in writing by Lender or as may be requested in writing by the Rating Agencies, taking into consideration changes in liability laws, changes in prudent customs and practices, and the like. In the event Borrower satisfies the requirements under this Section 8.1 through the use of a Policy covering properties in addition to the Property (a “Blanket Policy”), then (unless such policy is provided in substantially the same manner as it is as of the date hereof), Borrower shall provide evidence satisfactory to Lender that the Insurance Premiums for the Property are separately allocated under such Policy to the Property and that payment of such allocated amount (A) shall maintain the effectiveness of such Policy as to the Property and (B) shall otherwise provide the same protection as would a separate policy that complies with the terms of this Agreement as to the Property, notwithstanding the failure of payment of any other portion of the insurance premiums. If no such allocation is available, Lender shall have the right to increase the amount required to be deposited into the Tax and Insurance Escrow Account by an amount sufficient to purchase a non Blanket Policy covering the Property from insurance companies which qualify under this Agreement.

(b) Borrower shall deliver to Lender on or prior to the Closing Date certificates setting forth in reasonable detail the material terms (including any applicable notice requirements) of all Policies from the respective insurance companies (or their authorized agents) that issued the Policies, including that such Policies may not be canceled or modified without thirty (30) days’ prior notice to Lender, or ten (10) days’ notice with respect to nonpayment of premium. Borrower shall deliver to Lender, concurrently with each change in any Policy, a certificate with respect to such changed Policy certified by the insurance company issuing that Policy, in substantially the same form and containing substantially the same information as the certificates required to be delivered by Borrower pursuant to the first sentence of this clause 8.1.4(b) and stating that all premiums then due thereon have been paid to the applicable insurers and that the same are in full force and effect (or if such certificate and/or other information described in clause 8.4.1(b) shall not be obtainable by Borrower, Borrower may deliver an Officer’s Certificate to such effect in lieu thereof).

8.1.5 Renewal and Replacement of Policies.

(a) Not less than fifteen (15) Business Days prior to the expiration, termination or cancellation of any Policy, Borrower shall renew such policy or obtain a replacement policy or policies (or a binding commitment for such replacement policy or policies), which shall be effective no later than the date of the expiration, termination or cancellation of the previous policy, and shall deliver to Lender a certificate in respect of such policy or policies (A) containing the same information as the certificates required to be delivered by Borrower pursuant to clause 8.1.4(b) above, or a copy of the binding commitment for such policy or policies and (B) confirming that such policy complies with all requirements hereof.

(b) If Borrower does not furnish to Lender the certificates as required under clause 8.1.5(a) above, Lender may procure, but shall not be obligated to procure, such replacement policy or policies and pay the Insurance Premiums therefor, and Borrower agrees to reimburse Lender for the cost of such Insurance Premiums promptly on demand.

(c) Concurrently with the delivery of each replacement policy or a binding commitment for the same pursuant to this subsection 8.1.5, Borrower shall deliver to Lender a report or attestation from a duly licensed or authorized insurance broker or from the insurer, setting forth the particulars as to all insurance obtained by Borrower pursuant to this Section 8.1 and then in effect and stating that all Insurance Premiums then due thereon have been paid in full to the applicable insurers, that such insurance policies are in full force and effect and that, in the opinion of such insurance broker or insurer, such insurance otherwise complies with the requirements of this Section 8.1 (or if such report shall not be available after Borrower shall have used reasonable efforts to provide the same, Borrower will deliver to Lender an Officer’s Certificate containing the information to be provided in such report).

8.1.6 Separate Insurance. Borrower will not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained pursuant to this Section 8.1 unless such insurance complies with subsection 8.1.3 above.

8.1.7 Securitization. Following any Securitization, Borrower shall name any trustee, servicer or special servicer designated by Lender as a loss payee, and any trustee, servicer and special servicer as additional insureds, with respect to any Policy for which Lender is to be so named hereunder.

Section 8.2 Casualty; Application of Proceeds.

8.2.1 Right to Adjust.

(a) If the Property is damaged or destroyed, in whole or in part, by a Casualty, Borrower shall give prompt written notice thereof to Lender, generally describing the nature and extent of such Casualty. Following the occurrence of a Casualty, Borrower, regardless of whether Proceeds are available, shall in a reasonably prompt manner proceed to restore, repair, replace or rebuild the Property to the extent practicable to be of at least equal value and of substantially the same character as prior to the Casualty, all in accordance with the terms hereof applicable to Alterations.

(b) Subject to clause (e) below, in the event of a Casualty where the loss does not exceed $4,000,000, Borrower may settle and adjust such claim; provided that such adjustment is carried out in a competent and timely manner. In such case, Borrower is hereby authorized to collect and receipt for Lender any Proceeds.

(c) Subject to clause (e) below, in the event of a Casualty where the loss exceeds $4,000,000, Borrower may settle and adjust such claim only with the consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any such adjustments.

(d) The proceeds of any Policy shall be due and payable solely to Lender and held and applied in accordance with the terms hereof (or, if mistakenly paid to Borrower, shall be held in trust by Borrower for the benefit of Lender and shall be paid over to Lender by Borrower within one (1) Business Day of receipt).

(e) Notwithstanding the terms of clauses (b) and (c) above, Lender shall have the sole authority to adjust any claim with respect to a Casualty and to collect all Proceeds if an Event of Default shall have occurred and is continuing.

8.2.2 Right of the Borrower to Apply to Restoration. In the event of (i) a Casualty that does not constitute a Material Casualty, or (ii) a Condemnation that does not constitute a Material Condemnation, Lender shall permit the application of the Proceeds (after reimbursement of any expenses incurred by Lender) to reimburse Borrower for the cost of restoring, repairing, replacing or rebuilding the Property (the “Restoration”), in the manner required hereby, provided and on the condition that (1) no Event of Default shall have occurred and be then continuing and (2) in the reasonable judgment of Lender:

(a) the Property can be restored to an economic unit not less valuable (taking into account the effect of the termination of any Leases or Material Agreements and the proceeds of any rental loss or business interruption insurance which Borrower receives or is entitled to receive, in each case, due to such Casualty or Condemnation) and not less useful than the same was prior to the Casualty or Condemnation,

(b) the Property, after such restoration and stabilization, will adequately secure the outstanding balance of the Loan,

(c) the Restoration can be completed by the earliest to occur of:

(i) the 180th day following the receipt of the Proceeds (or if earlier, the 365th day after the Casualty or Condemnation, as applicable), or, such longer period as may reasonably be required, subject to Lender’s prior approval or following Securitization, Rating Confirmation;

(ii) the 180th day prior to the Maturity Date, and

(iii) with respect to a Casualty, the expiration of the payment period on the rental loss or business interruption insurance coverage in respect of such Casualty; and

(d) after receiving reasonably satisfactory evidence that during the period of the Restoration, the sum of (A) income derived from the Property plus (B) proceeds of rental loss insurance or business interruption insurance, if any, payable, together with such other monies as Borrower may irrevocably make available for the restoration, will equal or exceed 105% of the sum of (1) Operating Expenses and (2) the Debt Service.

Notwithstanding the foregoing, if any of the conditions set forth in sub-clauses (1) and (2) of the proviso in this section 8.2.2 are not satisfied, then, unless Lender shall otherwise elect, at its sole option, the Proceeds shall be applied in the following order of priority: (A) first, to prepay the principal of the Loan; (B) second, to pay the amount of (1) all accrued and unpaid interest in respect of the principal amount of the Debt so prepaid through the date which is the final day of the Interest Accrual Period in which such prepayment is made or, if prohibited by law, through the date of repayment plus Breakage Costs (including, if an Event of Default has occurred and is then continuing, interest owed at the Default Rate), and (2) all other sums then due and owing under the Loan Documents; (C) third, to reimburse Lender for any fees and expenses of Lender incurred in connection therewith (it being agreed that, upon satisfaction in full of the entitlements under clauses (A), (B) and (C) of this sentence, Borrower shall be entitled to receive a release of the Lien of the Mortgage and the other Loan Documents with respect to the Property in accordance with and subject to the terms of Section 2.5 hereof); and (D) fourth, to Borrower, to such accounts as may be directed by Borrower. If the Note has been divided into multiple Note Components pursuant to Section 2.3.8, all prepayments of the Loan made by Borrower in accordance with this Section 8.2.2 shall be applied to the Note Components in ascending order of interest rate (i.e., first to the Note Component with the lowest Component Spread until its outstanding principal balance has been reduced to zero, then to the Note Component with the second lowest Component Spread until its outstanding principal balance has been reduced to zero, and so on).

8.2.3 Material Casualty or Condemnation and Lender’s Right to Apply. In the event of a Material Casualty or a Material Condemnation, then Lender shall have the option to (i) apply the Proceeds hereof in the following order of priority: (A) first, to prepay the principal of the Loan; (B) second, to pay the amount of (1) all accrued and unpaid interest in respect of the principal amount of the Debt so prepaid through the date which is the final day of the Interest Accrual Period in which such prepayment is made or, if prohibited by law, through the date of repayment plus Breakage Costs (including, if an Event of Default has occurred and is then continuing, interest owed at the Default Rate), and (2) all other sums then due and owing under the Loan Documents; (C) third, to reimburse Lender for any fees and expenses of Lender incurred in connection therewith (it being agreed that, upon satisfaction in full of the entitlements under clauses (A), (B) and (C) of this sentence, Borrower shall be entitled to receive a release of the Lien of the Mortgage and the other Loan Documents with respect to the affected Property in accordance with and subject to the terms of Section 2.5 hereof); and (D) fourth, to Borrower, to such accounts as may be directed by Borrower, or (ii) make such Proceeds available to reimburse

Borrower for the cost of any Restoration in the manner set forth below in Section 8.2.5 hereof; provided, however, that, if the Property Management Agreement with a third party Property Manager, if any, provides that the Borrower is required to use the Proceeds to restore the Property and Borrower does not have the right to terminate such Property Management Agreement pursuant to the terms of such Property Management Agreement as a result of such Casualty or Condemnation or otherwise, then Lender shall be obligated to make such Proceeds available to Borrower for the restoration of the Property pursuant to Section 8.2.5 below.

8.2.4 Intentionally Omitted.

8.2.5 Manner of Restoration and Reimbursement. If Borrower is entitled pursuant to Section 8.2.2 or 8.2.3 above to reimbursement out of Proceeds (and the conditions specified therein shall have been satisfied), such Proceeds shall be disbursed on a monthly basis upon Lender’s being furnished with (i) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Lender may reasonably require and approve, and (ii) all plans and specifications for such Restoration, such plans and specifications to be approved by Lender prior to commencement of any work (such approval not to be unreasonably withheld or delayed). In addition, no payment made prior to the Final Completion of the Restoration shall exceed ninety percent (90%) of the aggregate value of the work performed from time to time; funds other than Proceeds shall be disbursed prior to disbursement of such Proceeds; and at all times, the undisbursed balance of such Proceeds remaining in the hands of Lender, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Lender by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the Restoration, free and clear of all Liens or claims for Lien. Prior to any disbursement, Lender shall have received evidence reasonably satisfactory to it of the estimated cost of completion of the Restoration (such estimate to be made by Borrower’s architect or contractor and approved by Lender in its reasonable discretion), and Borrower shall have deposited with Lender Eligible Collateral in an amount equal to the excess (if any) of such estimated cost of completion over the net Proceeds. Any surplus which may remain out of Proceeds received pursuant to a Casualty shall be paid to Borrower after payment of such costs of Restoration. Any surplus which may remain out of Proceeds received pursuant to a Condemnation shall be delivered to Lender for deposit into the Deposit Account to be held and disbursed in accordance with the terms of this Agreement.

Section 8.3 Condemnation.

8.3.1 Borrower shall promptly give Lender written notice of the actual or threatened commencement of any Condemnation and shall deliver to Lender copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, Borrower, regardless of whether Proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the same to the extent practicable to be of at least equal value and of substantially the same character as prior to such Condemnation, all to be effected in accordance with the terms hereof applicable to Alterations.

8.3.2 Lender is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Proceeds in respect of a Condemnation and to make any compromise or settlement in connection with such Condemnation, subject to the provisions of this Section. Provided no Event of Default has occurred and is continuing, (x) in the event of a Condemnation where the loss does not exceed $250,000, Borrower may settle and compromise such Proceeds; provided that the same is effected in a competent and timely manner, and (y) in the event of a Condemnation, where the loss exceeds $250,000, Borrower may settle and compromise the Proceeds only with the consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any litigation and settlement discussions in respect thereof. Notwithstanding any Condemnation by any public or quasi-public authority (including any transfer made in lieu of or in anticipation of such a Condemnation), Borrower shall continue to pay the Debt at the time and in the manner provided for in the Note, this Agreement and the other Loan Documents, and the Debt shall not be reduced unless and until any Proceeds shall have been actually received and applied by Lender to discharge the Debt, pay required interest and pay any other required amounts, in each case, pursuant to the terms of Sections 8.2.2 and 8.2.3 above. Lender shall not be limited to the interest paid on the Proceeds by the condemning authority but shall be entitled to receive out of the Proceeds interest at the rate or rates provided in the Note. Borrower shall cause any Proceeds that are payable to Borrower to be paid directly to Lender to be held and applied in accordance with the terms hereof.

ARTICLE IX

ACCOUNTS AND RESERVES

Section 9.1 Establishment and Maintenance of Accounts.

9.1.1 On or prior to the Closing Date, Borrower shall establish with the Hotel Bank an account (the “Rent Account”) for the collection of Rents paid by credit card and paid by tenants under the Leases. As a condition to Closing, Borrower shall cause the Hotel Bank to execute and deliver an agreement which provides, inter alia, that for purposes of perfecting its first priority security interest, Lender shall have sole control and dominion over the Rent Account and that until otherwise directed by Lender (which direction shall be given by Lender only following an Event of Default), all funds deposited into the Rent Account will be transferred each Business Day to an account with the Hotel Bank maintained by Borrower (the “Borrower Hotel Account”). The fees and expenses of the Hotel Bank shall be paid by Borrower. In the event the Hotel Bank can no longer maintain the Borrower Hotel Account as an Eligible Account, Lender shall have the right to cause the Borrower Hotel Account to be moved to a depositary institution, reasonably acceptable to Lender, that can maintain same as an Eligible Account. In addition, on the Closing Date Borrower shall send to tenants under the Leases and all issuers of credit cards accepted at the Property a direction to remit all net sums payable to Borrower or with respect to the Property to the Rent Account, which direction shall be irrevocable absent consent of Lender. If after the Closing Date, Borrower enters into any new Leases and/or elects to accept any additional credit card, Borrower shall send a similar letter to such tenant and/or the issuer of any such new credit card, as applicable. If for any reason Borrower collects any Rents from any tenant under a Lease and/or credit card company, (i) such amounts shall be deemed to be collateral for the Debt and shall be held in trust for the benefit of, and as the property of, Lender and (ii) Borrower shall deposit any such funds in the Rent

Account within one (1) Business Day of receipt. Amounts that are swept from the Rent Account into the Borrower Hotel Account (other than Excess Cash Flow) during each calendar month shall be used to pay for (i) operating expenses for the Property actually paid or accrued in such calendar month pursuant to the Annual Budget with any required contingencies and variances to the line items set forth in the approved Annual Budget for such calendar month (but not in excess of 5% in the aggregate of the amount set forth in the Annual Budget for such calendar month), or as otherwise approved by Lender in its reasonable discretion, (ii) in addition to those operating expenses described in subdivision (i) above, such operating expenses as are actually paid or incurred during such calendar month, provided that, after giving effect to such additional expenditures, actual EBITDA for the year to date through the end of such calendar month is not less than EBITDA for the year to date through the end of such calendar month set forth in the Annual Budget, (iii) Capital Expenditures and capital expenditures relating to FF&E actually paid in such calendar month pursuant to the Annual Budget (to the extent amounts are not otherwise available therefor in the FF&E Reserve Account, as applicable) or as otherwise approved by Lender in its reasonable discretion and (iv) to the extent not included within subdivisions (i) or (ii) above, all taxes and fees required to be paid to the Gaming Authorities and amounts required for the Casino Working Capital and Operations Amount and any Casino Shortfalls (provided such Casino Working Capital and Operations Amount and Casino Shortfalls are documented by Borrower) in such calendar month, and all remaining amounts that are swept from the Rent Account into the Borrower Hotel Account during each calendar month shall be deposited into the Deposit Account in accordance with Section 9.1.4 below. Upon the occurrence and continuation of an Event of Default, Lender may revoke the instruction described above with regard to transferring funds deposited into the Rent Account to the Borrower Hotel Account, and following such revocation may apply any funds deposited into the Rent Account in accordance with Section 9.6.2 of this Agreement.

9.1.2 On or prior to the Closing Date, Borrower shall establish with Lender, or if Lender is not a depository institution or if Lender shall otherwise elect, with one or more depository institutions selected by Lender, a separate trust account (the “Deposit Account”). For purposes of creating and perfecting Lender’s first priority security interest in the Deposit Account, the Deposit Account shall be in the name of and under the sole dominion and control of Lender, subject only to Lender’s obligations hereunder to advance funds therefrom in accordance with this Agreement and the other Loan Documents, and Borrower shall not have the authority or power to make withdrawals from the Deposit Account. Funds in the Deposit Account shall not be commingled with any other monies. Without limiting the foregoing, all deposits into the Deposit Account shall be applied and disbursed in accordance with the terms and provisions of Section 9.4 hereof and the Deposit Account Agreement.

9.1.3 On or prior to the date hereof, Borrower has notified the Counterparty to make all payments due to Borrower under the Interest Rate Cap Agreement (and Borrower shall similarly notify the Counterparty under any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement) directly to the Deposit Account (the form of such notice shall be subject to the approval of Lender and, shall be irrevocable without the consent of Lender until the Debt has been paid in full), and if the Deposit Account is changed, a comparable notice shall be sent to the Counterparty. If, notwithstanding the provisions of this Section 9.1.3, Borrower receives any sums due under the Interest Rate Cap Agreement (or any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement) then the Borrower

(x) shall be deemed to hold such amounts in trust for Lender and (y) shall deposit any such sums in the Deposit Account within one Business Day of receipt thereof.

9.1.4 On or before the fifteenth day of each calendar month, Borrower shall cause all Excess Cash Flow generated in the prior calendar month to be deposited into the Deposit Account.

9.1.5 If Borrower employs a Property Manager in accordance with the terms of this Agreement, Borrower shall notify the Property Manager to make all payments due to Borrower under the Property Management Agreement (or otherwise payable by Property Manager) to Borrower directly to the Deposit Account (the form of such notice shall be subject to the approval of Lender and, shall be irrevocable without the consent of Lender until the Debt has been paid in full), and if the Deposit Account is changed, a comparable notice shall be sent to the Property Manager. If, notwithstanding the provisions of this Section 9.1.5, Borrower receives any sums due under the Property Management Agreement or other amount otherwise payable to Borrower, then the Borrower (x) shall be deemed to hold such amounts in trust for Lender and (y) shall deposit any such sums in the Deposit Account within one Business Day of receipt thereof.

Section 9.2 Reserve Accounts.

9.2.1 Establishment and Maintenance of Reserve Accounts. Borrower shall establish with Lender, or if Lender is not a depository institution or if Lender shall otherwise elect, a depository institution designated by Lender, the following subaccounts of the Deposit Account which shall be maintained on a ledger entry basis:

(a) an account (the “Debt Service Reserve Account”), which shall be maintained in accordance with Section 9.2.7 hereof;

(b) an account (the “FF&E Reserve Account”), which shall be maintained in accordance with Section 9.2.8 hereof; and

(c) an account (the “Required Repairs Reserve Account”) into which the amount of $5,781,562.50 will be deposited by Borrower on the Closing Date for the payment of the cost of completing the Required Repairs; which account shall be maintained in accordance with Section 9.2.2 hereof.

In addition, Borrower shall establish the Tax and Insurance Escrow Account as provided in Section 9.3 below. If Borrower enters into a Property Management Agreement in accordance with the provisions hereof and such Property Management Agreement provides for the payment of an incentive management fee, Lender shall have the right to establish an additional subaccount of the Deposit Account into which amounts required for the payment of such incentive management fees will be deposited.

Each of the Deposit Account, the FF&E Reserve Account, the Debt Service Reserve Account, the Required Repairs Reserve Account and the Tax and Insurance Escrow Account (except for the Deposit Account, each, a “Reserve Account” and collectively, the “Reserve Accounts”) shall be interest bearing accounts in the name of and under the sole dominion and control of Lender, subject only to Lender’s obligations hereunder to advance funds therefrom in accordance with this Agreement, and Borrower shall not have the authority or power to make withdrawals from the Reserve Accounts. The amount required in each Reserve Account as of the Closing Date may, at Lender’s election, be deposited on Borrower’s behalf by Lender’s funding said amount out of the Loan proceeds. Funds in each Reserve Account shall not be commingled with any other monies. Borrower shall pay the costs of establishing and maintaining any Reserve Account and shall pay the costs to maintain and shall maintain all Reserve Accounts throughout the term of the Loan. Interest earned on amounts deposited in any of the Reserve Accounts shall be deposited in the applicable Reserve Account.

9.2.2 Required Repairs Reserve Account. Borrower shall have the right to obtain disbursements from time to time from the Required Repairs Reserve Account, on the following terms and conditions:

(a) Disbursements shall be made only to pay or to reimburse Borrower in respect of actual costs of the performing the Required Repairs, which costs are set forth on Schedule 1.3.

(b) Each request for disbursement from the Required Repairs Reserve Account shall be substantially in a form attached hereto as Exhibit C, shall specify the work for which the disbursement is requested and shall include an Officer’s Certificate certifying that such funds will be applied to pay or reimburse for materials or work permitted hereunder and done in accordance herewith, and copies of invoices for all items or materials purchased and all contracted labor or services shall be provided.

(c) Lender shall have received from Borrower evidence reasonably satisfactory to Lender that Borrower has incurred such expenses and that the materials for which the request is made are on site at the Property and are properly secured or have been installed in the Property, funds remaining in the Required Repairs Reserve Account are, in Lender’s reasonable judgment, sufficient to pay the balance of the items contemplated to be funded therefrom when required to be so paid, and Lender shall receive any Lien waivers or other releases which would customarily be obtained with respect to the work in question.

(d) Lender shall disburse from the Required Repairs Reserve Account, or authorize such disbursement, within five (5) Business Days after the receipt of Borrower’s request for such disbursement and the satisfaction of the other conditions set forth above in this Section, but in no event more often than once in any 30-day period, the amount requested by Borrower for such expenses.

(e) Upon the completion of the Required Repairs to the reasonable satisfaction of Lender, Lender shall disburse to Borrower from the Required Repairs Reserve Account any amounts remaining therein.

(f) All work performed in connection with the completion of the Required Repairs shall be performed in accordance with the terms and conditions set forth in clauses 7.1.1, 7.1.3, 7.1.5 and 7.1.6 and the Required Repairs shall be completed on or before November 9, 2007. Subject to Section 7.1.6, from time to time as the completion of any particular Required Repair progresses, Lender shall, subject to and upon the satisfaction of the terms and conditions otherwise set forth in this Section 9.2.2, disburse to Borrower from the Required Repairs Reserve Account, amounts incurred by Borrower in connection with the completion of the Required Repair in question.

9.2.3 Intentionally Omitted.

9.2.4 Intentionally Omitted.

9.2.5 Intentionally Omitted.

9.2.6 Intentionally Omitted.

9.2.7 Debt Service Reserve Account. By no later than each Payment Date, the Borrower shall deposit or monies shall be transferred in accordance with Section 9.4 hereof from the Deposit Account into the Debt Service Reserve Account in an amount equal to the sum of the Monthly Debt Service Payment Amount, as well as any other amounts due under the Loan Documents.

9.2.8 FF&E Reserve Account. On each Payment Date from and after the Payment Date occurring in June, 2007, the Borrower shall deposit or monies shall be transferred in accordance with Section 9.4 hereof from the Deposit Account into the FF&E Reserve Account in an amount equal to the Monthly FF&E Reserve Amount. Upon the request of Borrower, Lender will, within five (5) Business Days after the receipt of such request and the satisfaction of the other conditions set forth in this Section, cause disbursements to Borrower from the FF&E Reserve Account to pay or to reimburse Borrower for actual costs incurred in connection with capital expenditures relating to FF&E at the Property (to the extent such expenditures are permitted hereunder and under the Property Management Agreement, if applicable), provided that (A) Lender has received invoices evidencing that the costs for which such disbursements are requested are due and payable and are in respect of capital expenditures relating to FF&E at the Property, (B) Borrower has applied any amounts previously received by them in accordance with this Section 9.2.8 for the expenses to which specific draws made hereunder relate and received any Lien waivers or other releases which would customarily be obtained with respect to the work in question, (C) if applicable, the Property Manager has theretofore disbursed for capital expenditures relating to FF&E at the Property all amounts it originally reserved for FF&E replacements under the applicable Property Management Agreement (or otherwise withheld from disbursement to the Borrower) for such purpose pursuant to the Property Management Agreement; and (D) Lender has received an Officer’s Certificate confirming that the conditions in the foregoing clauses (A) through (C) have been satisfied and that the copies of invoices and evidence of Lien waivers (to the extent required above) attached to such Officer’s Certificate are true, complete and correct.

9.2.9 Intentionally Omitted.

9.2.10 Release of Reserve Accounts upon Repayment. Notwithstanding anything to the contrary contained herein: Lender shall pay to Borrower, on the date that the Debt shall be paid in full by Borrower, all amounts remaining in the Reserve Accounts and the Deposit Account (or at the option, and written direction, of the Borrower, Lender shall apply such amounts to the full payment of the Debt on such date).

9.2.11 Obligations Unaffected. The insufficiency of any balance in any Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

9.2.12 Funding of Certain Reserve Accounts. (a) Notwithstanding any other provisions in this Section 9.2 to the contrary, Borrower may satisfy the obligation to fund each or any of the Reserve Accounts (or subaccounts thereof) other than the Debt Service Reserve Account by delivering to Lender, on or before the Closing Date, a Qualified Letter of Credit pledged to Lender permitting the drawing thereunder by Lender upon presentation to the issuing bank of a notice from Lender that it is entitled to draw on such Qualified Letter of Credit pursuant to this Agreement and otherwise in form and substance acceptable to Lender in the total amount of the sum required to be maintained in such Reserve Account (or any subaccount thereof), provided that, if the sum required to be maintained in such Reserve Account (or any subaccount thereof) should change, the Borrower shall immediately change the total amount of such Qualified Letter of Credit to reflect the same. In addition, at any time subsequent to the Closing Date, Borrower may also satisfy the obligation to fund each or any of the Reserve Accounts (or subaccounts thereof) other than the Debt Service Reserve Account by delivering to Lender a Qualified Letter of Credit pledged to Lender permitting the drawing thereunder by Lender upon presentation to the issuing bank of a notice from Lender that it is entitled to draw on such Qualified Letter of Credit pursuant to this Agreement and otherwise in form and substance acceptable to Lender in the total amount of the sum required to be maintained in each Reserve Account (or any subaccount thereof), provided that, if the sum required to be maintained in such Reserve Account (or any subaccount thereof) should change, the Borrower shall immediately change the total amount of such Qualified Letter of Credit to reflect the same. Upon the issuance of a Qualified Letter of Credit as described in the previous sentence, all funds on deposit in the applicable Reserve Account (or subaccount thereof) shall be released to Borrower.

(b) Notwithstanding anything to the contrary contained herein, to the extent funds deposited in any Reserve Account have not been utilized during any Fiscal Year, such funds shall not be released to the Borrower and shall continue to remain in such Reserve Account, provided that, other than with respect to the FF&E Reserve Account, such remaining funds shall be credited against future amounts required to be deposited into such Reserve Account pursuant to the terms hereof.

Section 9.3 Tax and Insurance Escrow Account.

9.3.1 Establishment. On the Closing Date, Borrower shall establish and maintain with Lender, or if Lender is not a depository institution or if Lender shall otherwise elect, with one or more depository institutions selected by Lender, a separate account (the “Tax and Insurance Escrow Account”). As used in this Section 9.3, the term “Taxes” shall not include any taxes or fees imposed by the Gaming Authorities of any kind, including but not limited to, gross income taxes or taxes or fees on Gaming Equipment and license fees on Casino Revenues, provided that the same, if not paid, cannot give rise to a lien on the Property or any part thereof superior to the Lien of the Mortgage. By no later than each Payment Date, Borrower shall deposit or monies shall be transferred in accordance with Section 9.4 hereof from the Deposit Account into the Tax and Insurance Escrow Account in the following amounts:

(a) one twelfth (1/12) of the Taxes and Other Charges that are payable by the Borrower that Lender reasonably estimates will be payable during the twelve (12) months next ensuing after such Payment Date in order to accumulate with Lender sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to their respective due dates, and

(b) one twelfth (1/12) of the Insurance Premiums that are payable by Borrower during the twelve (12) months next ensuing after such Payment Date in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the date such Insurance Premiums are due.

The Tax and Insurance Escrow Account shall be in the name of and under the sole dominion and control of Lender, subject only to Lender’s obligations hereunder to advance funds therefrom in accordance with this Agreement, and Borrower shall not have the authority or power to make withdrawals from the Tax and Insurance Escrow Account. Funds in the Tax and Insurance Escrow Account shall not be commingled with any other monies. Borrower shall pay the costs of establishing and maintaining the Tax and Insurance Escrow Account. On the Closing Date, Borrower shall deposit to the Tax and Insurance Escrow Account an amount (the “Initial Tax and Insurance Escrow Amount”) equal to (i) the product of the next installment of Taxes and Other Charges that are payable by Borrower (rather than the Property Manager) times a fraction, the numerator of which is the number of months in the installment period for such Taxes and Other Charges elapsed as of the Closing Date (rounded up to the nearest integer) and the denominator of which is the number of months in such installment period, and (ii) the product of the next installment of Insurance Premiums that are payable by Borrower (rather than the Property Manager) times a fraction, the numerator of which is the number of months in the installment period for such premiums elapsed as of the Closing Date (rounded up to the nearest integer) and the denominator of which is the number of months in such installment period; provided that if Borrower has a Blanket Policy that covers properties in addition to the Property, Lender shall have the right to increase the amount required to be deposited into the Tax and Insurance Escrow Account in an amount sufficient to purchase a non Blanket Policy in accordance with the terms of Section 8.1.4(a) hereof.

9.3.2 Application Generally. To the extent required to be paid by Borrower with respect to the Property, Lender will apply amounts in the Tax and Insurance Escrow Account either: (x) to pay Taxes and Other Charges and Insurance Premiums required to be paid by Borrower hereunder (and so long as the Tax and Insurance Escrow Account shall have a balance at least equal to the then-payable Taxes, Other Charges and Insurance Premiums, Borrower shall not be in default hereunder if Lender shall have not so applied such balance to the payment of such Taxes, Other Charges and Insurance Premiums, unless Lender shall have not so applied such balance at the request of Borrower or shall be legally constrained from doing so by reason of any insolvency related Borrower or any other event) or (y) to reimburse Borrower for such amounts upon presentation of evidence of payment and an Officer’s Certificate in form and substance satisfactory to Lender, subject, however, to Borrower’s right to contest Taxes and Other Charges in accordance with the terms hereof. In making any payment from or to the Tax and Insurance Escrow Account, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes and Other Charges) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof unless given written notice by Borrower of such inaccuracy, invalidity or other contest, in each case in accordance with Section 5.1.2(b) hereof. If the amount in the Tax and Insurance Escrow Account shall exceed the amounts due for Taxes and Other Charges and Insurance Premiums, Lender shall, at its option, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Account. Provided no Event of Default has occurred and is continuing, Borrower shall have the right to have Lender apply amounts deposited in the Tax and Insurance Escrow Account on account of Taxes and Other Charges toward the payment of such Taxes and Other Charges prior to their delinquent dates for the purpose of achieving a discount on such Taxes and Other Charges. If at any time Lender determines that the amount in the Tax and Insurance Escrow Account is not or will not be sufficient to pay the items set forth in Sections 9.3.1(a) and 9.3.1(b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Taxes and Other Changes and/or expiration of the Policies, as the case may be.

Section 9.4 Disbursements from the Deposit Account; Borrower’s Obligation to Fund Deposit Account.

9.4.1 Disbursements. On each Business Day (or as otherwise provided for in the Deposit Account Agreement), provided no Event of Default has occurred and is continuing, and subject to Section 9.4.2 hereof, Lender shall transfer from the Deposit Account (or authorize such transfer) in accordance with the terms of the Deposit Account Agreement, to the extent sufficient funds are available therein, the following payments in accordance with the following priorities:

(a) First, to the Tax and Insurance Escrow Account, payment of all amounts in the Deposit Account until the amounts required to be deposited in the Tax and Insurance Escrow Account by the next Payment Date pursuant to Section 9.3 hereof have been so deposited;

(b) Second, to the Debt Service Reserve Account, the amount of all scheduled and delinquent interest on the Loan and any other amounts payable to Lender under this Agreement;

(c) Third, to the FF&E Reserve Account, payment of all amounts in the Deposit Account until the amounts required to be deposited in the FF&E Reserve Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 9.2.8 hereof have been so deposited;

(d) Fourth, provided, no Default or Event of Default is then continuing, to such accounts of Borrower as Borrower may direct, all amounts remaining in the Deposit Account.

9.4.2 Obligation to Fund; Deemed Payment. In the event that on any Payment Date the amount in the Deposit Account shall be insufficient to make all of the transfers described in Sections 9.4.1(a) through and including (c) as applicable, Borrower shall deposit into the Deposit Account on such Payment Date the amount of such deficiency (without the need for any notice or demand from Lender (but subject to the terms of the Deposit Account Agreement)). If on any Payment Date the amount in the Deposit Account shall be sufficient to make all of the transfers described in Sections 9.4.1(a) through and including (c) as applicable, Borrower shall be deemed to have paid the Monthly Debt Service Payment Amount unless Lender is legally constrained from transferring such amount as aforesaid by reason of any insolvency related to Borrower or any other event.

Section 9.5 No Release if Event of Default Exists. Notwithstanding the terms hereof, in no event shall Lender have any obligation to disburse funds from the Deposit Account, Tax and Insurance Escrow Account or any other Reserve Account for so long as an Event of Default shall have occurred and be continuing.

Section 9.6 Grant of Security Interest; Rights upon Default.

9.6.1 Borrower hereby pledges, assigns and grants a security interest to Lender, as security for payment of all sums due in respect of the Loan and the performance of all other terms, conditions and covenants of this Agreement and any other Loan Document on Borrower’s part to be paid and performed, in all of Borrower’s right, title and interest in and to the Collateral Accounts, together with the deposits therein, including all interest earned thereon and Permitted Investments held therein. Each Collateral Account shall be an Eligible Account under the sole dominion and control of Lender and shall be in the name of Borrower, as pledgor, and Lender, as pledgee. Borrower shall have no right to make withdrawals from any of the Collateral Accounts. Funds in the Collateral Accounts shall not be commingled with any other monies at any time. Borrower shall execute any additional documents that Lender in its reasonable discretion may require and shall provide all other evidence reasonably requested by Lender to evidence or perfect its first-priority security interest in the Account Collateral. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Collateral Account, or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements or any other notice or instrument as may be required under the UCC, as appropriate, except those naming Lender as the secured party, to be filed with respect thereto.

9.6.2 Upon the occurrence and continuation of an Event of Default, Lender may apply amounts in the Collateral Accounts (including the Tax and Insurance Escrow Account) (or any portion thereof) for any of the following purposes relating to the Loan or Borrower’s obligations hereunder or under any other Loan Document, and in any order, as Lender shall elect in its sole discretion: (i) Taxes and Other Charges; (ii) Insurance Premiums; (iii) interest on the unpaid principal balance of the Note; (iv) amortization of the unpaid principal balance of the Note; (v) completion of all work required to be performed hereunder; (vi) reimbursement of Lender for all losses and expenses (including reasonable legal fees and disbursements) suffered or incurred by Lender as a result of such Event of Default; (vii) the cost of any necessary or reasonable repair or replacement to the Property; (viii) payment of any amount expended in exercising rights and remedies available to Lender at law or in equity or under this Agreement or under any of the other Loan Documents; or (ix) any other portion of the Debt.

Section 9.7 Lender Not Responsible. Nothing in this Article IX or elsewhere in the Loan Documents shall make Lender responsible for making or completing any work in respect of the Property, or obligate Lender to demand from Borrower additional sums to make or complete any work.

Section 9.8 Inspections; Undertaking of Work.

9.8.1 Borrower shall permit Lender and Lender’s agents and representatives (including any servicer or special servicer in connection with a Securitization or Lender’s engineer, architect or inspector) to enter onto the Property during normal business hours after reasonable notice (subject to the rights of Tenants under the Leases) to inspect the progress of any work being performed by or on behalf of Borrower, including any Alterations, and all materials being used in connection therewith, to examine all plans and shop drawings relating thereto and, upon the occurrence and during the continuance of an Event of Default, to undertake and complete any work required to be undertaken in accordance with the terms hereof. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 9.8 or the undertaking or completion of work pursuant to this Section 9.8.

9.8.2 Lender may inspect the Property in connection with any work undertaken by or on behalf of Borrower at the Property (subject to the limitations set forth in Section 9.8.1 above) prior to disbursing funds, from any Reserve Account or otherwise, for such work. Lender, at Borrower’s expense, may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts therefor. Borrower shall pay a reasonable inspection fee for each inspection conducted by a third party.

9.8.3 Borrower shall collaterally assign to Lender, as additional security for the Loan, to the extent permitted, all rights and claims Borrower may have against all Persons supplying labor or materials in connection with any Alterations; provided, however, Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

Section 9.9 Bankruptcy. Borrower and Lender hereby acknowledge and agree that upon the filing of a bankruptcy petition by or against Borrower under the Bankruptcy Code, the Rent Account, the Reserve Accounts and the Operating Income (whether then already in the Rent Account or the Reserve Accounts, or then due or becoming due thereafter) shall be deemed not to be property of the Borrower’s bankruptcy estate within the meaning of Section 541 of the Bankruptcy Code. In the event, however, that a court of competent jurisdiction determines that, notwithstanding the foregoing characterization of the Rent Account, the Reserve Accounts and the Operating Income by Borrower and Lender, the Rent Account, the Reserve Accounts and/or the Operating Income do constitute property of the Borrower’s bankruptcy estate, then Borrower and Lender hereby further acknowledge and agree that all such Operating Income, whether due and payable before or after the filing of the petition, are and shall be cash collateral of Lender. Borrower acknowledges that Lender does not consent to Borrower’s use of such cash collateral and that, in the event Lender elects (in its sole discretion) to give such consent, such consent shall only be effective if given in writing signed by Lender. Except as provided in the immediately preceding sentence, Borrower shall not have the right to use or apply or require the use or application of such cash collateral (i) unless the Borrower shall have received a court order authorizing the use of the same, and (ii) the Borrower shall have provided such adequate protection to Lender as shall be required by the bankruptcy court in accordance with the Bankruptcy Code.

ARTICLE X

DEFAULTS

Section 10.1 Events of Default. 10.1.1 Each of the following events shall constitute an event of default hereunder (each, an “Event of Default”):

(a) Payment. If any portion of the Debt is not paid when due (subject to the final sentence of Section 9.4.2 hereof).

(b) Taxes and Other Charges. If any of the Taxes or Other Charges are not paid prior to the date when the same become delinquent, subject to Borrower’s right to contest Taxes in accordance with Section 5.1.2(b) hereof and subject to Section 9.3.2(x) hereof.

(c) Insurance Policies. If the Policies are not kept in full force and effect, or if the Policies or insurance certificates or other evidence of insurance acceptable to Lender are not delivered to Lender upon request, and in either case, such Default is not cured within ten (10) days after written notice thereof from Lender.

(d) Transfers. If a Transfer or Change of Control occurs in violation of Section 6.1.9 hereof.

(e) Representations. Subject to Section 4.3 hereof, if any representation or warranty made by Borrower herein or in any other Loan Document shall be false in any material respect as of the date the representation or warranty was made.

(f) Inability to Pay Debts. If Borrower shall make an assignment for the benefit of creditors, or if Borrower shall generally not be paying its debts as they become due or has admitted in writing its inability to pay its debts.

(g) Bankruptcy. If a receiver, liquidator or trustee shall be appointed for Borrower, the Guarantor or any member of Borrower, or if Borrower, the Guarantor or any member of Borrower shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, the Guarantor or any member of Borrower (with respect to itself), or if any proceeding for the dissolution or liquidation of Borrower, the Guarantor or any member of Borrower shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, the Guarantor or any member of Borrower, as the case may be, then upon the same not being discharged, stayed or dismissed within sixty (60) days. As used in this clause (g), “member of Borrower” shall not include (i) any individuals that are non-controlling members of Borrower or (ii) any non-controlling member of Borrower that is wholly owned by one or more individuals, provided, that, promptly after the filing of a bankruptcy or insolvency proceeding with respect to a Person described in the immediately preceding clauses (i) and (ii), Lender receives an opinion from counsel, in form reasonably satisfactory to Lender and from a Nevada firm reasonably satisfactory to Lender, that (x) the bankruptcy, insolvency, reorganization, dissolution or liquidation of such individuals or member will not result in the bankruptcy, insolvency, reorganization, dissolution or liquidation of

Borrower and (y) such member will not be treated as a general partner for the purpose of involuntary bankruptcy of the Borrower, which opinion may be a “reasoned opinion” if necessary due to the status of applicable law. As used in this subparagraph (g), “non-controlling” as it applies to a member of Borrower shall mean such member, in its role as such member, does not direct the operations and policies of Borrower.

(h) Prohibited Assignment. If Borrower attempts to assign its respective rights under this Agreement or under any other Loan Document or any interest herein or therein in contravention of this Agreement or any of the Loan Documents.

(i) Breach of Covenant. If Borrower breaches any of its negative covenants contained in Section 6.1 hereof (other than subsection 6.1.9 which is addressed in clause (d) above) or if Borrower breaches any covenant contained in Section 4.1.28 hereof and, if the same is susceptible of cure, the same is not cured within fifteen (15) days after written notice thereof from Lender; provided that no cure of a breach of any covenant contained in Section 4.1.28 hereof shall be effective unless Borrower causes to be delivered to Lender an opinion as to non-consolidation in form and substance and from counsel reasonably satisfactory to Lender, which opinion takes into account such breach.

(j) Default under Other Loan Documents. If an Event of Default as defined or described in any of the other Loan Documents occurs, or an “Event of Default” as defined in the Cooperation Agreement occurs, or if any other event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt in accordance with the terms of any such Loan Document or the Cooperation Agreement.

(k) Failure to Deposit Reserve Payments. Subject to the final sentence of Section 9.4.2 hereof, if Borrower shall be in default of its obligations to make deposits into the Tax and Insurance Escrow Account, or any of the other Reserve Accounts or in any other reserve or escrow account required hereunder.

(l) Credit Line Defaults. If Borrower shall continue to be in default beyond any applicable cure periods under any of the terms, covenants or conditions of the Credit Line documents.

(m) Covenant Defaults. If Borrower shall continue to be in default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (a) to (l) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such nonmonetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period and Borrower shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for an additional period of time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, but the aggregate cure period under this subsection (m) shall not exceed one hundred and twenty (120) days.

(n) Property Management Agreement; Material Agreements. (a) If Borrower shall be in default in any material respect under the Property Management Agreement, if any, the License Agreement or any Material Agreement to which it is party, subject to any applicable cure periods set forth therein or (b) if the Property Management Agreement, if any, or the License Agreement shall be terminated, unless, subject to Section 6.1.1, contemporaneously with such termination the Borrower enters into an Acceptable Property Management Agreement with an Acceptable Property Manager or a license agreement acceptable to Lender in its reasonable discretion.

(o) Interest Rate Cap. If (i) (A) any Interest Rate Cap Agreement is terminated for any reason by the Counterparty or (B) the Counterparty under any Interest Rate Cap Agreement defaults in the performance of its monetary obligations under the Interest Rate Cap Agreement, and Borrower does not, within ten (10) days (1) replace the Interest Rate Cap Agreement with an interest rate cap agreement in a notional amount equal to Principal Indebtedness as of the date of such termination and with a creditworthy Counterparty satisfactory to Lender and otherwise on terms and conditions satisfactory to Lender, and (2) deliver to Lender, in form and substance reasonably satisfactory to Lender (x) an assignment of the replacement Interest Rate Cap Agreement, (y) a recognition letter from the Counterparty to the replacement Interest Rate Cap Agreement acknowledging the assignment of the replacement Interest Rate Cap Agreement, and (z) following a securitization, a Rating Confirmation ((1) and (2) above are collectively herein referred to as the “Replacement Cap Requirements”) or (ii) any Interest Rate Cap Agreement is terminated for any reason by Borrower and Borrower has not, at the time of such termination, fully satisfied the Replacement Cap Requirements.

(p) if (i) any Qualified Letter of Credit delivered hereunder is terminated for any reason by the issuing bank, Borrower or Guarantor, as applicable or (ii) the issuing bank defaults in the performance of its monetary obligations under any Qualified Letter of Credit, and Borrower does not, within five (5) days replace same with a Qualified Letter of Credit that meets the requirements set forth in this Agreement.

(q) if the gaming license for the Property is materially impaired, lost or suspended for any period of time or terminated, without the simultaneous issuance of a replacement license that permits all gaming activities at the Property to continue uninterrupted, or if any other License material to the use and operation of the Property (whether required to be obtained by Borrower or any of it direct or indirect owners) is materially impaired, lost or suspended for any period of time or terminated, without the simultaneous issuance of a replacement license acceptable to Lender.

10.1.2 Upon the occurrence and during the continuation of an Event of Default and at any time thereafter, Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement or any other Loan Document, or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to all or any part of the Property, including, without limitation, declaring the Debt to be immediately due and payable (provided, however, with respect to an Event of Default described in clause (f), (g) or (h) of Section 10.1.1 above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding), and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and all or any portion of the Property, including all rights or remedies available at law or in equity.

10.1.3 Upon the occurrence and during the continuation of any Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder, take any action to cure such Event of Default. Lender may enter upon the Property upon reasonable notice to Borrower for such purposes or appear in, defend, or bring any action or proceeding to protect their interests and the interests of Lender in the Property or to foreclose the Mortgage or collect the Debt. The costs and expenses incurred by Lender in exercising rights under this paragraph (including reasonable attorneys’ fees to the extent permitted by law), with interest at the Default Rate for the period after notice from the Lender that such costs or expenses were incurred to the date of payment to Lender, shall constitute a portion of the Debt, shall be secured by the Mortgage and the other Loan Documents and shall be due and payable to Lender upon demand therefor.

10.1.4 All notice and cure periods provided herein or in the other Loan Documents shall run concurrently with any notice or cure periods provided by law. Without limiting the foregoing, any other provision hereof to the contrary notwithstanding, Lender shall be entitled to cause a notice of breach and election to sell to be recorded and mailed if any event occurs which, with the giving of notice and/or passage of time, would constitute an Event of Default or would entitle Lender to accelerate the Debt and the recording and mailing to Borrower of such notice of breach and election to sell shall constitute notice of a failure to perform pursuant hereto and thereto.

Section 10.2 Remedies. Upon the occurrence and during the continuation of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law (including, without limitation, an action for collection) or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

Section 10.3 Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon the occurrence and during the continuation of an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default with respect to Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE XI

PROPERTY MANAGEMENT

Section 11.1 Property Management. Borrower represents, warrants and covenants that the Property shall at all times be managed by an Acceptable Property Manager and, with respect to a third party Property Manager, pursuant to an Acceptable Property Management Agreement.

Section 11.2 Modifications. Notwithstanding any provision to the contrary contained herein or in the other Loan Documents, except as provided in this Section 11.2, Borrower may not amend, modify, supplement, alter or waive any right under the Property Management Agreement in the event Borrower enters into an Acceptable Property Management Agreement, or agree to any members of the management team for the Property Manager without Lender’s consent and, if same shall occur following a Securitization, the receipt of a Rating Confirmation. Borrower shall be permitted to make any nonmaterial modification, change, supplement, alteration or amendment to the Property Management Agreement, if any, and to waive any nonmaterial rights thereunder, provided that no such modification, change, supplement, alteration, amendment or waiver shall affect the cash management procedures set forth in the Property Management Agreement or the Loan Documents, decrease the cash flow of the Property, adversely affect the marketability of the Property, change the definitions of “default” or “event of default,” change the definitions of “operating expense” or words of similar meaning to add additional items to such definitions, change the definitions of “owner’s distribution” or “owner’s equity” or “debt service amount” or words of similar meaning so as to reduce the payments due the Borrower thereunder, change the timing of remittances to the Borrower thereunder, increase or decrease reserve requirements, change the term of the Property Management Agreement or increase any management fees payable under the Property Management Agreement.

Section 11.3 Replacements; Termination. Borrower may enter into a Property Management Agreement with an Acceptable Property Manager or a replacement Property Management Agreement with an Acceptable Property Manager, provided, that in either event (i) Borrower shall have obtained Lender’s prior approval which shall not be unreasonably withheld or delayed or, following a Securitization, Lender shall have received a Rating Confirmation with respect to the Property Manager and the Property Management Agreement and (ii) the Acceptable Property Manager and Borrower shall execute and deliver to Lender an assignment and subordination of hotel management agreement in form substantially similar to Lender’s then current form. If (i) an Event of Default shall be continuing, or (ii) the Property Manager is in default under the Property Management Agreement, or (iii) there is a bankruptcy or insolvency of the Property Manager, Borrower shall, at the request of Lender, terminate the Property Management Agreement, if applicable, and replace the Property Manager with an Acceptable Property Manager pursuant to an Acceptable Property Management Agreement and the Acceptable Property Manager and Borrower shall execute and deliver to Lender an assignment and subordination of hotel management agreement in form substantially similar to Lender’s then current form. If the Property is managed by Borrower (as opposed to a third party Property Manager) and any of the events set forth in clauses (i), (ii) or (iii) of the preceding sentence shall occur, Borrower shall, at the request of Lender, engage an Acceptable Property Manager (other than Borrower) pursuant to an Acceptable Property Management Agreement and such Acceptable Property Manager and Borrower shall execute and deliver to Lender an assignment and subordination of hotel management agreement in form substantially similar to Lender’s then current form. In connection with and as a condition to any replacement of the Property Manager, following a Securitization, Borrower shall deliver to Lender a Rating Confirmation with respect to the Property Manager and the Property Management Agreement.

Section 11.4 License Agreement. Notwithstanding any provision to the contrary contained herein or in the other Loan Documents, except as set forth in the following sentence, Borrower may not amend, modify, supplement, alter or waive any right under the License Agreement without Lender’s consent, which shall not be unreasonably withheld, and, following a Securitization, the receipt of a Rating Confirmation. Borrower shall be permitted to make any nonmaterial modification, change, supplement, alteration or amendment to the License Agreement and to waive any nonmaterial rights thereunder, provided that no such modification, change, supplement, alteration, amendment or waiver shall affect the cash management procedures set forth in the Loan Documents, decrease the cash flow of the Property, adversely affect the marketability of the Property covered thereunder, change the definitions of “default” or “event of default,” change the definitions of “operating expense” or words of similar meaning to add additional items to such definitions, change the definitions of “owner’s distribution” or “owner’s equity” or “debt service amount” or words of similar meaning so as to reduce the payments due the Borrower thereunder, change the timing of remittances to the Borrower thereunder, increase or decrease reserve requirements, change the term of the License Agreement or increase any license fees payable under the License Agreement. Borrower may not terminate the License Agreement unless Borrower enters into a replacement license agreement acceptable to Lender in its reasonable discretion, with a replacement licensor that is reasonably acceptable to Lender, and such replacement licensor and Borrower execute and deliver to Lender an assignment and subordination of license agreement in form substantially similar to Lender’s then current form. Borrower shall have a period of ninety (90) days following the termination of the License Agreement to enter into such replacement license with such replacement licensor and to deliver such assignment and subordination of license agreement to deliver. In connection with and as a condition to any such replacement of the licensor, following a Securitization, Lender shall have received a Rating Confirmation with respect to the replacement licensor and the new license agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt of Borrower is outstanding and unpaid. Whenever in this Agreement any Person is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such Person (provided that the foregoing shall not be deemed to permit any transfer of any ownership interest that is otherwise prohibited hereunder). All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of the respective legal representatives, successors and assigns of Lender.

Section 12.2 Permitted Investments; Eligible Accounts; Eligible Institutions. Lender shall invest any amounts to be held by Lender in accordance with the terms of this Agreement or any other Loan Document (other than amounts held in the Deposit Account, which may be an interest bearing account), pending the application of such amounts to the purposes herein or therein provided, in one of the Permitted Investments as directed by Borrower from time to time (provided no Event of Default has occurred and is continuing), or Lender from time to time (if any Event of Default has occurred and is continuing). Lender shall not be responsible for its inability to invest funds received after 1:30 p.m. New York City time, but shall invest such sums on the following Business Day. After application to the purposes for which any amounts invested pursuant to this Section 12.2 are held and so long as no Event of Default has occurred and is continuing hereunder, any investment income earned from such investments shall be paid to Borrower. All accounts maintained hereunder, including the Deposit Account, the Tax and Insurance Escrow Account and the other Reserve Accounts, shall, at Lender’s election, be Eligible Accounts. No Eligible Account shall be evidenced by a certificate of deposit, passbook or other instrument. Each Eligible Account (A) shall be a separate and identifiable account from all other funds held by the holding institution, (B) shall be established and maintained in the name of the Lender (and subsequent to any Securitization, shall bear a designation clearly indicating that the funds deposited therein are held for the benefit of the holders of the Certificates), (C) shall be under the sole dominion and control of Lender, and should contain only funds held for its benefit. Following a rating downgrade, withdrawal, qualification or suspension of an Eligible Institution which maintains an Eligible Account each such Eligible Account must promptly (and in any case within not more than thirty (30) calendar days) be moved to a qualifying Eligible Institution. The out-of-pocket costs reasonably incurred in establishing and maintaining any account or reserve held by Lender pursuant to this Agreement or any other Loan Document shall be borne by Borrower.

Section 12.3 Governing Law; Consent to Jurisdiction.

12.3.1 THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES

AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS IN THE REAL PROPERTY CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH SUCH PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE VALIDITY AND THE ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE INDEBTEDNESS OR OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO § 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

12.3.2 ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, PURSUANT TO § 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT CT CORPORATION SYSTEM, WITH OFFICES AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10019, OR AT SUCH OTHER OFFICE IN NEW YORK, NEW YORK, AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE OF BORROWER MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED

AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 12.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 12.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 12.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, addressed as follows (or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:

Goldman Sachs Commercial Mortgage Capital, L.P.

600 East Las Colinas Boulevard, Suite 450

Irving, TX 75039

Attention: General Counsel

with a copy to:

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, New York 10022-3205

Attention: Steven Koch

If to Borrower:

Colony Resorts LVH Acquisitions, LLC

3000 Paradise Road,

Las Vegas, Nevada 89109

Attention: Rodolfo Prieto

with copies to:

Colony Investors VI, LP

c/o Colony Capital, LLC

Attention: CFO

1999 Avenue of the Stars

12th Floor

Los Angeles, CA 90067

and

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Thomas M. Cerabino

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day.

Section 12.7 Trial by Jury. LENDER AND BORROWER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, WHETHER IN CONTRACT OR IN TORT, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH OF LENDER AND BORROWER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER AND BORROWER ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 12.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 12.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 12.10 Preferences. Subject to Article IX hereof, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 12.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 12.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents, including any servicer or special servicer in connection with a Securitization, have acted unreasonably or unreasonably delayed (or refrained from), acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents, including any servicer and special servicer in connection with a Securitization, shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment, except in any instance in which it has been finally determined that Lender’s action, delay or inaction has constituted gross negligence, fraud, willful misconduct or an illegal act. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 12.13 Expenses; Indemnity. 12.13.1 Borrower covenants and agrees to reimburse Lender upon receipt of written notice from Lender for all (i) Lender Expenses other than Lender’s expenses in connection with a syndication or Securitization of the Loan; and (ii) costs and expenses reasonably incurred by Lender in connection with (A) Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements; (B) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower or by Lender; (C) filing and recording fees and expenses, title insurance and reasonable fees and disbursements of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (D) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents or any other security given for the Loan or the Property; and (E) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any costs and expenses due and payable to Lender hereunder which are not paid by Borrower within thirty (30) days after demand may be paid from any amounts in the Deposit Account, with notice thereof to Borrower.

12.13.2 Borrower shall indemnify and hold harmless Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of any breach by Borrower of its obligations under, or any misrepresentation by Borrower contained in, this Agreement or the other Loan Documents; provided, however, Borrower shall not be liable for (A) the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender or (B) the payment of Lender’s attorneys’ fees and disbursements in connection with any action commenced hereunder by Lender if Lender is not the prevailing party in such action, provided, however, in no event shall Lender be required to pay any of Borrower’s costs and expenses in connection with such action or otherwise. Any costs and expenses due and payable to Lender hereunder which are not paid by Borrower within ten (10) days after demand may be paid from any amounts in the Deposit Account, with notice thereof to Borrower.

Section 12.14 Exhibits and Schedules Incorporated. The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 12.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 12.16 No Joint Venture or Partnership. Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee or lender.

Section 12.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, the Loan purchaser, the servicer or the trustee in a Securitization shall be subject to the prior written approval of Lender.

Section 12.18 Waiver of Marshalling of Assets. To the fullest extent Borrower may legally do so, Borrower waives all rights to a marshalling of the assets of Borrower, Borrower’s partners, if any, and others with interests in Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection, of the right of Lender or any deed of trust trustee to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of the Mortgage, any equitable right otherwise available to Borrower which would require the separate sale of portions of the Property.

Section 12.19 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents, including any servicer and special servicer in connection with a Securitization.

Section 12.20 Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.

Section 12.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby indemnifies Lender and holds Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 12.21 shall survive the expiration and termination of this Agreement and the repayment of the Debt.

Section 12.22 No Third Party Beneficiaries. This Agreement and the other Loan Documents are solely for the benefit of Lender and the Borrower, and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 12.23 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

Section 12.24 Exculpation. Anything contained herein, in the Note or in any other Loan Document to the contrary notwithstanding (except as set forth in the balance of this Section or in the Environmental Indemnity), no recourse shall be had for the payment of the principal or interest on the Note or for any other portion of the Debt hereunder or under the other Loan Documents against (i) any Affiliate, parent company, trustee or advisor of Borrower or owner of a direct or indirect Beneficial or equitable interest in Borrower, any member in Borrower, or any partner, shareholder or member therein (other than against Guarantor pursuant to the Recourse Agreement); (ii) any legal representative, heir, estate, successor or assign of any thereof; (iii) any corporation (or any officer, director, employee or shareholder thereof), individual or entity to which any ownership interest in Borrower shall have been transferred; (iv) any purchaser of any asset of Borrower; or (v) any other Person (except Borrower), for any deficiency or other sum owing with respect to the Note or the Debt. It is understood that the Note and the Debt (except as set forth in the balance of this Section 12.24 and in the Environmental Indemnity) may not be enforced against any Person described in clauses (i) through (v) above (other than against Guarantor as set forth in clause (i) above) and Lender agrees not to sue or bring any legal action or proceeding against any such Person in such respect. Notwithstanding the foregoing, the foregoing shall not:

12.24.1 prevent recourse to the Borrower or the assets of Borrower, or enforcement of the Mortgage or other instrument or document by which Borrower is bound pursuant to the Loan Documents,

12.24.2 prevent enforcement of the Recourse Guaranty or Environmental Guaranty,

12.24.3 prevent recourse to the Borrower or the assets of Borrower for any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs incurred) arising out of or in connection with the following:

(a) any breach of representation or covenant by Borrower with respect to environmental matters and any indemnity with respect to environmental matters;

(b) any intentional and material misrepresentation committed by the Borrower, the Guarantor or any of their respective Affiliates;

(c) the misappropriation or misapplication by the Borrower or any of its Affiliates of any funds (including misappropriation or misapplication of Rents, security deposits, Renovation Advances and/or casualty or condemnation proceeds) in violation of the express terms of the Loan Documents (provided this subparagraph (c) is not intended to create recourse for any such misappropriation or misapplication committed by any individual officer or employee of Borrower for his or her own benefit (as opposed to for the benefit of Borrower), to the extent carried out without the consent of Borrower);

(d) any fraud committed by the Borrower, the Guarantor or any of their respective Affiliates (provided this subparagraph (d) is not intended to create recourse for any such fraud committed by any individual officer or employee of Borrower for his or her own benefit (as opposed to for the benefit of Borrower), to the extent carried out without the consent of Borrower);

(e) the failure of the Borrower or, if applicable, its SPE Member at any time, to be a Single-Purpose Entity in violation of Single Purpose Entity covenants;

(f) any intentional physical waste with respect to the Property committed by the Borrower, the Guarantor or any of their respective Affiliates, or

12.24.4 prevent recourse to the Borrower or the assets of Borrower for the entire amount of the Debt in the event of the following:

(a) any Transfers or Change of Control in violation of the terms and provisions of this Agreement;

(b) if (X) a receiver, liquidator or trustee shall be appointed for Borrower or if Borrower shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, or if any proceeding for the dissolution or liquidation of Borrower shall be instituted and (Y) with respect to any such condition or event described in clause (X) of this subsection (b), either Borrower, any member of Borrower, Guarantor or any Person owning an interest (directly or indirectly) in Borrower colludes or, to the extent it has standing or legal right to do so, consents to or joins to cause such condition or event, or fails to contest such condition or event. Notwithstanding the foregoing:

(i) in the event of a voluntary bankruptcy filing of Borrower, Lender may pursue any remedies that they would have had if the provisions of this Section 12.24 were not in effect,

(ii) the phrase “any Person owning an interest (directly or indirectly) in Borrower” as contained in this Section 12.24.4(b) is not intended to include third party investors in (x) Guarantor or Whitehall or (y) any other direct or indirect member of Borrower that is a fund entity similar to Guarantor or Whitehall, or a labor regulated or pension fund, provided such third party investors do not otherwise have any direct or indirect interest in Borrower or the Property other than through the investment in Guarantor, Whitehall or the fund entity described in clause (y), and

(iii) with respect to any involuntary bankruptcy proceeding or involuntary insolvency proceeding of Borrower, recourse will not arise under this Section 12.24.4(b) unless Borrower, any member of Borrower, Guarantor or any Person owning an interest (directly or indirectly) in Borrower colludes or, to the extent it has standing or legal right to do so, consents to or joins to cause any such involuntary proceeding.

Section 12.25 Loan Assignability. The Loan, and Lender’s rights, remedies and privileges hereunder and the other Loan Documents, shall be assignable by Lender at any time and from time to time, in whole or in part, in Lender’s discretion. Except as expressly permitted under the terms of this Agreement, Borrower may not sell, assign or transfer any interest in the Loan Documents or any portion thereof (including, without limitation, Borrower’s rights, title, interests, remedies, powers and duties hereunder and thereunder).

Section 12.26 Exculpation of Lender. Lender neither undertakes nor assumes any responsibility or duty to Borrower or any other party to select, review, inspect, examine, supervise, pass judgment upon or inform Borrower or any other party of (a) the existence, quality, adequacy or suitability of appraisals of the Property or any other collateral, (b) any environmental report, or (c) any other matters or items, including, but not limited to, engineering, soils and seismic reports which are contemplated in the Loan Documents. Any such selection, review, inspection, examination and the like, and any other due diligence conducted by Lender, is solely for the purpose of protecting Lender’s rights under the Loan Documents, and shall not render Lender liable to Borrower or any other party for the existence, sufficiency, accuracy, completeness or legality thereof.

ARTICLE XIII

SERVICE PROVIDERS

Section 13.1 Retention of Servicer. Lender reserves the right to retain a servicer (as well as a special servicer) to act as its agent with respect to the Loan and the Loan Documents with such powers as are specifically delegated to the servicer (or such special servicer) by Lender, whether pursuant to this Agreement, a servicing agreement, the Deposit Account Agreement or otherwise, together with such other powers as are reasonably incidental thereto. Borrower shall have the right to rely on any notices given by any servicer with the same force and affect as if such notices had been given by Lender.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER: GOLDMAN SACHS COMMERCIAL MORTGAGE CAPITAL, L.P., a Delaware limited partnership

By:	/s/ Roger Boone
Name:	Roger Boone
Title:	Authorized Officer

BORROWER: COLONY RESORTS LVH ACQUISITIONS, LLC, a Nevada limited liability company

By:	/s/ Rodolfo E. Prieto
Name:	Rodolfo E. Prieto
Title:	CEO and General Manager